    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996



                                                     REGISTRATION NO. 333-13727.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                PRINTPACK, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                         2673                        58-0673779
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. employer
incorporation or organization)   Classification Code Number)      identification number)

                            4335 WENDELL DRIVE, S.W.
                             ATLANTA, GEORGIA 30336
                                 (404) 691-5830
(Address, including zip code, and telephone number, including area code, of the
                     Company's principal executive offices)
                             ---------------------

                               R. MICHAEL HEMBREE

                   VICE PRESIDENT, FINANCE AND ADMINISTRATION

                                PRINTPACK, INC.

                            4335 WENDELL DRIVE, S.W.
                             ATLANTA, GEORGIA 30336
                                 (404) 691-5830
(Name, address, including zip code and telephone number, including area code, of agent for service)
                                    Copy to:
                         RALPH F. MACDONALD, III, ESQ.
                                 ALSTON & BIRD
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon commencement of the Exchange Offer referred to herein.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                             ---------------------

     If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1993, please check the following box. [ ]
                             ---------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(a) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION OR THE "SEC"). THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1996

PROSPECTUS
                             (LOGO) PRINTPACK INC.
                             OFFER TO EXCHANGE ITS
                     9 7/8% SENIOR NOTES DUE 2004, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
                     9 7/8% SENIOR NOTES DUE 2004, SERIES A
                                      AND
              10 5/8% SENIOR SUBORDINATED NOTES DUE 2006, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
              10 5/8% SENIOR SUBORDINATED NOTES DUE 2006, SERIES A

                             ---------------------

  EACH EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON             ,
  1996, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION
                                    DATE").

    Printpack, Inc., a Georgia corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letters of Transmittal (the "Letters of Transmittal"), to exchange up to $100,000,000 aggregate principal amount of its 9 7/8% Series B Senior Notes due 2004 (the "Exchange Senior Notes") and $200,000,000 aggregate principal amount of its 10 5/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Senior Subordinated Notes" and, collectively with the Exchange Senior Notes, the "Exchange Notes") for equal principal amounts of its outstanding 9 7/8% Series A Senior Notes due 2004 (the "Senior Notes") and 10 5/8% Series A Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes" and, collectively with the Senior Notes, the "Notes"), respectively. The Exchange Notes are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that
(i) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders under a Registration Rights Agreement of the Company dated as of August 22, 1996 (the "Registration Rights Agreement"). The Senior Notes have been, and the Exchange Senior Notes will be, issued under an Indenture dated as of August 22, 1996 (the "Senior Note Indenture"), between the Company and Fleet National Bank, as trustee (the "Senior Note Trustee"). The Senior Subordinated Notes have been, and the Exchange Senior Subordinated Notes will be, issued under an Indenture dated as of August 22, 1996 (the "Senior Subordinated Note Indenture" and, collectively with the Senior Note Indenture, the "Indentures"), between the Company and Fleet National Bank, as trustee (the "Senior Subordinated Note Trustee" and, collectively with its capacity as the Senior Note Trustee, the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "Description of Exchange Notes -- Registration Rights; Liquidated Damages."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 1997. The Exchange Senior Notes will mature on August 15, 2004, and may be redeemed at the option of the Company, in whole or in part, at any time on or after August 15, 2000. The Exchange Senior Subordinated Notes will mature on August 15, 2006, and may be redeemed at the option of the Company, in whole or in part, at any time on or after August 15, 2001. See "Description of Exchange Notes."


    The Exchange Senior Notes will be general unsecured obligations of the Company ranking senior to all subordinated Indebtedness (as defined herein) of the Company, including the Exchange Senior Subordinated Notes, and pari passu with all existing and future senior Indebtedness of the Company, including borrowings under the New Credit Agreement. However, borrowings under the New Credit Agreement are secured by Liens (as defined herein) on substantially all of the assets of the Company and will, therefore, effectively rank senior to the Exchange Senior Notes. As of September 28, 1996, as a result of the Transactions (as defined herein) approximately $210.4 million principal amount of outstanding Indebtedness of the Company will be, by its terms, subordinated to the Exchange Senior Notes. The Exchange Senior Subordinated Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Debt (as defined herein). As of September 28, 1996, as a result of the Transactions (as defined herein), $318.0 million of Senior Debt was outstanding, $218.0 million of which was secured Indebtedness under the New Credit Agreement. The Indentures (as defined herein) will permit the Company and its subsidiaries to incur additional Indebtedness subject to certain limitations. See "Risk Factors -- Effective Subordination of Exchange Senior Notes" and "Description of Exchange Notes -- Certain Covenants." (Continued on inside front cover)


    The Company will accept for exchange any and all Notes validly tendered by eligible holders and not withdrawn prior to 5:00 P.M. New York City time on
          , 1996, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS WITH RESPECT TO THE NOTES AND THE EXCHANGE NOTES. ON A PRO FORMA COMBINED BASIS FOR ITS LATEST FISCAL YEAR ENDED JUNE 30, 1996, THE COMPANY'S EARNINGS WERE INADEQUATE TO COVER ITS FIXED CHARGES BY APPROXIMATELY $9.1 MILLION. FOR THE COMPANY'S FIRST FISCAL QUARTER ENDED SEPTEMBER 28, 1996, EARNINGS WERE APPROXIMATELY $5.1 MILLION LESS THAN FIXED CHARGES FOR THAT THREE-MONTH PERIOD.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

(Cover page continued)


     Any broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The Company has agreed to allow such broker-dealer to use this Prospectus, as supplemented or amended, for the purpose of effecting any resales of the Exchange Notes for a period of 180 days from the effective date of the Registration Statement. See "Explanatory Note" and "The Exchange Offer -- Resale of Exchange Notes."


     The Notes are not listed on any securities exchange and are not traded on the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq"). The Notes are traded through the National Association of Securities Dealers, Inc.'s ("NASD") PORTAL trading system under the symbol "PRTKNP04" for the Senior Notes and "PRTKNP06" for the Senior Subordinated Notes. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading on Nasdaq. Donaldson, Lufkin & Jenrette Securities Corporation has advised the Company that it has made a market in the Notes, and that it may make a market in the Notes and in the Exchange Notes; however, it is not obligated to do so and any market-making activity may be discontinued at any time. As a result, there is no assurance that an active public market will develop or continue for the Exchange Notes, and that the market, if any, that develops for its Exchange Notes will be similar to the limited market that currently exists for the Notes. See "Risk Factors -- Absence of Public Market for the Exchange Notes."

                             ---------------------

                                EXPLANATORY NOTE

     This Registration Statement covers $100,000,000 aggregate principal amount of 9 7/8% Series B Senior Notes due 2004 (the "Exchange Senior Notes") and $200,000,000 aggregate principal amount of 10 5/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Senior Subordinated Notes" and, collectively with the Exchange Senior Notes, the "Exchange Notes") of Printpack, Inc. (the "Company") to be offered in exchange for equal principal amounts of the Company's outstanding 9 7/8% Series A Senior Notes due 2004 (the "Senior Notes") and the Company's outstanding 10 5/8% Series A Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes" and, collectively with the Senior Notes, the "Notes"), respectively (the "Exchange Offer"). This Registration Statement is being filed to satisfy certain requirements of a Registration Rights Agreement dated as of August 22, 1996 between the Company and Donaldson, Lufkin & Jenrette Securities Corporation, as the initial purchaser (the "Initial Purchaser") of the Notes (the "Registration Rights Agreement").

     Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities or any holder which is an "affiliate" of the Company within the meaning of rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.


     The Company hereby notifies each holder of Notes that any broker-dealer that holds Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter, and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Any broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities, acknowledges and agrees as a term of the Exchange Offer, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received pursuant to the Exchange Offer. However, by so doing, the broker-dealer will not be deemed to admit that it is an

"underwriter" within the meaning of the Securities Act. Such broker-dealer will also be deemed to represent and warrant to the Company that it is not participating in, and has no intent to participate in, any distribution of Exchange Notes, and has not entered into any arrangement or understanding with any person to distribute the Exchange Notes.


     In the event that any holder of Notes is prohibited by law or any policy of the Commission from participating in the Exchange Offer or any holder may not resell the Exchange Notes without delivering a prospectus and the Prospectus contained in this Registration Statement is inappropriate or unavailable for such resales by such holder or if such holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates, and such holder satisfies certain other requirements, the Company has agreed, pursuant to the Registration Rights Agreement, to file a registration statement in respect of such Exchange Notes and Notes pursuant to Rule 415 under the Securities Act. See "Prospectus Summary -- The Exchange Offer;" "The Exchange Offer;" and "Plan of Distribution."


     Any Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent any Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and unregistered Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have fulfilled one of its obligations under the Registration Rights Agreement. Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. See "The Exchange Offer -- Consequences Of Failure To Exchange."


     The Company expects that similar to the Notes, and except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued only in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of the Depository's nominee, Cede & Co. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form may be issued in exchange for the Global Note on the terms and conditions set forth in the Indentures. See "Description of Exchange Notes -- Book-Entry, Delivery and Form."


     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Exchange Notes, the Company will become subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes or Exchange Notes as if it were subject to such periodic reporting requirements. "See "Available Information."

     In addition, the Company has agreed that, for so long as any of the Notes remain outstanding, it will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for the Exchange Notes or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement filed by the Company.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Exchange Notes reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. In addition, after effectiveness of the Registration Statement, the Company will file periodic reports and other information with the Commission under the Exchange Act, relating to the Company's business, financial statements and other matters. The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information statements and other information regarding Printpack, Inc. and other registrants that file electronically with the Commission.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


     Certain of the matters discussed under the captions "Prospectus Summary;" "Risk Factors;" "Summary Unaudited Pro Forma Condensed Combined Financial Data" (including EBITDA and EBITDA before certain charges); "Unaudited Pro Forma Condensed Combined Statement of Operations" (including EBITDA and EBITDA before certain charges); "Printpack Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business" and elsewhere in this Prospectus may constitute forwardlooking statements for purposes of the Securities Act and the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with the more detailed information and Financial Statements, and the notes thereto contained elsewhere in this Prospectus. As used herein, "Printpack" or the "Company" refers to the Company and its subsidiaries unless the context otherwise requires. The Company's fiscal year ends on the last Saturday in June, and references to particular fiscal years of the Company refer to the 12 months ended on the last Saturday of June of the year indicated. See the Financial Statements and Notes thereto.

                                  THE COMPANY

     Printpack is one of the largest domestic manufacturers and converters of flexible packaging products used by leading salted snacks, confectionery, cookies/crackers, cereal, beverage and other food and consumer product companies. Management estimates, based in part upon trade and Flexible Packaging Association ("FPA") data as of 1995, that, prior to the Acquisition (as defined herein), the Company had the leading market share in several major end use categories of flexible packaging, including salted snack foods (approximately 30% market share), which includes packaging for such products as Lays(R) and Ruffles(R) potato chips; confectionery products (approximately 30% market share), which includes packaging for such products as Reese's(R) and Hershey's(R) candy bars; and cookies/crackers (approximately 17% market share), which includes packaging for such products as Fig Newtons(R) and Famous Amos(R) cookies. The Company's customer base, prior to the Acquisition included nationally recognized, brand-name food companies such as Frito-Lay, General Mills, Hershey, Mars, Nabisco, Nestle, Quaker Oats and Ralston.

     Printpack, founded in 1956, is headquartered in Atlanta, Georgia and is owned and managed by the founding family together with several long-term members of management. The Company manufactures a wide variety of high value-added flexible packaging products, including laminates made of various layers of plastic film, aluminum foil, metallized films, paper and specialized coatings, as well as cast and blown monolayer and co-extruded films. Printpack's sales and EBITDA (as defined herein and before certain charges) for fiscal year 1996 were $442.9 million and $60.0 million, respectively. Over the last five fiscal years ending June 1996, the Company has experienced compound annual growth of sales and EBITDA before certain charges of 5.2% and 8.9%, respectively, exclusively through internal growth.

     Printpack management estimates, based in part upon data prepared by the FPA and other trade and industry information, that the U.S. end use markets for the types of flexible packaging products produced by the Company (the "flexible packaging industry") had annual sales of approximately $7.5 billion in 1995 and has one of the highest historical growth rates in the packaging industry, generally. According to this data, the eight largest flexible packaging companies accounted for approximately 50% of total 1995 sales in the flexible packaging industry, with the balance shared by several hundred other competitors. Management believes recent industry growth has been and will continue to be driven principally by (i) the shift from rigid containers (paperboard, glass and plastic) to lower cost and lighter weight flexible packaging, (ii) changing demographic trends which have increased the demand for more convenient forms of packaging, including single servings and packaging that extends product shelf life, (iii) the growth in several major end use market segments (such as snack foods), (iv) the growth of low-fat and non-fat foods which require more complex packaging barriers, (v) concerns over waste and resource reduction, and (vi) increasing demands for specialized packaging with enhanced barrier properties and distinctive graphics.


     On August 22, 1996, Printpack closed (the "Closing") the transactions contemplated in an asset purchase agreement dated as of April 10, 1996, as amended (the "Acquisition Agreement"), with James River and acquired substantially all of the assets of JR Flexible. JR Flexible was also one of the largest domestic manufacturers and converters of flexible packaging products to leading food and consumer products companies, as well as a major supplier of high performance films to other converters. The Acquisition has further increased Printpack's leading position in the flexible packaging industry, and as a result, the Company has total annual combined sales of approximately $900 million, which is approximately 12% of total 1995 industry sales.

     JR Flexible, headquartered in Milford, Ohio, had leading market shares in various flexible packaging end use markets, including bakery, cookies/crackers, cereal, ream wrap (wrapping for reams of office paper), tissue/towel overwrap, coffee serving packs and dentifrice (plastic laminate materials for tooth paste tubes and other personal care products). JR Flexible manufactured many of the same product lines and materials as those manufactured by Printpack. JR Flexible's customer base also included many of the same brand name food companies as Printpack (General Mills, Nabisco, Nestle and Quaker Oats), as well as other major consumer products companies, such as Flowers, Kellogg, Kraft and James River. The Acquisition is expected to broaden Printpack's sales to certain existing customers, as well as provide new customer relationships and products. In recent years, JR Flexible has been an underperforming business; however, in late 1995, James River and JR Flexible management began various profitability improvement measures, including shedding certain lower margin businesses, reducing waste and related costs, improving product mixes and production processes and negotiating more favorable long-term raw materials contracts, especially for resins. As a result of these initiatives, JR Flexible's unaudited EBITDA for the 26 weeks ended June 30, 1996 was $15.9 million, compared to $3.8 million for the same period in 1995. JR Flexible's unaudited sales and EBITDA before certain charges for the latest 12 months ended June 30, 1996 were $467.0 million and $21.8 million, respectively.

     The Company's principal executive offices are located at 4335 Wendell Drive, S.W., Atlanta, Georgia 30336, and its telephone number is (404) 691-5830.

                               BUSINESS STRATEGY

     Printpack focuses its sales and marketing efforts, technical development initiatives, and manufacturing capabilities on targeted end use markets for flexible packaging, with the goals of achieving critical mass and leading market shares. Printpack has achieved leadership positions in these markets by (i) making customer service its first priority, (ii) achieving economies of scale and manufacturing efficiencies to remain a low cost producer, (iii) investing in state-of-the-art equipment, and technological and production innovation, and
(iv) providing high value-added flexible packaging structures and enhanced graphics. By focusing its equipment and facilities on specific market segments and product structures, the Company has been able to provide high quality products and service and realize production efficiencies. The Company leverages its strong customer relationships, market leadership and economies of scale to earn additional business from existing customers and to attract new customers. Printpack has developed mutually beneficial relationships with large food and consumer product companies and has benefited from the expanding market shares of such customers. The Company expects to continue this strategy.

                          REASONS FOR THE ACQUISITION


     Printpack's management believes that the JR Flexible Acquisition is a significant strategic opportunity, consistent with the Company's long-term business strategy. The combination of Printpack (approximately 6% market share) and JR Flexible (approximately 6% market share) has created one of the largest U.S. companies focused on film-based flexible packaging products, with combined sales of approximately 12% of the industry's $7.5 billion of total 1995 sales. The Acquisition increased Printpack's leadership in several end use categories, extends its product lines with existing and new customers, helped diversify its customer base and created significant opportunities for cost savings and economies of scale.


INDUSTRY LEADERSHIP


     Printpack management believes that as a result of the Acquisition, it has increased its leading share of the estimated $1.2 billion market for flexible packaging sales to the snack food industry to approximately 30%. Printpack also expects to increase its already leading shares of flexible packaging sales for each of the salted snack, confectionery and cookies/crackers products. Printpack also believes it obtained JR Flexible's leading market shares in several other products that use flexible packaging, including ream wrap, dentifrice, tissue/towel overwrap and bread bags.

EXTENSION OF PRODUCT LINES AND CUSTOMERS

     Management believes that the Acquisition provides Printpack with a wider range of flexible packaging capabilities and further diversification of its product offerings, enabling Printpack to better serve customers. The Acquisition is expected to increase Printpack's business with various existing major customers, including General Mills, Mars, Nabisco, Nestle, Quaker Oats and Ralston. In addition, Printpack's new customers include Flowers, Kellogg, Kraft and James River.

COST SAVINGS AND ECONOMIES OF SCALE

     The Acquisition is expected to produce significant cost savings through the elimination of redundant corporate overhead and the reduction of personnel at JR Flexible's headquarters and plants. Printpack management expects to realize significant cost savings through the consolidation and rationalization of JR Flexible's manufacturing operations with Printpack's manufacturing facilities, including the conversion of JR Flexible's plants to Printpack's production strategy. Printpack has announced the closing of two former JR Flexible plants, one in San Leandro, California and one in Dayton, Ohio, which closures presently are expected to be completed by the end of the Company's fiscal year 1997. In addition, after the Acquisition, Printpack is now one of the largest domestic purchasers of certain key materials used for flexible packaging manufacturing such as extrusion grade resin, oriented polypropylene ("OPP") film and other types of plastic film, paper and foil, and its enhanced purchasing power is expected to result in greater cost savings and technical development support from its key raw materials suppliers. See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

              THE ACQUISITION, FINANCING AND RELATED TRANSACTIONS

THE ACQUISITION AND RELATED FINANCING

     The Company acquired JR Flexible for approximately $372.5 million (including the repayment of approximately $2.4 million of JR Flexible indebtedness on revenue bonds), subject to certain adjustments based upon, among other things, an audited closing date balance sheet that has not yet been completed. The initial offering of the Notes (the "Offering"), the refinancing pursuant to the New Credit Agreement and the transactions contemplated in the Acquisition Agreement were completed contemporaneously on August 22, 1996. The Acquisition, the Offering and the New Credit Agreement are referred to collectively herein as the "Transactions."


     The First National Bank of Chicago ("First Chicago"), together with a syndicate of lenders, has provided the Company with the New Credit Facilities, including a revolving credit facility (the "Revolving Credit Facility") of $155 million reduced pro rata by sales of accounts receivable pursuant to the Receivables Securitization Facility (as defined below) and a term loan (the "Term Loan") of $170 million. At Closing, the entire amount of the Term Loan and approximately $53.7 million of the Revolving Credit Facility was funded. A portion of the borrowings under the New Credit Facilities, together with the net proceeds to the Company from the Offering of the Notes, were applied against the purchase price of JR Flexible. Approximately $171.2 million of the New Credit Facilities were used at Closing to repay existing credit facilities and to pay prepayment penalties, fees and expenses associated with the Transactions. Approximately $51.3 million remained available under the New Credit Facilities for general corporate purposes, including working capital. See "Description of Certain Indebtedness" and "Receivables Securitization Facility."



     In addition, the Company entered into an asset-backed accounts receivable financing arrangement through a new special purpose, bankruptcy remote subsidiary of the Company, "Flexible Funding Corp." ("Receivables Funding"), a Delaware corporation. A special purpose bankruptcy remote subsidiary is a corporation which has been formed for a single purpose of (e.g. in the case of Receivables Funding, buying and selling receivables originated by the Company), which operates separately from its parent and other affiliated companies, and which has special charter provisions to assure its corporate separateness from its affiliates in an effort to avoid substantive consolidation in a bankruptcy proceeding involving its parent corporation or other affiliates. Receivables Funding has acquired and will continue to acquire accounts receivable generated by the Company, and sell them to Falcon Asset Securitization Corporation ("Falcon"), an asset-backed commercial paper conduit issuer sponsored by First Chicago, and to First Chicago and other investors. The receivables securitization facility (the "Receivables Securitization Facility") was established in an amount of up to approximately $50 million and, at the Closing, Printpack received approximately $23 million of proceeds from the initial sale of receivables under the Receivables Securitization Facility. See "Receivables Securitization Facility."

SOURCES AND USES OF PROCEEDS

     Presented below are the sources and uses of funds in connection with the Acquisition and the other Transactions:


                             SOURCES OF FUNDS                                    AMOUNT
    -------------------------------------------------------------------  ----------------------
                                                                         (DOLLARS IN MILLIONS)
    New Credit Agreement:
      Revolving Credit Facility........................................          $ 53.7
      Term Loan........................................................           170.0
    Receivables Securitization Facility................................            23.0
    9 7/8% Senior Notes due 2004.......................................           100.0
    10 5/8% Senior Subordinated Notes due 2006.........................           200.0
                                                                                 ------
              Total Sources of Funds...................................          $546.7
                                                                                 ======
    USES OF FUNDS
    JR Flexible purchase price.........................................          $372.5
    Repay existing Printpack debt......................................           146.8
    Estimated prepayment penalties, fees and transaction expenses......            24.4
    Working Capital....................................................             3.0
                                                                                 ------
              Total Uses of Funds......................................          $546.7
                                                                                 ======


THE REORGANIZATION

     The Company was reorganized to facilitate the Acquisition and its financing. Previously, the Company was owned and operated together with Printpack Enterprises, Inc. ("Enterprises"), a Georgia corporation that had elected to be taxed as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Printpack and Enterprises were affiliated by common ownership and management. Following the Company's 1996 fiscal year, Printpack and Enterprises were reorganized into a holding company structure (the "Reorganization"). Printpack Holdings, Inc. ("Holdings"), a new Delaware corporation, was formed, and Enterprises contributed substantially all its assets and liabilities to Printpack. Following the Reorganization, Enterprises owns approximately 100% of the Company and Holdings owns approximately 97% of Enterprises. The remaining minority interests are held by members of the Love family and certain members of the Company's senior management who were not eligible to participate in the Reorganization.

     Prior to the Reorganization, Printpack and Enterprises jointly owned approximately 95% of certain separately chartered flexible packaging operations ("Printpack Europe") located in the United Kingdom ("U.K."). Following the Reorganization, Holdings and Enterprises became holding companies that jointly own Printpack Europe, which will be operated separately from the Company, except as permitted under the Indentures. See "Description of Exchange Notes."

     The Company has acquired all of JR Flexible's business and will conduct all North American operations previously carried on by the Company, Enterprises and JR Flexible, including the operations of various wholly-owned Mexican subsidiaries of the Company and JR Flexible. The Company also owns 100% of Printpack Illinois, Inc. ("Printpack Illinois"), which has been formed to own and operate Printpack's Elgin, Illinois plant, and the Company's patents, trademarks, trade secrets, knowhow and other intellectual property. See "Business -- Patents and Trademarks."

UNITED KINGDOM AFFILIATES

     Printpack Europe began with the purchase of a separate U.K. company from a management and investor group in 1993, which previously had acquired such operations in a management buyout. In 1994, Printpack Europe acquired another U.K. flexible packaging company to become a larger competitor in the U.K. and Continental Europe. The U.K. operations were combined in an effort to assimilate and expand Printpack's European operations, which created one of the three largest flexible packaging companies in the U.K.


     After Printpack's purchases, Printpack Europe continued to be operated independently by its management, which was responsible for Printpack Europe's policies, operations and day-to-day management, including financial controls. In 1996, it became apparent to the Company that Printpack Europe management was not timely and appropriately recognizing expenses and rebates, and was capitalizing certain expenses, leading to the recognition of approximately $32.5 million of special charges in May 1996, of which approximately $10 million related to fiscal year 1995. As a result of these special charges and increased raw material costs and competition, Printpack Europe had net losses in fiscal years 1995 and 1996. In May 1996, certain former senior managers of Printpack Europe were terminated, and Mr. James J. Greco, a long-time senior Company manager, was sent to the U.K. to manage this unit. Improvements in financial controls and reports also have been made at Printpack Europe. Former credit agreements in existence prior to the effective time of the Acquisition pertaining to approximately $146.7 million of Company debt outstanding at June 29, 1996 contained various covenants related to the Company and Printpack Europe that were not amended to reflect the Reorganization, but these credit agreements were terminated as a result of the Transactions consummated on August 22, 1996. The Company has agreed not to merge, consolidate or otherwise acquire Printpack Europe's operations as a subsidiary of the Company, except as permitted under the Indentures. See "Risk Factors -- Foreign Operations; Losses incurred by Printpack Europe;" "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Description of Exchange
Notes -- Certain Covenants -- Transaction with Affiliates;" and "Management;" and Note 5 to the Printpack Financial Statements.

                               THE EXCHANGE OFFER

Securities Offered.........  $100,000,000 aggregate principal amount of 9 7/8%
                               Exchange Senior Notes due August 15, 2004.

                             $200,000,000 aggregate principal amount of 10 5/8%
                               Exchange Senior Subordinated Notes due August 15, 2006.

The Exchange Offer.........  $1,000 principal amount of the Exchange Senior
                               Notes in exchange for each $1,000 principal amount of Senior Notes and $1,000 principal amount of the Exchange Senior Subordinated Notes in exchange for each $1,000 principal amount of Senior Subordinated Notes. As of the date hereof, all of the aggregate principal amount of Senior Notes and Senior Subordinated Notes are outstanding. The Company will issue the Exchange Notes to eligible holders on or promptly after the Expiration Date of the Exchange Offer.

                             Based on interpretations by the staff of the SEC
                               set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any holder which is a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities, or any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes.

                             Each broker-dealer that receives Exchange Notes for
                               its own account pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used for 180 days after the Expiration Date by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who is an affiliate of the Company, and
                               any person who intends to, or is participating in a distribution of the Exchange Notes, will not be able to rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Inc. (available June 5, 1991), and Shearman & Sterling (available July 2, 1993) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the

                               Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder will not be indemnified by the Company.

Expiration Date............  5:00 p.m., Eastern Time, on             , 1996,
                               unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
Notes and the Notes........  The Exchange Notes will bear interest from August
                               15, 1996, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined herein) to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the Exchange Notes issued therefor on the first Interest Payment Date after the Expiration Date.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived, to the extent permitted by law, by the Company. See "The Exchange Offer -- Conditions" and "-- Procedures for Tendering."

Procedures for Tendering
  Notes....................  Each eligible holder of Notes wishing to accept the
                               Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth in the Letter of Transmittal. The blue Letter of Transmittal should be used to tender Senior Notes and the yellow Letter of Transmittal should be used to tender Senior Subordinated Notes. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, that neither the holder nor any such person is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company, and if such holder is a broker-dealer that holds the Notes as a result of market-making or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Notes are held in book-entry form or are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange such Notes for the Exchange Notes should contact such registered holder promptly and instruct such registered holder to tender the Notes for exchange on such beneficial owner's behalf. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                               P.M., Eastern Time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Withdrawals of Tenders."

Acceptance of Notes and
  Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                               Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 P.M., Eastern Time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


Federal Income Tax
  Consequences.............  The issuance of the Exchange Notes to holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the Notes upon receipt of the Exchange Notes. See "The Exchange Offer -- Certain Federal Income Tax Consequences of the Exchange Offer."


Effect on holders of the
Notes......................  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations, including, without limitation, transfer restrictions, applicable thereto under the Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Notes could be adversely affected.

Exchange Agent.............  Fleet National Bank is serving as exchange agent
                               (the "Exchange Agent") with respect to the Senior Notes and the Senior Subordinated Notes.

                       SUMMARY OF TERMS OF EXCHANGE NOTES


     The form and terms of the Exchange Notes are substantially identical to the form and terms of the Notes which they replace except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will have been satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same indebtedness as the Notes which they replace and will be issued under, and be entitled to the benefits of the Indentures. See "Description of Exchange Notes."


Maturity........................   The Exchange Senior Notes will mature on
                                     August 15, 2004 and the Exchange Senior
                                     Subordinated Notes will mature on August
                                     15, 2006.

Interest........................   Interest on the Exchange Senior Notes will
                                     accrue at the rate of 9 7/8% per annum,
                                     payable semi-annually in arrears on
                                     February 15 and August 15 of each year,
                                     commencing on February 15, 1997. Interest on the Exchange Senior Subordinated Notes will accrue at the rate of 10 5/8% per annum, payable semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 1997.

Optional Redemption.............   The Exchange Senior Notes may be redeemed at
                                     the option of the Company, in whole or in part, at any time on or after August 15, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the applicable redemption date.

                                   In addition, in the event of an Initial
                                     Public Offering (as defined herein) by the Company on or before August 15, 1999, the Company may use the proceeds from such Initial Public Offering to redeem up to 25% of the aggregate principal amount of Exchange Senior Notes originally issued at a redemption price equal to 108 7/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, however, that at least $75.0 million in aggregate principal amount of Exchange Senior Notes remains outstanding following such redemption and, provided further, that such redemption occurs within 60 days of the closing of such Initial Public Offering.

                                   The Exchange Senior Subordinated Notes may be
                                     redeemed at the option of the Company, in whole or in part, at any time on or after August 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date.

                                   In addition, in the event of an Initial
                                     Public Offering of the Company on or before August 15, 1999, the Company may use the proceeds from such Initial Public Offering to redeem up to 35% of the aggregate principal amount of Exchange Senior Subordinated Notes originally issued at a redemption price equal to 109 5/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, however, that at least $100.0 million in aggregate principal amount of Exchange Senior Subordinated Notes remains outstanding following such redemption and, provided further, that such redemption occurs within 60 days of the closing of such Initial Public Offering.

Mandatory Redemption............   The Company will not be required to make any
                                     mandatory redemption or sinking fund
                                     payments with respect to the Exchange
                                     Notes.

Change of Control...............   Upon the occurrence of a Change of Control
                                     (as defined herein), each holder of
                                     Exchange Notes will have the right to
                                     require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See, however, "Risk
                                     Factors -- Possible Inability to Repurchase
                                     Exchange Notes upon a Change of Control."

Ranking.........................   The Exchange Senior Notes will be general
                                     unsecured obligations of the Company,
                                     ranking senior to all subordinated
                                     Indebtedness of the Company, including the Exchange Senior Subordinated Notes, and pari passu with all existing and future senior Indebtedness of the Company, including borrowings under the New Credit Agreement. However, borrowings under the New Credit Agreement will be secured by Liens on substantially all of the assets of the Company and will, therefore, effectively rank senior to the Exchange Senior Notes.


                                   The Exchange Senior Subordinated Notes will
                                     be general unsecured obligations of the
                                     Company and will be subordinated in right of payment to Senior Debt. As of September 28, 1996, as a result of the Transactions, there was approximately $318.0 million of Senior Debt outstanding, $218.0 million of which was secured Indebtedness under the New Credit Agreement. See "Risk
                                     Factors -- Subordination of Exchange Senior
                                     Subordinated Notes" and "-- Effective
                                     Subordination of Exchange Senior Notes."


Certain Covenants...............   The Indentures contain certain covenants
                                     that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness, to issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined herein) or subordinated Indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell Equity Interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, with the proceeds of certain Asset Sales (as defined herein). See "Description of Exchange Notes."

Exchange Offer; Registration
Rights..........................   If (i) the Exchange Offer is not permitted by
                                     applicable law or (ii) any holder of
                                     Transfer Restricted Securities (as defined herein) notifies the Company that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, and such holders timely notify the Company of such facts, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof. If the Company fails to satisfy these registration obligations, it will be required to pay liquidated damages ("Liquidated Damages") to such holders of Notes under certain circumstances. See "The Exchange
                                     Offer -- Registration Rights and Effect of
                                     Exchange Offer."

                        PRINTPACK, INC. AND SUBSIDIARIES
            THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


     The following table presents summary unaudited pro forma condensed combined financial information derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Prospectus. The summary pro forma condensed combined financial information gives effect to the Transactions as if they had occurred as of July 1, 1995 for purposes of the pro forma condensed combined statements of operations data and other financial data.



     The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the actual financial position or results of operations of the Company or JR Flexible had the Transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of the operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Financial Statements are based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements and should be read in conjunction therewith and with the historical financial statements of the Company, the historical combined financial statements of The Flexible Packaging Group of James River Corporation ("JR Flexible Combined Financial Statements"), and the related notes thereto; and the "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                  HISTORICAL                 PRO FORMA
                                                      -----------------------------------     COMBINED
                                                         PRINTPACK         JR FLEXIBLE       LATEST 12
                                                         LATEST 12          LATEST 12       MONTHS ENDED
                                                        MONTHS ENDED       MONTHS ENDED       JUNE 30,
                                                      JUNE 29, 1996(1)   JUNE 30, 1996(2)       1996
                                                      ----------------   ----------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales...........................................      $442,931           $467,023         $909,954
Gross margin........................................        79,840             33,465          109,613
Selling, administrative and research and development
  expenses..........................................        44,581             37,799           57,965
Restructuring charges...............................            --                894              894
Severance expense...................................         7,870              1,200            9,070
Write-off of equity investment......................           200                 --              200
Income (loss) from operations.......................        27,189             (6,428)          41,484
Interest expense(3)(4)..............................        10,814                244           50,620
Net income (loss)...................................        13,236             (3,893)          (8,635)
BALANCE SHEET DATA:
Working capital.....................................      $  9,086           $ 57,021         $ 86,477
Total assets........................................       231,269            346,119          650,037
Total debt..........................................       157,138              2,392          534,038
Shareholders' equity................................        13,460            247,249           12,160
OTHER FINANCIAL DATA:
EBITDA(3)(5)........................................      $ 52,033           $ 20,310(6)      $ 96,758
EBITDA before certain charges(3)(7).................        59,993             21,844          106,922
Capital expenditures................................        25,786             29,454           55,240
Depreciation and amortization.......................        24,903             26,178           54,773
RATIOS:
Ratio of EBITDA to interest expense(3)(5)...........                                               1.9x
Ratio of EBITDA before certain charges to interest
  expense(7)........................................                                               2.1x
Ratio of total debt to EBITDA before certain
  charges(7)........................................                                               5.0x
Net income (loss)...................................      $ 13,236           $ (3,893)        $ (8,635)
Ratio of earnings to fixed charges(3)(8)............           2.2x            (9)                 0.8x(10)

---------------

 (1) Results of operations are for the 53 weeks ended June 29, 1996.

 (2) Results of operations are for the 53 weeks ended June 30, 1996. The results of operations for this 53 week period were calculated by adding the six months ended June 30, 1996 to the year ended December 31, 1995 and deducting the results for the six months ended June 30, 1995.

 (3) Interest expense, EBITDA and the ratio of earnings to fixed charges for JR Flexible are not necessarily indicative of JR Flexible on a stand-alone basis. See Note 2 to the JR Flexible Combined Financial Statements.
 (4) Pro forma interest expense has been calculated based upon various assumed interest rates on the Notes and under the New Credit Agreement.
 (5) EBITDA represents net income (loss) before interest expense, taxes, depreciation and amortization, but after deduction for restructuring charges, severance expense and write-off of equity investments. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because management believes that certain investors may find it to be useful in measuring the ability to service debt.

 (6) This includes resin price decreases beginning March 1, 1996, the shedding by JR Flexible of certain low margin business, reduction in waste and cost reduction efforts.

 (7) Pro forma combined EBITDA before certain charges, which adds back restructuring charges, severance expense and write-off of equity investment, would have been $106.9 million, and is provided, in part, because similar measures are included in the terms of the Indentures and the New Credit Agreement. Printpack management estimates that additional savings (not reflected in the pro forma combined statements of operations or other pro forma data) aggregating approximately $22.8 million can be achieved as a result of the following:

     (A) $7.8 million in anticipated additional savings as a result of the voluntary retirement program completed by Printpack in fiscal 1996 in which approximately 160 employees participated and which savings are not reflected in the Printpack Financial Statements. Total annual savings are expected to be $9.0 million.

     (B) $5.8 million in anticipated additional savings as a result of below market raw material contracts acquired by Printpack in conjunction with the Acquisition based on current 1996 volumes, and which savings are not reflected in the JR Flexible Combined Financial Statements or in the Printpack Financial Statements. Total annual savings are expected to be $7.6 million. See "Risk Factors -- Exposure to Fluctuations in Raw Material Prices."

     (C) $9.2 million in anticipated annual savings estimated as a result of the reduction of approximately 150 JR Flexible salaried plant personnel expected to occur shortly after the Closing of the Acquisition.


     If the above items had occurred at the beginning of Printpack's fiscal 1996, Printpack management estimates that the Company's pro forma combined EBITDA before certain charges would have been approximately $129,700. Accordingly, the pro forma ratio of EBITDA before certain charges to interest expense would have been approximately 2.5x and the ratio of total debt to EBITDA before certain charges would have been approximately 4.1x.



     See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Effects of the Acquisition," for a discussion of certain of these costs savings and certain charges related to the Acquisition.


 (8) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.

 (9) Earnings were approximately $6.1 million less than fixed charges for the 12 months ended June 30, 1996.


(10) Earnings were approximately $10.7 million less than fixed charges on a pro forma combined basis for the 12 months ended June 30, 1996.



                                                                     HISTORICAL
                                                            -----------------------------   PRO FORMA
                                                            PRINTPACK(1)   JR FLEXIBLE(2)   COMBINED
                                                              3 MONTHS        53 DAYS       3 MONTHS
                                                               ENDED           ENDED          ENDED
                                                             SEPTEMBER       AUGUST 22,     SEPTEMBER
                                                              28, 1996          1996        28, 1996
                                                            ------------   --------------   ---------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net Sales.................................................   $  150,787       $ 62,942      $ 213,729
Gross margin..............................................       16,958            976         21,034
Selling, administrative and research and development
  expenses................................................      (15,202)        (4,817)       (16,474)
Amortization of intangibles...............................         (307)            --           (307)
                                                              ---------       --------      ---------
Income (loss) from operations.............................        1,449         (3,841)         4,253
Interest expense(3)(4)....................................       (6,279)           (31)       (12,714)
Net (loss)(7).............................................   $   (8,374)      $ (2,350)     $ (11,905)
                                                              ---------       --------      ---------
OTHER FINANCIAL DATA:
EBITDA(3)(5)..............................................        9,115             57         16,366
EBITDA before certain charges(3)(6).......................        9,115             57         16,366
Capital expenditures......................................      375,724          2,668        378,392
Depreciation and amortization.............................        9,304          3,780         13,632
RATIOS:
Ratio of EBITDA to interest expense(3)(5).................                                        1.3x
Ratio of EBITDA before certain charges to interest
  expense(6)..............................................                                        1.3x
Ratio of total debt to EBITDA before certain charges(6)...                                       32.2x
Net income (loss)(7)......................................   $   (8,374)      $ (2,350)     $ (11,905)
Ratio of earnings to fixed charges(3)(7)..................           (8)              (8)         (9)


---------------


 (1) Results of operations are for the 13 weeks ended September 28, 1996.


 (2) Results of operations are for the 53 days ended August 22, 1996, the Closing Date of the Acquisition.


 (3) Interest expense, EBITDA and the ratio of earnings to fixed charges for JR Flexible are not necessarily indicative of JR Flexible on a stand-alone basis. See Note 2 to the JR Flexible Combined Financial Statements.


 (4) Pro forma interest expense has been calculated based upon various assumed interest rates on the Notes and under the New Credit Agreement.


 (5) EBITDA represents net income (loss) before interest expense, taxes, depreciation and amortization, but after deduction for restructuring charges and severance expense. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because management believes that certain investors may find it to be useful in measuring the ability to service debt.


 (6) Pro forma combined EBITDA before certain charges would have been $12.7 million, and is provided primarily because similar earnings measures are included in the terms of the Indentures and the New

     Credit Agreement. Printpack management estimates that additional savings (not reflected in the pro forma combined statements of operations or other pro forma data) aggregating approximately $3.4 million for similar periods can be achieved as a result of the following:



     (A) Approximately $2.2 million in savings related to the voluntary retirement program completed by Printpack in fiscal 1996 in which approximately 160 employees participated have been reflected in the Printpack Financial Statements. Total annual savings are expected to be $9.0 million.



     (B) Approximately $1.1 million in anticipated additional savings as a result of below market raw material contracts acquired by Printpack in conjunction with the Acquisition based on 1996 volumes, and which savings are not reflected in the JR Flexible Combined Financial Statements. Total annual savings are expected to be $7.6 million. See "Risk Factors -- Exposure to Fluctuations in Raw Material Prices."



     (C) Approximately $2.3 million in anticipated additional savings estimated as a result of the reduction of approximately 150 JR Flexible salaried plant personnel which occurred after the Closing of the Acquisition.



     If the above items had occurred at the beginning of Printpack's fiscal 1997 on June 30, 1996, Printpack management estimates that the Company's pro forma combined EBITDA before certain charges would have been approximately $19.8 Accordingly, the pro forma ratio of EBITDA before certain charges to interest expense would have been approximately 1.6 and the ratio of total debt to EBITDA before certain charges would have been approximately 26.7. See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Effects of the Acquisition," for a discussion of certain of these costs savings and certain charges related to the Acquisition.



 (7) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.


 (8) Earnings were approximately $5.1 million and $3.8 million less than fixed charges for Printpack and JR Flexible for the three months ended September 28, 1996 and the 53 days ended August 22, 1996, respectively.


 (9) Earnings were approximately $5.3 million less than fixed charges on a pro forma combined basis for the three months ended September 28, 1996.

                        PRINTPACK, INC. AND SUBSIDIARIES
            THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION

                       SUMMARY HISTORICAL FINANCIAL DATA


     The summary historical financial data presented in the table below have been derived from the Printpack Financial Statements and the related notes thereto and the JR Flexible Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. Printpack's historical financial data for the three months ended September 23, 1995 and September 28, 1996 are unaudited, but have been prepared on the same basis as the audited financial statements and, in the opinion of Printpack management, include all adjustments, consisting only of normal recurring entries (except as resulted from the Transactions), necessary for the fair presentation of such statements. JR Flexible's historical financial data for the six months ended June 25, 1995 and June 30, 1996 are unaudited, but have been prepared on the same basis as the audited financial statements and, in the opinion of James River management, include all adjustments, consisting only of normal recurring entries, necessary for the fair presentation of such statements. See "Unaudited Pro Forma Condensed Combined Financial Statements;" and "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                         THREE MONTHS ENDED
                                                               FISCAL YEAR ENDED JUNE(1)                    SEPTEMBER(2)
                                                  ----------------------------------------------------   -------------------
                   PRINTPACK                        1992       1993       1994       1995       1996     1995(3)    1996(4)
------------------------------------------------  --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
                                                                                                             (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales.......................................  $361,106   $378,207   $407,272   $454,645   $442,931   $107,118   $150,787
Gross margin....................................    62,777     65,294     76,927     84,015     79,840     17,663     16,958
Selling, administrative and research and
  development expenses..........................    38,952     41,319     43,467     49,796     44,581     11,497     15,202
Restructuring charges...........................        --         --      4,000        626         --         48         --
Severance expense...............................                             880         --      7,870         --         --
Write-off of equity investment..................        --         --         --      4,673        200         --         --
Amortization of intangible assets...............     2,544        169        169        169        169         42        307
Income (loss) from operations...................    21,281     23,806     28,411     28,751     27,020      6,076      1,449
Interest expense................................     8,291      8,795      9,505      9,943     10,814      2,575      6,279
Net income (loss)...............................    12,521     16,788     17,110     16,824     13,236      2,339     (8,374)



                                                                                                         AS OF SEPTEMBER
BALANCE SHEET DATA:                                                                                          28, 1996
                                                                                                        ------------------
Working capital................................    37,727      9,424     34,110     22,982      9,086          63,595
Total assets...................................   226,367    202,828    229,168    230,385    231,269         666,522
Total debt.....................................    96,753     97,436    118,075    122,609    157,138         528,383
Shareholders' equity...........................    81,313     53,905     41,987     32,305     13,460           5,086



                                                                                                         THREE MONTHS ENDED
                                                               FISCAL YEAR ENDED JUNE(1)                    SEPTEMBER(2)
                                                  ----------------------------------------------------   -------------------
                                                    1992       1993       1994       1995       1996     1995(3)    1996(4)
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
                                                                                                             (UNAUDITED)
OTHER FINANCIAL DATA:
EBITDA..........................................    42,255     45,688     51,735     50,186     52,033     11,159      9,115
Capital expenditures............................    24,214     35,363     23,870     34,800     25,786      6,484    375,724
Depreciation and amortization...................    21,443     20,105     20,581     22,555     24,903      5,700      9,304
Net income (loss)...............................    12,521     16,788     17,110     16,824     13,236      2,339     (8,374)
Ratio of earnings to fixed charges(7)(8)........      2.2x       2.7x       3.0x       2.6x       2.2x       1.8x     (9)

                                                                              YEARS ENDED              SIX MONTHS ENDED
                                                                              DECEMBER(5)                   JUNE(6)
                                                                     ------------------------------   -------------------
                            JR FLEXIBLE                                1993       1994       1995       1995       1996
-------------------------------------------------------------------- --------   --------   --------   --------   --------
                                                                                                          (UNAUDITED)
                                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales........................................................... $475,052   $464,517   $486,694   $243,103   $223,432
Gross margin........................................................   53,632     44,874     26,030     12,108     19,543
Selling, administrative and research and development expenses.......   37,280     37,181     40,304     19,919     17,414
Restructuring charges...............................................       --         --        894         --         --
Severance expense...................................................       --         --      1,200         --         --
Income (loss) from operations.......................................   16,352      7,693    (16,368)    (7,811)     2,129
Interest expense(7).................................................      228        229        245        120        119
Net income (loss)...................................................   10,121      4,687    (10,081)    (4,933)     1,255


                                                                                                           AS OF
BALANCE SHEET DATA:                                                                                    JUNE 30, 1996
                                                                                                     ------------------
Working capital....................................................              69,276     55,937          57,021
Total assets.......................................................             347,971    350,566         346,119
Total debt.........................................................               2,392      2,392           2,392
Shareholders' equity...............................................             241,141    249,484         247,249


                                                                              YEARS ENDED              SIX MONTHS ENDED
                                                                              DECEMBER(5)                   JUNE(6)
                                                                     ------------------------------   -------------------
                                                                       1993       1994       1995       1995       1996
                                                                     --------   --------   --------   --------   --------
                                                                                                          (UNAUDITED)
                                                                                    (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(7)...........................................................   37,573     30,203      8,260      3,837     15,887
Capital expenditures................................................   14,307     32,634     49,430     29,800      9,824
Depreciation and amortization.......................................   20,479     21,907     24,125     11,400     13,453
Net income (loss)...................................................   10,121      4,687    (10,081)    (4,933)     1,255
Ratio of earnings to fixed charges(7)(8)............................    15.6x       8.4x     (10)       (10)         5.0x


---------------

 (1) The Company's fiscal year ends on the last Saturday of June.

 (2) Results of operations are for the 13 weeks ended September 28, 1996 and September 23, 1995.


 (3) These results of operations, balance sheet data, and other financial data do not reflect the Acquisition of JR Flexible.


 (4) These results of operations, balance sheet data, and other financial data reflect the Acquisition of JR Flexible as of August 22, 1996.


 (5) Results of operations are for the 52 weeks ended December 26, 1993 and December 25, 1994 and the 53 weeks ended December 31, 1995.


 (6) Results of operations are for the 26 weeks ended June 25, 1995 and June 30, 1996.


 (7) Interest expense, EBITDA and the ratio of earnings to fixed charges for JR Flexible are not necessarily indicative of JR Flexible on a stand-alone operating basis. See Note 2 to the JR Flexible Combined Financial Statements.


 (8) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.


 (9) Earnings were approximately $5.1 million less than fixed charges for the three months ended September 28, 1996.


(10) Earnings were approximately $16.1 and $7.7 million less than fixed charges for the fiscal year ended December 1995 and the six months ended June 30, 1996, respectively.

                                  RISK FACTORS

     The following risk factors in addition to the other information included or incorporated by reference in this Prospectus should be carefully considered in connection with the Exchange Offer and an investment in the Exchange Notes.

CERTAIN FINANCING CONSIDERATIONS; SIGNIFICANT LEVERAGE


     In addition to the initial sale of the Notes, the Company entered into the New Credit Agreement with First Chicago, as agent, and certain other lenders selected by First Chicago Capital Markets, Inc. ("FCCM"), which provides the Company senior secured borrowings of up to $325 million. These New Credit Facilities include a Term Loan of approximately $170 million and a Revolving Credit Facility of approximately $155 million, subject to reductions by sales of accounts receivable pursuant to the Receivables Securitization Facility. The proceeds of the Notes and a portion of the New Credit Facilities were used to pay for the Acquisition of JR Flexible. Approximately $146.8 million of the credit available under the New Credit Facilities was used to repay certain existing Indebtedness of the Company, and the remaining available balance after permanent reduction of $50.0 million for the Receivable Securitization Facility of approximately $51.3 will continue to be used for general corporate purposes, including working capital. See "Description of Certain Indebtedness -- New Credit Agreement" and "Receivables Securitization Facility".



     Upon the Closing of the Transactions on August 22, 1996, the Company became highly leveraged. At September 28, 1996, as a result of the Transactions and subsequent operations, the Company's total long-term debt was $516.4 million and its shareholders' equity was $5.1 million. On a pro forma basis, after giving effect to the Transactions, for fiscal 1996, the Company's earnings were inadequate to cover its fixed charges by approximately $9.1 million, and the ratio of earnings to fixed charges was 0.8x. For the Company's first quarter of fiscal 1997 ending September 28, 1996, the Company's earnings were inadequate to cover its fixed charges by approximately $5.1 million, and the ratio of earnings to fixed charges was negative. Printpack's leverage could have important consequences to holders of the Exchange Notes, including, without limitation, the following: (i) the Company's future ability to obtain additional financing or attractive terms for working capital, capital expenditures and general corporate purposes may be reduced; (ii) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to servicing Company Indebtedness; (iii) the covenants and other restrictions contained in the Indentures, the New Credit Agreement and otherwise limit the Company's ability to borrow additional funds or dispose of assets; (iv) because of debt service requirements, funds available for capital expenditures will be limited; (v) Indebtedness under the New Credit Agreement will bear variable interest rates, which, except to the extent these are hereafter hedged through interest rate protection instruments, will increase the Company's interest expense if interest rates rise; and (vi) the Company's leverage may make it more vulnerable to future economic downturns and may limit its ability to withstand competitive pressures. See "Capitalization;" "Unaudited Pro Forma Condensed Combined Financial Statements;" "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations;" and "Business -- Industry."



     Based upon current levels of operations, anticipated improvements in the former JR Flexible operations and certain cost savings measures, the Company believes that its cash flows from operations, borrowings under the New Credit Agreement, sales of accounts receivable under the Receivables Securitization Facility and other sources of liquidity, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future, which for purposes of this discussion, under current conditions, is at least the next 12 months. There can be no assurance, however, that the Company's business will continue to generate cash flows from operations at or above current levels or that anticipated improvements in operations and cost savings will be realized. If the Company is unable to generate sufficient cash flows from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry."

RESTRICTIVE COVENANTS

     The Indentures contain covenants that, among other things, limit the ability of the Company and its Subsidiaries (as defined herein) to incur additional Indebtedness, sell assets, or enter into certain mergers and consolidations. The New Credit Agreement also contains restrictive covenants that are generally more restrictive than those contained in the Indentures. The New Credit Agreement and the Senior Note Indenture prohibit the Company from prepaying its subordinated Indebtedness (including the Senior Subordinated Notes). The New Credit Agreement further requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet those financial ratios and financial tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of the covenants under the New Credit Agreement or the Indentures could result in a default under the New Credit Agreement and/or the Indentures. If an event of default occurs under the New Credit Agreement, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company is unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that Indebtedness. Substantially all the assets of the Company are pledged as collateral security under the New Credit Agreement. See "Description of Exchange Notes" and "Description of Certain Indebtedness -- The New Credit Agreement."

SUBORDINATION OF EXCHANGE SENIOR SUBORDINATED NOTES


     The Exchange Senior Subordinated Notes will be general unsecured obligations of the Company, subordinated in right of payment to all Senior Debt, which, as a result of the Transactions, was $318.0 million on September 28, 1996. Upon payment or distribution of the Company's assets in a total or partial liquidation, dissolution, reorganization or similar proceeding of the Company, the holders of the Senior Debt will be entitled to receive payment in full before the holders of the Exchange Senior Subordinated Notes are entitled to receive payment thereon. In addition, if any non-payment default occurs that would permit acceleration of any Designated Senior Debt (as defined herein), the holders of such Designated Senior Debt may issue a payment blockage notice prohibiting the Company from making any such payment in respect of the Exchange Senior Subordinated Notes for up to 179 days commencing not less than 360 days after a prior payment blockage notice, if any. The Senior Subordinated Note Indenture provides that the Company may not incur any additional Indebtedness that is both subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Senior Subordinated Notes. Additional Senior Debt may be incurred by the Company from time to time subject to certain restrictions. See "Description of Exchange Notes -- Subordination of Senior Subordinated Notes."


EFFECTIVE SUBORDINATION OF EXCHANGE SENIOR NOTES

     The Exchange Senior Notes will be general unsecured obligations of the Company ranking senior to all subordinated Indebtedness of the Company, including the Exchange Senior Subordinated Notes. However, since Indebtedness under the New Credit Agreement is secured by Liens on substantially all Company assets, the Company's borrowings under the New Credit Agreement will effectively rank senior to the Exchange Senior Notes.


FOREIGN OPERATIONS; LOSSES INCURRED BY PRINTPACK EUROPE



     Prior to the Reorganization, Printpack's operations were conducted principally in North America and its foreign operations were conducted primarily through separately chartered affiliates in the U.K. and Mexico. Following the Reorganization, ownership of Printpack Europe is held by Holdings and Enterprises, and the Company has no interest therein. As a result of the Acquisition, Printpack has acquired three Mexican subsidiaries of JR Flexible, which it plans to combine with its existing Mexican subsidiaries. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions" and "Description of Exchange Notes -- Certain Covenants -- Transactions with Affiliates."


     Printpack management currently believes that Printpack Europe, which was separately managed by its U.K. managers, certain of whom have since been terminated, lost approximately $37.1 million on an unaudited pretax basis for its 1996 fiscal year. These losses resulted from increased raw material costs and intense price competition in the U.K., as well as prior Printpack Europe management's failure to properly recognize expenses as incurred. In December 1994, the Mexican peso was devalued with severe adverse effects on the Mexican economy and the operations of various multinational businesses conducted in that country. Sales to the Company's principal Mexican customer, Sabritas, a Frito-Lay affiliate, declined from $16 million in the Company's fiscal year ended June 24, 1995 to negligible amounts in the first half of fiscal 1996. Mexican sales by Printpack rebounded along with the Mexican economy in the second half of fiscal 1996 to approximately $5 million (approximately 1% of total Company's sales for fiscal 1996). Sales to Sabritas are expected to increase, but the timing and amount of such increase, if any, cannot be predicted, and no assurance can be given as to whether future economic changes in Mexico will adversely affect the Company. See "Prospectus
Summary -- United Kingdom Affiliates;" and "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."


POSSIBLE INABILITY TO REPURCHASE EXCHANGE NOTES UPON A CHANGE OF CONTROL


     The terms of the New Credit Agreement prohibit the Company from repurchasing the Exchange Notes upon the occurrence of a Change of Control (as defined in the Indentures). In addition, since the Company's obligations to repurchase the Exchange Senior Subordinated Notes upon a Change of Control will be subordinated to the Company's obligations to repurchase the Exchange Senior Notes and to repay or repurchase other Senior Debt, in the event of a Change of Control, no payments may be made with respect to the Exchange Senior Subordinated Notes until all of the Company's obligations with respect to the Exchange Senior Notes and such other Senior Debt have been satisfied in full. Accordingly, the Company may not be able to satisfy its obligations to repurchase the Exchange Notes unless the Company is able to refinance or obtain waivers with respect to the New Credit Agreement and certain other Indebtedness, including, in the case of Exchange Senior Subordinated Notes, the Exchange Senior Notes. There can be no assurance that the Company will have the financial resources to repurchase the Exchange Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other Indebtedness. See "Description of Exchange Notes -- Repurchase at the Option of Holders."


     The Change of Control provisions of the Indentures may not, in all instances, obligate the Company to repurchase Exchange Notes at the option of the holder thereof in the event the Company incurs additional leverage through certain types of recapitalizations, leveraged buy-outs or similar transactions that could increase the Indebtedness of the Company and/or decrease the value of the Exchange Notes.


POSSIBLE DIFFICULTIES WITH THE INTEGRATION OF JR FLEXIBLE



     The Acquisition substantially increased the Company's assets and operations. Assets increased approximately 180%, and Printpack estimates that its sales will approximately double, and the number of employees rose approximately 125% upon the Closing of the Acquisition. JR Flexible had 10 manufacturing facilities, six of which will continue to have collective bargaining agreements with their employees after the Acquisition. James River did not begin initiatives to reduce JR Flexible's costs until late 1995. There can be no assurance that sales attributable to JR Flexible's business will not decline or that the Company will be able to successfully integrate JR Flexible's business or realize expected cost savings from the combination.


     In addition, the Acquisition of JR Flexible and its assimilation into Printpack will require significant management time and effort to eliminate redundancies, excess overhead and staff. Certain of these measures include reorganizing the JR Flexible sales and technical staffs, consolidating certain JR Flexible plants over the next six to 12 months into existing Printpack facilities, and reorganizing JR Flexible's manufacturing facilities to operate more like the Company's plants. Additional staff related to management information systems and accounting controls will be needed to manage the expanded operations. Both the timing and realization of cost savings and business synergies could be affected by numerous factors beyond the Company's control, including, without limitation, changes in product structures, changes in customers as a result of acquisitions and divestitures, demographic changes, changes in customer products and packaging demands, new technology, and raw materials price changes, and no assurance is given that the Company will achieve by any particular time, the cost savings and synergies it seeks in the Acquisition. The Company may lose some sales, at least temporarily, from the closing of certain JR Flexible plants and the reorganization and consolidation of JR Flexible's operations. Printpack has announced the closing of two former JR Flexible plants, one in San Leandro, California, and one in Dayton, Ohio, which closures presently are expected to be completed by the end of the Company's fiscal year 1997.


CERTAIN DEPENDENCIES ON CUSTOMER RELATIONSHIPS


     The Company is dependent upon a limited number of large customers with substantial purchasing power for a majority of its sales, and many of such customers are reducing their number of suppliers. The top 10 customers accounted for approximately 62% of the Company's total sales in fiscal 1996. Frito-Lay accounted for approximately 25% of the Company's total sales in fiscal year 1996, and an estimated 13% after giving pro forma effect to the Acquisition. The end user market for flexible packaging has been consolidating with the larger end users gaining market share and realizing the highest growth rates. Other end users have exited the market. For example, in early 1996, Anheuser-Busch discontinued its Eagle salted snack products. Eagle was the Company's third largest customer in 1995, and accounted for $25 million and $21 million, respectively, of Printpack's total sales in fiscal years 1995 and 1996. United Biscuit recently sold its Keebler brand salted snack and cookie/cracker operations to different groups, and the Company believes it has lost some revenue as a result of these changes at this customer. The loss of one or more major customers, or a material reduction in the sales to such customers would have a material adverse effect on the Company's results of operations, EBITDA and cash flows and on its ability to service its Indebtedness. As is customary in the industry, the Company annually establishes volume estimates with most of its customers, but generally has no long-term contracts with its customers, and substantially all such relationships can be terminated on short notice by such customers. See "Printpack Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and
"Business -- Customers."

EXPOSURE TO FLUCTUATIONS IN RAW MATERIAL PRICES

     Printpack and JR Flexible use large quantities of various raw materials, including resins and films in the manufacture of their products. While the Company historically has been able to pass through increases in the costs of resins and other raw materials to end users, large, abrupt increases in the price of raw materials could adversely affect the Company's operating margins, although such adverse effects historically have been only temporary. The Company has acquired from James River five two-year resin supply contracts which provide for substantial discounts on resin prices and should result in estimated cost savings of approximately $7.6 million annually based on current 1996 volumes. These contracts, which are terminable upon 30 days' notice by either party, may reduce risks related to resin prices. There is no assurance that a significant increase in resin or other raw material prices, or a cancellation of one or more favorable resin supply contracts, would not have an adverse effect on the Company's business, results of operations and debt service capabilities. See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing Process."

ENVIRONMENTAL MATTERS


     The Company and JR Flexible's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company has made and expects to continue to make additional capital expenditures in response to changing compliance standards and environmental technology. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company or JR Flexible (including contamination caused by prior owners and operators of such sites) and off-site disposal of hazardous substances and wastes may give rise to additional compliance costs. The Company does not generally incur significant environmental risks in the conduct of its business. Accordingly, the Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future, although James River has agreed to indemnify the Company with respect to certain off-site environmental liabilities related to JR Flexible's operations. Although the

Company does not expect to incur environmental liabilities which are material to its financial condition, there can be no assurance that the Company will not incur liabilities for environmental matters in the future, including those resulting from changes in environmental regulations, that may be material to the Company's results of operations or financial condition. See
"Business -- Environmental Matters and Regulation."


SEASONALITY

     Certain of the end uses for certain of Printpack's products, and, to a lesser extent, JR Flexible's products, are seasonal. Demand in many snack food and soft drink markets is generally higher in the spring and summer. As a result, Company sales and profits are generally higher in the Company's fourth quarter (ending the last Saturday in June) than in any other quarter during its fiscal year. See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The markets in which the Company operates are highly competitive on the basis of price, service, quality and innovation in product structures and graphics. In addition to several hundred smaller competitors, the Company faces strong competition from various large flexible packaging companies, including Bemis, American National Can (a division of Pechiney), Reynolds Metals, Cryovac (a subsidiary of W.R. Grace), Sonoco Products and Huntsman Packaging (a division of Huntsman Chemical), which have significantly greater financial, personnel and other resources than the Company. Although both the Company and JR Flexible have broad product lines and are continually developing their product structures, from time to time customers may determine to use alternative product structures not offered by the Company, with a corresponding reduction in existing and potential revenues from these customers. See "Business."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES


     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Securities Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the Exchange Notes on any national securities exchange or for trading on Nasdaq. The Notes are traded through NASD's PORTAL trading system under the symbol "PRTKNP04" for the Senior Notes and "PRTKNP06" for the Senior Subordinated Notes. Donaldson, Lufkin & Jenrette Securities Corporation has advised the Company that it has made a market in the Notes, and that it may make a market in the Exchange Notes; however, it is not obligated to do so and any market-making activity with respect to the Notes and the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there is no assurance that an active public or other market will develop or continue for the Exchange Notes, and it is expected that the market, if any, that develops for the Exchange Notes will be similar to the limited market that currently exists for the Notes.


EXCHANGE OFFER PROCEDURES


     Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of properly completed and duly executed Letters of Transmittal and all other required documents from holders eligible to participate in the Exchange Offer. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "Explanatory Note;" "Prospectus Summary -- The Exchange Offer;" and "The Exchange Offer."



RESTRICTIONS ON TRANSFER OF NOTES



     Except for persons that are ineligible to participate in the Exchange Offer under positions taken by the Commission Staff, holders of Notes who do not tender their Notes in the Exchange Offer generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Notes that does not exchange that holder's Notes for Exchange Notes will continue to hold unregistered Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures and the Securities Act, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. The failure to participate in the Exchange Offer may adversely affect the ability of eligible holders to resell unregistered Notes in the future.


                                USE OF PROCEEDS


     The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to Printpack from the sale of the Notes on August 22, 1996 were approximately $289.0 million (after deducting estimated expenses and commissions), all of which was applied to the purchase price for JR Flexible. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions;" "Capitalization;" "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations;" and Note 5 to the Company's Financial Statements.

                                 CAPITALIZATION
                                  (UNAUDITED)


     The following table sets forth the capitalization of Printpack and JR Flexible at June 30, 1996, and of Printpack as adjusted to give pro forma effect to the consummation of the (i) Acquisition, (ii) the Offering and (iii) the New Credit Agreement and the application of the proceeds therefrom as described under "Use of Proceeds." The information in the table below is qualified in its entirety by, and should be read in conjunction with, the Printpack Financial Statements and the JR Flexible Combined Financial Statements and the related notes included elsewhere herein.



                                                                         AS OF JUNE 30, 1996
                                                                 ------------------------------------
                                                                 HISTORICAL   HISTORICAL    PRO FORMA
                                                                 PRINTPACK    JR FLEXIBLE   COMBINED
                                                                 ----------   -----------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Current portion of long-term debt and notes payable............   $  36,129    $      --    $      --
Long-term debt, excluding current maturities
  Existing credit facility.....................................      10,000           --           --
  Existing notes payable.......................................     100,625           --           --
  New Credit Agreement.........................................          --           --      223,654
  9 7/8% Senior Notes due 2004.................................          --           --      100,000
  10 5/8% Senior Subordinated Notes due 2006...................          --           --      200,000
  Existing subordinated notes(1)...............................      10,384           --       10,384
  Other debt...................................................          --        2,392           --
                                                                   --------     --------     --------
          Total long-term debt.................................     121,009        2,392      534,038
          Total shareholders' equity...........................      13,460      247,249       12,160(2)
                                                                   --------     --------     --------
          Total capitalization.................................   $ 170,598    $ 249,641    $ 546,198
                                                                   ========     ========     ========


---------------


(1) For a description of the existing subordinated notes, see "Description of Certain Indebtedness -- Shareholder Notes."


(2) Total shareholders' equity has been reduced by the $1.6 million expense, net of tax, for early extinguishment of debt upon the Closing of the Transactions. All of JR Flexible's equity has been eliminated as a result of the Acquisition being accounted for under the purchase method of accounting.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The Unaudited Pro Forma Condensed Combined Statements of Operations for the 12 months ended June 30, 1996 and the three months ended September 28, 1996 present the pro forma combined results of operations of the Company and JR Flexible as if the Transactions had occurred on July 1, 1995. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to present the actual financial position or results of operations of the Company had the Transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Pro forma adjustments are applied to the historical consolidated financial statements of the Company to account for the Transactions. The Acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase cost has been allocated to the assets acquired and the liabilities assumed based on their relative fair values, with any remaining unallocated purchase price applied to identifiable intangibles and goodwill. Printpack management is obtaining final appraisals of JR Flexible's assets and liabilities. The allocation noted above is subject to change based upon receipt of such final appraisals. See "Prospectus Summary -- The Company" and "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Effects of the Acquisition."


     The data for JR Flexible for the 26 weeks ended June 30, 1995 and 1996 are derived from the unaudited JR Flexible Combined Financial Statements included elsewhere herein, which in the opinion of James River management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such interim periods. The results of operations of JR Flexible for the 26 weeks ended June 30, 1996 are not necessarily indicative of results that may be expected for 1996, nor are the pro forma amounts and ratios necessarily indicative of results of operations or combined financial position that would have resulted had the Transactions been consummated at the beginning of the period indicated.


     The Unaudited Pro Forma Condensed Combined Financial Statements also are based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements, contain certain forward-looking statements and should be read in conjunction therewith and with "Prospectus Summary -- The Acquisition, Financing and Related Transactions;" "Special Cautionary Notice Regarding Forward-Looking Statements;" "Summary Unaudited Pro Forma Condensed Combined Financial Data;" "Summary Historical Financial Data;" "Capitalization;" "Risk Factors;" "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations;" and the Printpack Financial Statements and the JR Flexible Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                        PRINTPACK, INC. AND SUBSIDIARIES
            THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE 12 MONTHS ENDED JUNE 30, 1996


                                                           HISTORICAL
                                             HISTORICAL        JR             PRO FORMA       PRO FORMA
                                             PRINTPACK(1)  FLEXIBLE(2)       ADJUSTMENTS      COMBINED
                                             ---------     -----------       -----------      ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales..................................  $ 442,931      $ 467,023         $      --       $ 909,954
Cost of goods sold.........................    363,091        433,558             3,692(3)      800,341
                                              --------       --------           -------        --------
Gross margin...............................     79,840         33,465            (3,692)        109,613
Selling, administrative and research and
  development expenses.....................     44,581         37,799           (24,415)(4)      57,965
Restructuring charges......................         --            894                               894
Severance expense..........................      7,870          1,200                             9,070
Write-off of equity investment.............        200             --                               200
Income (loss) from operations..............     27,189         (6,428)                           41,484
Interest expense...........................     10,814            244            (9,916)(5)      50,620
                                                                                 49,478(6)
Net income (loss)(7).......................  $  13,236      $  (3,893)        $     861(8)    $  (8,635)
OTHER FINANCIAL DATA:
EBITDA(9)..................................     52,033         20,310(10)                        96,758
EBITDA before certain charges(11)..........     59,993         21,844                           106,922
Adjusted EBITDA as a%  of net sales(11)....                                                        14.2%
Capital expenditures.......................     25,786         29,454                            55,240
Depreciation and amortization..............     24,903         26,178             3,692(3)       54,773
RATIOS:
Ratio of EBITDA to interest expense(9).....                                                         1.9x
Ratio of EBITDA before certain charges to
  interest expense(11).....................                                                         2.1x
Ratio of total debt to EBITDA before
  certain charges(11)......................                                                         5.0x
Net income (loss)(7).......................  $  13,236      $  (3,893)        $     861(8)    $  (8,635)
Ratio of earnings to fixed charges(12).....        2.2x           (13)                              0.8x(14)


---------------


 (1) Results of operations are for the 53 weeks ended June 29, 1996.


 (2) Results of operations are for the 53 weeks ended June 30, 1996. The results of operations for this 53 week period were calculated by adding the six months ended June 30, 1996 to the year ended December 31, 1995 and deducting the results for the six months ended June 30, 1995.

 (3) Depreciation of new fair value basis in property and equipment using an estimated useful life of 31 years for buildings and site improvements; a useful life of eight years for machinery and equipment; and amortization of intangibles acquired using a 15 year life.

 (4) Reflects estimated cost savings of $17.1 million as a result of the elimination of duplicative Milford headquarters, pilot plant, as well as redundant salesforce and technical personnel, which sales and technical personnel reductions have been initiated by James River pursuant to the Acquisition Agreement. Also reflects estimated cost savings of $7.3 million as a result of the elimination of JR Flexible corporate overhead.

 (5) Eliminates interest expense on existing indebtedness which will be repaid as part of the Transactions.

 (6) Reflects changes to interest expense and amortization of debt issuance costs as a result of the Acquisition:


        Interest on borrowings under Revolving Credit Facility assuming an interest rate of 6.9%......................................  $ 3,705,300
        Interest on borrowings under the Term Loan assuming an interest
          rate of 7.38%.................................................   12,538,000
        Interest on borrowings under Senior Notes assuming an interest
          rate of 9 7/8%................................................    9,875,000
        Interest on borrowings under Senior Subordinated Notes assuming
          an interest rate of 10 5/8%...................................   21,250,000
        Amortization of debt issuance costs on the New Credit Facility
          and the Notes.................................................    2,110,000
                                                                          -----------
                  Total.................................................  $49,478,300
                                                                          ===========



     Interest expense would change by approximately $20,000 based upon a 1/8th of 1.00% change in interest rates on the New Credit Facility.



 (7) Note that the pro forma results do not reflect a nonrecurring charge of approximately $1.6 million, net of tax, for early extinguishment of the existing indebtedness.

 (8) Eliminate historical tax provision. Due to pro forma net loss, no pro forma income tax provision will be presumed.

 (9) EBITDA represents net income (loss) before interest expense, taxes, depreciation and amortization, but after deductions for restructuring charges, severance expense and write-off of equity investment. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because Company management believes that certain investors may find it to be useful in measuring the Company's ability to service debt.

(10) This includes resin price decreases beginning March 1, 1996, the shedding by JR Flexible of certain low margin business, reductions in waste and cost reduction efforts.

(11) Pro forma combined EBITDA before certain charges, which adds back restructuring charges, severance expense and write-off of equity investment, would have been $106.9 million, and is provided, in part, because similar measures are included in the terms of the Indentures and the New Credit Agreement. Printpack management estimates that additional savings (not reflected in the pro forma combined statements of operations or other pro forma data) aggregating approximately $22.8 million can be achieved as a result of the following:



     (A) $7.8 million in anticipated additional savings as a result of the voluntary retirement program completed by Printpack in fiscal 1996 in which approximately 160 employees participated, but which savings are not reflected in the Printpack Financial Statements; total annual savings are expected to be $9.0 million.



     (B) $5.8 million in anticipated additional savings as a result of favorable raw material contracts acquired by Printpack in conjunction with the Acquisition based on 1996 volumes, which savings are not reflected in the JR Flexible Combined Financial Statements or in the Printpack Financial Statements; total annual savings are expected to be $7.6 million. See "Risk Factors -- Exposure to Fluctuations in Raw Material Prices."



     (C) $9.2 million in anticipated annual savings estimated as a result of the reduction of approximately 150 JR Flexible salaried plant personnel, certain of which have been terminated subsequent to the Closing of the Acquisition.

     If the above items had occurred at the beginning of Printpack's fiscal 1996, Printpack management estimates that the Company's pro forma combined EBITDA before certain charges would have been approximately $129,700. Accordingly, the pro forma ratio of EBITDA before certain charges to interest expense would have been approximately 2.5x and the ratio of total debt to EBITDA before certain charges would have been approximately 4.1x.


     See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Effects of the Acquisition" for a discussion of certain of these cost savings and certain charges related to the Acquisition.


(12) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.


(13) Earnings were approximately $6.1 million less than fixed charges for the 12 months ended June 30, 1996.


(14) Earnings were approximately $10.7 million less than fixed charges on a pro forma combined basis for the 12 months ended June 30, 1996.

                        PRINTPACK, INC. AND SUBSIDIARIES


            THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                 FOR THE THREE MONTHS ENDED SEPTEMBER 28, 1996



                                         HISTORICAL      HISTORICAL           PRO FORMA            PRO FORMA
                                        PRINTPACK(1)   JR FLEXIBLE(2)        ADJUSTMENTS           COMBINED
                                        ------------   --------------   ----------------------     ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net Sales.............................   $  150,787       $ 62,942             $                   $ 213,729
Cost of goods sold....................     (133,829)       (61,966)               3,100(3)          (192,695)
                                          ---------       --------              -------            ---------
Gross margin..........................       16,958            976                3,100               21,034
Selling, administrative and research
  and development expenses............      (15,202)        (4,817)               3,545(4)           (16,474)
Amortization of intangibles...........         (307)            --                                      (307)
                                          ---------       --------              -------            ---------
Income (loss) from operations.........       (1,449)        (3,841)               6,645                4,253
Interest expense......................        6,279             31               (6,025)(5)           12,714
                                                                                 12,429(6)
Net income (loss)(7)..................   $   (8,374)      $ (2,350)                                $ (11,905)
                                          ---------       --------                                 ---------
OTHER FINANCIAL DATA:
EBITDA(8).............................        9,115             57                                    16,366
EBITDA before certain charges(9)......        9,115             57                                    16,366
Adjusted EBITDA as a%  of net
  sales(9)............................                                                                   7.7%
Capital expenditures..................      375,724          2,668                                   378,392
Depreciation and amortization.........        9,304          3,780                  548(3)            13,632
RATIOS:
Ratio of EBITDA to interest
  expense(8)..........................                                                                   1.3x
Ratio of EBITDA before certain charges
  to interest expense.................                                                                   1.3x
Ratio of total debt to EBITDA before
  certain charges.....................                                                                  32.2x
Net income (loss)(7)..................   $   (8,374)      $ (2,350)                                $ (11,905)
Ratio of earnings to fixed
  charges(10).........................          (11)             (11)                                   (12)


---------------


 (1) Results of operations are for the 13 weeks ended September 28, 1996.


 (2) Results of operations are for the 53 days ended August 22, 1996.


 (3) Increase in depreciation of $548 based on new fair value basis in property and equipment purchased in the Acquisition using an estimated useful life of 31 years for buildings and site improvements; a useful life of eight years for machinery and equipment; and amortization of intangibles acquired using a 15 year life. This expense is offset by $3,648 which represents a decrease in cost of goods sold due to the step up in value of inventory attributable to the Acquisition.


 (4) Reflects estimated cost savings of $2.5 million as a result of the elimination of duplicative Milford headquarters, pilot plant, as well as redundant salesforce and technical personnel, which sales and technical personnel reductions have been initiated by James River pursuant to the Acquisition Agreement. Also reflects estimated cost savings of $1.0 million as a result of the elimination of JR Flexible corporate overhead.


 (5) Eliminates interest expense on existing indebtedness which will be repaid as part of the Transactions.

 (6) Reflects changes to interest expense and amortization of debt issuance costs as a result of the Acquisition:



        Interest on borrowings under Revolving Credit Facility assuming
          an interest rate of 6.9%......................................  $   918,500
        Interest on borrowings under the Term loan assuming an interest
          rate of 7.38%.................................................    3,134,500
        Interest on borrowings under Senior Notes assuming an interest
          rate of 9 7/8%................................................    2,468,750
        Interest on borrowings under Senior Subordinated Notes assuming
          an interest rate of 10 5/8%...................................    5,312,500
        Amortization of debt issuance costs on New Credit Facility and
          Notes.........................................................      594,250
                                                                          -----------
                  Total.................................................  $12,428,500
                                                                           ==========



     Interest expense would change by approximately $20,000 based upon a 1/8th of 1.00% change in interest rates on the New Credit Facility.



 (7) Note that the pro forma results do not reflect a nonrecurring charge of approximately $1.6 million, net of tax, for early extinguishment of the existing indebtedness.


 (8) EBITDA represents net income (loss) before interest expense, taxes, depreciation and amortization, but after deductions for restructuring charges and severance expense. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because Company management believes that certain investors may find it to be useful in measuring the Company's ability to service debt.


 (9) Pro forma combined EBITDA before certain charges, would have been $12.7 million, and is provided, in part, because similar measures are included in the terms of the Indentures and the New Credit Agreement. Printpack management estimates that additional savings (not reflected in the pro forma combined statements of operations or other pro forma data) aggregating approximately $3.4 million can be achieved as a result of the following:


     (A) Approximately $2.2 million in savings related to the voluntary retirement program completed by Printpack in fiscal 1996 in which approximately 160 employees participated have been reflected in the Printpack Financial Statements for the three months ended September 28, 1996; total annual savings are expected to be $9.0 million.


     (B) $1.1 million in anticipated additional savings as a result of favorable raw material contracts acquired by Printpack in conjunction with the Acquisition based on fiscal 1996 volumes, which savings are not reflected in the JR Flexible Combined Financial Statements; total annual savings are expected to be $7.6 million. See "Risk
          Factors -- Exposure to Fluctuations in Raw Material Prices."


     (C) $2.3 million in anticipated annual savings estimated as a result of the reduction of approximately 150 JR Flexible salaried plant personnel, certain of whom have been terminated subsequent to the Closing of the Acquisition.


     If the above items had occurred at the beginning of Printpack's fiscal first quarter ended September 28, 1996, Printpack management estimates that the Company's pro forma combined EBITDA before certain charges would have been approximately $19.8. Accordingly, the pro forma ratio of EBITDA before certain charges to interest expense would have been approximately 1.6x and the ratio of total debt to EBITDA before certain charges would have been approximately 26.7x.



     See "Printpack, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Effects of the Acquisition" for a discussion of certain of these cost savings and certain charges related to the Acquisition.


(10) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.


(11) Earnings were approximately $5.1 million and $3.8 million less than fixed charges for Printpack and JR Flexible for the three months ended September 28, 1996 and the 53 days ended August 22, 1996, respectively.


(12) Earnings were approximately $5.3 million less than fixed charges on a pro forma combined basis for the three months ended September 28, 1996.

                        PRINTPACK, INC. AND SUBSIDIARIES

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected historical financial data of Printpack set forth below have been derived from (i) the Company's audited combined financial statements as of and for the year ended June 27, 1992 and (ii) the Company's audited financial statements as of and for the years ended June 26, 1993, June 25, 1994, June 24, 1995 and June 29, 1996 and (iii) the Company's financial statements as of and for the three months ended September 28, 1996 and September 23, 1995, which are unaudited, but which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments (except as resulted from the Transactions), necessary for the fair presentation of such statements. The following selected financial data should be read in conjunction with the Printpack Financial Statements and related notes thereto included elsewhere in this Prospectus and "Printpack Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                    THREE MONTHS ENDED
                                                       FISCAL YEAR ENDED JUNE(1)                       SEPTEMBER(2)
                                       ---------------------------------------------------------   ---------------------
                                         1992        1993        1994        1995        1996       1995(3)     1996(4)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS)                          (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales............................  $361,106    $378,207    $407,272    $454,645    $442,931    $107,118    $150,787
Cost of goods sold...................   298,329     312,913     330,345     370,630     363,091      89,455     133,829
Gross margin.........................    62,777      65,294      76,927      84,015      79,840      17,663      16,958
Selling, administrative and research
  and development expenses...........    38,952      41,319      43,467      49,796      44,581      11,497      15,202
Restructuring charges................        --          --       4,000         626          --          48          --
Severance expense....................        --          --         880          --       7,870          --          --
Write-off of equity investment.......        --          --          --       4,673         200          --          --
Amortization of intangible assets....     2,544         169         169         169         169          42         307
Income (loss) from operations........    21,281      23,806      28,411      28,751      27,020       6,076       1,449
Interest expense.....................     8,291       8,795       9,505       9,943      10,814       2,575       6,279
Other income (expense)...............      (469)      1,777       2,743        (779)        110        (324)        225
Income (loss) before provision for
  income taxes.......................    12,521      16,788      21,649      18,029      16,316       2,884      (4,837)
(Provision) for income taxes.........        --          --      (4,539)       (864)     (3,080)       (545)     (2,106)
Income (loss) before cumulative
  effect of a change in accounting
  principle..........................    12,521      16,788      17,110      17,165      13,236       2,339      (7,743)
Income (loss) before extraordinary
  item...............................    12,521      16,788      17,110      17,165      13,236       2,339      (7,743)
Extraordinary item -- loss on early
  extinguishment of debt.............        --          --          --          --          --          --      (1,631)
Net income (loss)....................    12,521      16,788      17,110      16,824      13,236       2,339      (8,374)



                                                                                                           AS OF
                                                                                                     SEPTEMBER 28, 1996
                                                                                                     ------------------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................    37,727       9,424      34,110      22,982       9,086             63,595
Total assets.........................   226,367     202,828     229,168     230,385     231,269            666,522
Total debt...........................    96,753      97,436     118,075     122,609     157,138            528,383
Shareholders' equity.................    81,313      53,905      41,987      32,305      13,460              5,086



                                                                                                         THREE MONTHS ENDED
                                                               FISCAL YEAR ENDED JUNE(1)                    SEPTEMBER(2)
                                                  ----------------------------------------------------   -------------------
                                                    1992       1993       1994       1995       1996     1995(3)    1996(4)
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)                      (UNAUDITED)
OTHER FINANCIAL DATA:
EBITDA..........................................    42,255     45,688     51,735     50,186     52,033     11,159      9,115
Capital expenditures............................    24,214     35,363     23,870     34,800     25,786      6,484    375,724
Depreciation and amortization...................    21,443     20,105     20,581     22,555     24,903      5,700      9,304
Net income (loss)...............................    12,521     16,788     17,110     16,824     13,236      2,339     (8,374)
Ratio of earnings to fixed charges(5)...........       2.2x       2.7x       3.0x       2.6x       2.2x       1.8x          (6)


---------------

(1) The Company's fiscal year ends on the last Saturday of June.

(2) Results of operations are for the 13 weeks ended September 28, 1996 and September 23, 1995.


(3) These results of operations, balance sheet data, and other financial data do not reflect the Acquisition of JR Flexible.


(4) These results of operations, balance sheet data, and other financial data reflect the Acquisition of JR Flexible as of August 22, 1996.

(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of an accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.


(6) Earnings were approximately $5.1 million less than fixed charges for the three months ended September 28, 1996.

            THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected historical financial data of JR Flexible set forth below have been derived from The Flexible Packaging Group of James River Corporation's (i) audited combined financial statements as of and for the year ended December 26, 1993, (ii) audited combined financial statements as of and for the years ended December 31, 1994 and 1995 and (iii) combined financial statements as of and for the periods ended June 25, 1995 and June 30, 1996, which are unaudited, but which have been prepared on the same basis as the audited financial statements and, in the opinion of James River management, contain all adjustments, consisting only of normal recurring adjustments, which in the opinion of James River management are necessary for the fair presentation of such statements. The following selected financial data should be read in conjunction with the JR Flexible Combined Financial Statements and related notes thereto included elsewhere in this Prospectus.


                                  JR FLEXIBLE

                                                    FISCAL YEAR ENDED           SIX MONTHS ENDED
                                                       DECEMBER(1)                   JUNE(2)
                                              ------------------------------   -------------------
                                                1993       1994       1995       1995       1996
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales...................................  $475,052   $464,517   $486,694    243,103    223,432
Cost of goods sold..........................   421,420    419,643    460,664    230,995    203,889
Gross margin................................    53,632     44,874     26,030     12,108     19,543
Selling, administrative and research and
  development expenses......................    37,280     37,181     40,304     19,919     17,414
Restructuring charges.......................        --         --        894         --         --
Severance expense...........................        --         --      1,200         --         --
Income (loss) from operations...............    16,352      7,693    (16,368)    (7,811)     2,129
Interest expense(4).........................       228        229        245        120        119
Other income (expense)......................       742        603        503        248        305
Income (loss) before provision for income
  taxes.....................................    16,866      8,067    (16,110)    (7,683)     2,315
Provision (benefit) for income taxes........     6,745      3,380     (6,029)    (2,750)     1,060
Income (loss) before cumulative effect of a
  change in accounting principle............    10,121      4,687    (10,081)    (4,933)     1,255
Net income (loss)...........................    10,121      4,687    (10,081)    (4,933)     1,255

                                                                                  AS OF JUNE 30,
                                                                                       1996
                                                                                  ---------------
BALANCE SHEET DATA:
Working capital........................................     69,276     55,937           57,021
Total assets...........................................    347,971    350,566          346,119
Total debt.............................................      2,392      2,392            2,392
Shareholders' equity...................................    241,141    249,484          247,249


                                                    FISCAL YEAR ENDED           SIX MONTHS ENDED
                                                       DECEMBER(1)                   JUNE(2)
                                              ------------------------------   -------------------
                                                1993       1994       1995       1995       1996
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
OTHER FINANCIAL DATA:
EBITDA(4)...................................    37,573     30,203      8,260      3,837     15,887
Capital expenditures........................    14,307     32,634     49,430     29,800      9,824
Depreciation and amortization...............    20,479     21,907     24,125     11,400     13,453
Net income (loss)...........................    10,121      4,687    (10,081)    (4,933)     1,255
Ratio of earnings to fixed charges(3)(4)....      15.6x       8.4x    (5)        (5)           5.0x


---------------

(1) Results of operations are for the 52 weeks ended December 26, 1993 and December 25, 1994, and for the 53 weeks ended December 31, 1995.
(2) Results of operations are for the 26 weeks ended June 25, 1995 and June 30, 1996.

(3) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary items and cumulative effect of an accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals.
(4) Interest expense, EBITDA and ratio of earnings to fixed charges for JR Flexible are not necessarily indicative of JR Flexible on a stand-alone operating basis. See Note 2 to the JR Flexible Combined Financial Statements.

(5) Earnings were approximately $16.1 million and $7.7 million less than fixed charges in the fiscal year ended December 1995 and the six months ended June 30, 1996, respectively.

                                PRINTPACK, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION


     The following is a discussion and analysis of the results of operations and financial condition of Printpack for the first quarter of fiscal 1997 ended September 28, 1996 compared to the first quarter of fiscal 1996 ended September 23, 1995 and for the three fiscal years prior to the completion of the Transactions. The periods prior to the Transactions do not reflect the significant effects of such Transactions on the Company. This discussion should be read in conjunction with the audited financial statements of Printpack and with the unaudited interim financial statements and the notes thereto included elsewhere herein. The following also contains certain forward-looking statements that involve risks and uncertainties, and the Company's results following the Closing of the Transactions could differ materially from those discussed herein. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions" and "Special Cautionary Notice Regarding Forward-Looking Statements;" "Risk Factors;" "Business;" and the Printpack Financial Statements and related notes.


RESULTS OF OPERATIONS


  First Quarter ended September 28, 1996 compared to First Quarter ended September 23, 1995



     Net Sales. Net sales increased $43.7 million or 40.8% to $150.8 million in first quarter of fiscal 1997, ended September 28, 1996, from $107.1 million in first quarter of fiscal 1996 due primarily to sales to new and existing customers resulting from the Acquisition completed on August 22, 1996. Price changes to customers during the most recent fiscal quarter were insignificant.



     Gross Margin. Cost of goods sold increased $44.4 million or 49.6% to $133.8 million in first quarter of fiscal 1997 from $89.5 million in first quarter of fiscal 1996, which reduced gross margins to $17.0 million in first quarter of fiscal 1997 from $17.7 million in the same period one year earlier. Cost of goods sold increased to 88.8% of net sales in first quarter of fiscal 1997 from 83.5% in first quarter of fiscal 1996, primarily because of higher manufacturing costs in the plants obtained from James River as part of the Acquisition. In future quarters, Company management intends to reduce these costs compared to the prior year.



     Operating Expenses. Selling, administrative and research and development expenses increased $3.7 million dollars or 3.2% to $15.2 million in first quarter of fiscal 1997 from $11.5 million in first quarter 1996. The increase was primarily attributable to cost increases resulting from the Acquisition, including certain related expenses that management believes are not likely to be continuing. Selling, administrative and research and development expense as a percentage of net sales declined to 10.1% in first quarter of fiscal 1997 from 10.7% in first quarter 1996 as a result of additional sales from the Acquisition.



     Certain Charges. The interim financial results include certain assets and liabilities and five weeks of operating results of JR Flexible which was acquired on August 22, 1996. The Acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price of approximately $380 million includes approximately $7.0 million of severance and other exit costs primarily associated with the announced closing of the San Leandro and Dayton plants, and approximately $1.0 million in other acquisition costs, has been preliminary allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. This allocation has resulted in goodwill of approximately $28.6 million and other intangibles of approximately $26.5 million which are being amortized on a straight-line basis over 15 years. The final purchase price for the Acquisition is subject to adjustment based upon an audit of the James River closing statement of assets acquired and liabilities assumed, and resolution of certain items, as contemplated in the Acquisition Agreement.



     Accruals related to the announced closure of the two plants represent management's best estimate of the anticipated costs to be incurred. Additional costs associated with the closure of these plants will be allocated to the purchase price for JR Flexible. The current exit plans are expected to be completed by March 31, 1997.

     The operating results of the JR Flexible facilities being closed are included in the statement of operations and statement of cash flows presented for the 13 weeks ended September 28, 1996 and were not material to the Company's financial results for the period.



     Operating Income. A loss from operations of $1.5 million was realized for the three months ended September 28, 1996 compared to income from operations of $6.1 million in the corresponding period of fiscal 1996. The loss was predominantly due to lower gross margins, higher selling, administrative and research and development expenses which were adversely affected by the Acquisition, as described above.



     Other Income and Expense. Interest expense increased $3.7 million (143.8%) to $6.3 million in the first quarter of fiscal 1997 compared to $2.6 million in first quarter of fiscal 1996 due to increased borrowings incurred in connection with the Transactions on August 22, 1996.



     An income tax expense of $1.9 million was incurred in the first quarter of fiscal 1997 compared to an income tax expense of $0.5 million in first quarter of fiscal 1996. The increase in the effective tax rate from 18.9% in first quarter 1996 to 39.0% in first quarter 1997 is primarily attributable to the Reorganization and the termination of elections to be taxed under Subchapter S applicable to certain Company operations previously conducted by Enterprises. The effective income tax rate is exclusive of a one time charge of $3.8 million for this change in tax election.



     In the first quarter of fiscal 1997, the Company incurred debt prepayment fees of $1.6 million, net of the applicable tax benefit on its indebtedness refinanced as part of the Transactions.



     The Company's net loss of $6.7 million in first quarter of fiscal 1997 compared to net income of $2.3 million in first quarter 1996. The loss is primarily attributable to the absorption of the new Acquisition into the operations of the Company, and the extraordinary charge of $1.6 million for debt repayment fees.


  Fiscal Year 1996 Compared to Fiscal Year 1995


     The following discussion with respect to prior fiscal years of the Company is based on the historical financial capital structure of the Company without regard to the effects of the Acquisition. The Acquisition has been accounted for using the purchase method of accounting. As a result of the additional assets obtained in the Acquisition, the Company expects to record expenses for depreciation and amortization that are in excess of historical levels for the Company, as well as reserves for cost reduction measures that will be adjustments to the Acquisition balance sheet. In addition, the results of operations of the Company, as compared with historical results, will be significantly affected by the substantial increase in the Company's outstanding Indebtedness in connection with the financing of the Acquisition, including interest charges on the Indebtedness incurred under the New Credit Agreement and the Notes and the costs associated with the Receivables Securitization Facility. The Notes and the New Credit Agreement include various affirmative, negative and financial covenants with which the Company must comply, including but not limited to, the maintenance of certain financial ratios, and limitations on the incurrence of additional Indebtedness and the payment of dividends. See "Description of Exchange Notes;" "Description of Certain Indebtedness" and "Receivables Securitization Facility."


     Net Sales

     Net sales decreased $11.7 million (2.6%) to $442.9 million in fiscal 1996 from $454.6 million in fiscal 1995, despite sales to most customers increasing. Part of this decrease is attributable to strong sales in fiscal 1995, and to reduced sales in fiscal 1996 to three leading customers resulting from circumstances unrelated to the Company. In February 1996, Anheuser-Busch announced the closing of its Eagle Snacks division and the sale of most of its fixed assets to Frito-Lay. Printpack had been the exclusive flexible packaging supplier to Eagle Snacks, which was one of the Company's largest customers and accounted for $21 million of sales in fiscal 1996, down from $25 million in fiscal 1995. Although Eagle Snacks no longer exists, Printpack management believes that Eagle Snacks' sales ultimately will be absorbed by the salted snack industry's other participants, including Frito-Lay, one of Printpack's largest customers. Keebler's salted snack foods were sold by United Biscuit, plc in November 1995 to an investor group with a regional focus compared to Keebler's national sales program. Although Printpack has continued to supply packaging to Keebler's cookie/cracker business, the reduced scope of Printpack's role as a provider of flexible packaging for Keebler's salted snack business negatively affected Printpack's fiscal 1996 sales. Finally, Printpack experienced a decline of approximately 70% in its business with Mexican customers, especially Sabritas, a Frito-Lay subsidiary, in fiscal 1996 versus fiscal 1995 due to the effects of the devaluation of the Mexican peso in December 1994. Such effects were the Mexican peso's loss of more than half of its value over the course of the next year and a half and the subsequent Mexican recession. In addition, declines of up to approximately 10% in average raw materials prices in fiscal 1996 reduced the selling prices of the Company's products, which contributed to this decline in dollar sales. See "Risk Factors -- Foreign Operations; Losses incurred by Printpack Europe;" "-- Certain Dependencies on Customer Relationships" and "-- Exposure to Fluctuation in Raw Materials Prices."


     Gross Margin


     Gross margin in fiscal 1996 decreased $4.2 million (5.0%) to $79.8 million from $84.0 million in fiscal 1995. Gross margin as a percentage of net sales in fiscal 1996 decreased slightly to 18.0% compared to 18.5% in fiscal 1995. During fiscal 1995 and 1996, certain inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the costs of 1995 and 1996 purchases, the effect of which decreased cost of goods sold and increased income from operations by approximately $1,800,000 and $500,000, respectively. The decreases in gross margin and gross margin as a percentage of net sales also resulted from the underabsorption of manufacturing fixed costs and overhead caused by the loss of business from Eagle Snacks, Keebler and Sabritas and the underutilization of new capacity added in fiscal 1995 at the Rhinelander and Grand Prairie plants, offset by approximately $6.0 million of reduced EVA Plan (as defined herein) expense. See "-- Liquidity and Capital Resources" and "Management -- Incentive and Deferred Compensation."


     Operating Expenses

     Operating Expenses in fiscal 1996 decreased $5.2 million (10.5%) to $44.6 million from $49.8 million in fiscal 1995. Operating Expenses as a percentage of net sales decreased from 10.1% of net sales in fiscal 1996 compared to 11.0% in fiscal 1995. These decreases were due primarily to $6.0 million of reductions in EVA Plan expense, $1.2 million due to the partial year benefit resulting from Printpack's headcount reduction program begun in March 1996 and $0.7 million of reduced profit sharing expense, offset by normal pay increases.

     Certain Charges


     In fiscal 1996, the Company took a non-recurring charge of approximately $7.9 million related to the severance of approximately 160 employees located at its manufacturing and corporate headquarters facilities. This program included approximately 160 employees, and resulted in a $7.9 million one-time severance charge. Management estimates that payroll and associated expenses related to such employees will be reduced by approximately $9.0 million annually, approximately $1.2 million of which was realized in the last four months of fiscal 1996. The Company made severance payments of $1.9 million in fiscal 1996 and anticipates making additional severance payments of approximately $5.4 million and $0.6 million in fiscal year 1997 and 1998, respectively. The Company also wrote-off in fiscal 1996 approximately $0.2 million of investments in an unaffiliated company. In fiscal 1995, the Company realized a non-recurring charge of approximately $4.7 million related to the Company's debt guarantee on behalf of an unaffiliated company attempting to develop and market new packaging technology, which guarantee subsequently was paid and terminated. There are no other guarantees related to this defunct unaffiliated company. In fiscal 1995, an additional charge of $0.6 million was recognized on the 1994 sale of the Company's Cincinnati, Ohio plant to Orflex, Ltd. a limited liability partnership ("Orflex").

     Operating Income

     Income from operations decreased $1.7 million (6.0%) to $27.2 million in fiscal 1996 from $28.9 million in fiscal 1995, primarily as a result of the decrease in net sales, and the charges taken in fiscal 1996 and the other changes described above.

     Other Income and Expense

     Interest expense in fiscal 1996 increased by $0.9 million to $10.8 million compared to $9.9 million in fiscal 1995 due to a larger average amount of indebtedness outstanding in fiscal 1996. The Company's undistributed loss in Orflex increased from $(0.3) million in 1995 to $(1.1) million in 1996, reflecting additional losses at that unit. Other expense of $0.5 million in fiscal 1995 became income of $1.2 million in fiscal 1996, primarily as a result of the Company receiving the proceeds of insurance when a former shareholder died.

     As a result of the foregoing, income before provision for income taxes declined 9.5% from $18.0 million in fiscal 1995 to $16.3 million in fiscal 1996. The provisions for income taxes increased 256.5% from $0.9 million in fiscal 1995 to $3.0 million in fiscal 1996 owing to a deferred credit in fiscal 1995 that related primarily to the fact that incentive compensation expenses are recognized at different times for financial reporting and tax purposes. The current portion of income tax expense decreased 49.2% from $5.9 million in fiscal 1995 to $3.0 million in fiscal 1996 because of reduced income. Deferred income taxes declined from $5.1 million in fiscal 1995 to $.1 million in fiscal 1996, primarily because of the deferred tax credit described above. See "Management -- Executive Officer and Director Compensation" and Note 13 to the Printpack Financial Statements.

     Net income declined 21.3% between fiscal 1995 and 1996 from $16.8 million to $13.2 million. If the Company had not elected Subchapter S status for federal income taxes during fiscal 1995 and 1996, net income on a pro forma basis would have been $9.8 million for fiscal 1996, approximately $1.4 million (12.6%) less than the $11.2 million for fiscal 1995.

  Fiscal Year 1995 Compared to Fiscal Year 1994

     Net Sales


     Net sales in fiscal 1995 increased $47.4 million (11.6%) to $454.6 million from $407.3 million in fiscal 1994, reflecting continued growth from existing and new customers as well as increases in raw material prices that were reflected in higher selling prices of between 10 and 60%. The Company's sales to Sabritas, a new customer to Printpack in fiscal 1995, were $16 million, most of which was realized prior to January 1995 and the devaluation of the Mexican peso. See "Risk Factors -- Foreign Operations; Losses incurred by Printpack Europe."


     Gross Margin


     Gross margin in fiscal 1995 increased $7.1 million (9.2%) to $84.0 million from $76.9 million in fiscal 1994. Gross margin as a percentage of net sales in fiscal 1995 decreased slightly to 18.5% compared to 18.9% in fiscal 1994. Despite the positive effects of increased sales absorption of manufacturing costs, the modest decline in gross margin as a percentage of net sales resulted primarily from rapid raw material (primarily resin and film) price increases that were not fully recovered by price increases. Raw material prices began moving upward midway through fiscal 1994 and remained higher through fiscal 1995 due to increased demand for, and shortages in raw material supplies. According to the FPA, unanticipated shortages in substrates (film, paper or foil) placed pressure on industry margins generally, and to an extent experienced only once before in the last 20 years. See "Risk Factors -- Exposure to Fluctuations in Raw Material Prices" and "Business -- Manufacturing Process."

     Operating Expenses

     Operating Expenses in fiscal 1995 increased $6.3 million (14.6%) to $49.8 from $43.5 million in fiscal 1994. This increase was due largely to approximately $4.8 million of increases in incentive compensation, especially as a result of expenses for the long-term portion of the EVA Plan being first recognized in fiscal 1995. Operating Expenses as a percentage of sales remained relatively steady at 11.0% of sales in fiscal 1995 compared to 10.7% in fiscal 1994, as a result of higher volumes and continued cost cutting efforts. See "Management -- Executive Officer and Director Compensation."

     Certain Charges

     In fiscal 1994, the Company incurred restructuring and severance expenses of approximately $0.9 million to reduce the work force at the Company's Cincinnati, Ohio plant and $4.0 million in other plant closing costs related to that plant. Subsequently, this plant was sold to Orflex, which is 49% owned by Printpack. This sale resulted in $3.3 million of deferred gain, and in fiscal 1995 an additional charge of $0.6 million was recognized on this transaction.

     Operating Income

     Income from operations in fiscal 1995 increased $0.3 million to $28.9 million compared to $28.6 million in fiscal 1994. This was attributable to the incremental profit on larger net sales offset by higher raw material costs and other Operating Expenses.

     Other Income and Expense

     Interest expense in fiscal 1995 increased by $0.4 million to $9.9 million compared to $9.5 million in fiscal 1994 due to higher average outstanding indebtedness in fiscal 1995, offset in part by lower interest rates on variable rate debt in fiscal 1995. Other income of $2.7 million in fiscal 1994 declined $3.5 million to a loss of $0.8 million in fiscal 1995 because of the gain in fiscal 1994 on the sale of an interest in Deluxe Engravings. See Note 4 to the Printpack Financial Statements.

     As a result of the foregoing, income before provision for income taxes declined 16.7% from $21.6 million in fiscal 1994 to $18.0 million in fiscal 1995. The provisions for income taxes declined 80.1% from $4.5 million in fiscal 1994 to $0.9 million in fiscal 1995. Approximately $2.9 million of this decline is attributable to the one-time effect of the Company dropping its election to be taxed under Subchapter S of the Code.

     In fiscal 1995, Printpack incurred a one-time, after-tax charge of $0.3 million resulting from the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." See Note 12 to the Printpack Financial Statements.

     Net income declined 1.7% between 1994 and 1995 from $17.1 million to $16.8 million. If the Company had not elected Subchapter S status for federal income taxes during fiscal 1994 and 1995, net income on a pro forma basis would have been $13.8 million for fiscal 1994, and would have declined approximately 18.8% to $11.2 million in fiscal 1995.

RESEARCH AND DEVELOPMENT


     The Company expenses its research and development ("R&D") costs as incurred. Such expenditures were $5.2 million, $5.8 million and $5.5 million, in fiscal 1996, 1995 and 1994, respectively. JR Flexible also expenses its R&D as incurred and such expenses were $6.0 million in 1995 and $6.5 million in 1994. See "Risk Factors -- Competition" and "Business -- Business
Strategy -- Technological Innovation."


LIQUIDITY AND CAPITAL RESOURCES


     The Transactions consummated in the first quarter of fiscal 1997 ended September 28, 1996 changed the Company's financial condition, adding substantial indebtedness and were the principal cause of the reduction of the parent's equity investment from $13.5 million to $5.1 million in shareholders' equity. Capital expenditures of $3.5 million in fiscal 1996 and $6.5 million in fiscal 1995 continued to be principally for new property, plant and equipment. Cash and cash equivalents increased $11.3 million to $11.5 million at September 28, 1996 as compared to approximately $0.2 million one year earlier and at June 29, 1996. The increase was primarily due to the Transactions, especially the New Credit Facility and borrowings thereunder.


     Cash flows from operations were $17.7 million in fiscal 1996, $22.0 million (55.4%) less than in the previous fiscal year. This reflected a number of items, including decreases in inventories, increases in prepaid expenses and other assets, $7.5 million reduction in dividends and income taxes payable, reduction in bonuses payable and accounts payable. Cash flows from operations were $39.7 million in fiscal 1995, $5.7 million (12.6%) less than in fiscal 1994. This reflected a number of items, especially a $7.4 million decrease in deferred taxes, a $5.8 million increase in incentive compensation paid, the change in SFAS No. 112, and changes in working capital components related to higher sales volumes.

     In fiscal 1996, cash flows used in investing activities, principally capital expenditures for new property, plant and equipment, decreased 19.5% to $23.7 million. At the same time, proceeds from the disposition of property and equipment decreased from $5.3 million to $0.8. Cash flows used in investing activities, principally capital expenditures for new property, plant and equipment, increased in fiscal 1995 25.2% to $29.5 million from $23.5 million in fiscal 1994. These expenditures included significant investments in production facilities. Significant projects included a new converting plant in Grand Prairie ($19.9 million) and building renovations and a new press in Rhinelander ($11.0 million). At the same time, proceeds from the disposition of property and equipment increased from $0.3 million to $5.3 million, primarily because of the sale of the Cincinnati plant to Orflex.

     Cash provided by financing activities in fiscal 1996 was $2.4 million, compared to cash used in financing activities of $20.3 million one year earlier. In fiscal 1995, cash used in financing activities increased 144.6% from $8.3 million to $20.3 million. These amounts reflect dividends paid of $32.1 million, $26.5 million and $29.0 million, respectively, in fiscal 1996, 1995 and 1994, primarily to fund Printpack Europe's acquisitions and operations and to compensate Company shareholders for the personal taxes resulting from the Company's Subchapter S election. In fiscal 1994, the Company borrowed an additional $20.7 million, net of repayments of principal, but in fiscal 1995, the Company's net borrowings after principal repayments were only $4.5 million, which reflects the issuance of $10.4 million in subordinated notes to Company shareholders to facilitate intergenerational transfers of Company stock among the members of the Company's controlling family. In fiscal 1996, net borrowings were $34.5 million, which additional borrowings were used to pay dividends primarily to fund the operations of Printpack Europe. The Indentures and the New Credit Agreement will restrict future contributions to Printpack Europe.

     In light of the indebtedness to be incurred in connection with the Acquisition, the Company determined to reduce its exposure to changes in interest rates, which had fluctuated during early Summer 1996. The Company entered into a $300 million notional principal amount interest rate swap with Bank of America, Chicago, Illinois ("BAI"), which was settled based upon the difference between the present value of 10 years of interest payments at the 10-year Treasury note yield on August 19, 1996 and 6.895%. As a result of subsequent declines in interest rates, the Company settled this interest rate swap with a cash payment to BAI on August 21, 1996 of $7.4 million. Such funds were obtained from existing credit lines, and repaid with proceeds from the Revolving Credit Facility.

     Printpack management believed that Orflex needed additional cash to fund its operations, and Printpack made an additional subordinated, demand loan to Orflex of approximately $700,000 prior to the Closing of the Transactions. Printpack management believes Orflex may have to seek additional funding from other sources, which may or may not be obtainable. The Indentures and the New Credit Agreement restrict further investments in, or loans to, Orflex by Printpack following the Closing. See "-- Results of Operations -- Other Income and Expenses;" "Description of Exchange Notes;" "Description of Certain Indebtedness;" and Note 4 to the Printpack Financial Statements.

     The Company's primary sources of liquidity have been cash flows from operations and borrowings under existing bank credit facilities and private placements of fixed rate, unsecured notes to insurance companies. The Company has used borrowings under the bank credit facilities to meet seasonal fluctuations in working capital requirements. These working capital requirements generally peak during January through March when sales volumes generally are lowest. See "Description of Certain Indebtedness -- New Credit Agreement" and Note 5 to the Company's Financial Statements.



     The Indentures contain certain covenants that, among other things, could limit the ability of the Company and its Subsidiaries to incur additional Indebtedness outside the New Credit Facilities, and the Company's former reliance on privately placed debt may be shifted to borrowings under the New Credit Facility, and to the use of proceeds from the sale of Receivables pursuant to the Receivables Securitization Facility. See "Prospectus
Summary -- The Acquisition, Financing and Related Transactions;" "Risk Factors -- Restrictive Covenants;" "Description of Exchange Notes -- Certain Covenants;" and "Receivables Securitization Facility."



     Cash and cash equivalents have declined over the last three years from $13.8 million at the end of fiscal 1994 to $0.2 million at the end of fiscal 1996. During this same period, the Company's current ratio has decreased 1.57 to 1.12, as a result of a long-term loan in the principal amount of $25 million due December 31, 1996 being included for the first time in current liabilities in fiscal 1996. At the same time, Printpack was using cash to pay dividends to fund Printpack Europe's acquisitions and operations. On June 29, 1996, Printpack had approximately $8.8 million available under bank lines of credit. The Company's cash position has decreased since June 25, 1994 principally as a result of investments by the Company prior to the Reorganization in Printpack Europe and distributions to the shareholders of the Company to pay taxes payable by such shareholders as a result of elections by the Company and its predecessors to be taxed under Subchapter S of the Code. See "Prospectus Summary -- United Kingdom Affiliates;" "-- The Acquisition, Financing and Related Transactions" "Risk Factors -- Foreign Operations; Losses incurred by Printpack Europe;" and Printpack Financial Statements -- Statements of Cash Flows and the accompanying notes thereto.



     JR Flexible participated in James River's centralized cash management system and, as such, its cash funding requirements were historically met by James River, and its cash and liquidity are not representative of its operation on a stand-alone basis. See Note 2 to the JR Flexible Combined Financial Statements.



     Immediately following the Acquisition, the Company had approximately $51.3 million available under the New Credit Agreement for liquidity and working capital.


     Printpack's capital expenditures in fiscal 1996, 1995 and 1994 were $25.8 million, $34.8 million, and $23.9 million, respectively, aggregating $84.5 million. Printpack management estimates maintenance capital expenditures of $10 million per year have been necessary, which are expected to increase to $17 million annually following the Acquisition.

     During its last two fiscal years ended December 31, 1995, JR Flexible's capital expenditures aggregated approximately $82.0 million ($49.4 million in fiscal 1995 and $32.6 million in fiscal 1994). In the first six months of 1996, JR Flexible's capital expenditures were approximately $9.8 million. Printpack's management estimates JR Flexible's maintenance capital expenditures to be approximately $7 million per year.


     The Company believes that its primary liquidity needs will consist of capital expenditures, debt service and working capital. Estimated capital expenditures for the combined entity are expected to be approximately $45.0 million per year for each of the next three fiscal years. Approximately $17 million per year is expected to be used for replacements and other capital expenditures, with the balance expected to be used for productivity improvements and to meet the specific needs of Company customers.



     Based upon current levels of operations, anticipated improvements in the JR Flexible operations acquired in the Acquisition and certain cost saving measures, the Company believes that cash flow from operations, borrowings under the New Credit Agreement, sales of accounts receivable under Receivables Securitization Facility and other sources of liquidity, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future, which for purposes of this discussion and, under current conditions, is at least the next 12 months.

There can be no assurance, however, that the Company's business will continue to generate cash flows from operations at or above current levels or that anticipated improvements in operations and cost savings will be realized. See "Risk Factors," including, without limitation, "-- Certain Financing Considerations; Significant Leverage" and "-- Possible Difficulties with the Integration of JR Flexible."



CERTAIN EFFECTS OF THE ACQUISITION



     Following the Acquisition, Printpack plans substantial reductions in operating expenses, which may result in charges in addition to those described herein. In particular, Printpack management estimates that a significant portion of savings will be derived from the following:



  Resin Contracts



     On March 1, 1996, JR Flexible began to benefit from five favorable resin supply contracts which provide substantial discounts on resin purchases. These contracts, which are terminable upon 30 days' notice by either party, are expected, following the Acquisition, to save the combined Company an estimated $7.6 million annually through their scheduled expiration in March 1998.



  Headcount Reduction Program



     As part of the Acquisition, Printpack expects to realize cost savings of approximately $24.4 million from the elimination of certain expenses related to JR Flexible's headquarters, which Printpack is not purchasing, the elimination of redundant sales force and technical personnel and the elimination of certain corporate overhead. The headcount reduction will result in a one-time reimbursement of approximately $1.6 million to James River at the Closing of the Acquisition. In addition, Printpack management plans to reduce the salaried headcount at certain of JR Flexible's plants by approximately 150 employees shortly after the Closing of the Transactions. This will reduce the excess salaried staff at such plants, and eliminate duplicative staffing. However, a few additional staff personnel will be added to implement Printpack's financial systems and operating procedures. Management estimates that such headcount reductions will reduce salary and employee benefit expenses by approximately $9.2 million annually. Such reduction will result in a one-time severance payment of approximately $2.7 million. See "Risk Factors -- Possible Difficulties with the Integration of JR Flexible;" "-- Exposure to Fluctuation in Raw Material Prices" and "Unaudited Pro Forma Condensed Combined Statements of Operations."



EFFECTS OF INFLATION


     Inflation has not had a significant effect on the Company's operations. Increases in raw material costs to Printpack typically lag movements in the markets for such materials. Thus, in a period of rising prices, the effects of such increases are delayed several months and Printpack's ability to pass these price increases to its customers also is subject to similar lags. See "Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994;" "Risk
Factors -- Exposure to Fluctuations in Raw Material Prices;" and
"Business -- Manufacturing Process."

ACCOUNTS RECEIVABLE


     Accounts receivable are generally collected within approximately 20 days. Printpack and JR Flexible have historically experienced minimal chargeoffs (less than $1 million per year on a combined basis or less than 0.1% of net sales), reflective of the high quality of each company's respective customer base.


                                    BUSINESS

GENERAL

     Printpack is one of the largest domestic manufacturers and converters of flexible packaging products for use by leading salted snacks, confectionery, cookies/crackers, cereal, beverage and other food and consumer product companies. The Company was founded in 1956 in Atlanta, Georgia and remains a privately held corporation owned and managed by the founding family, together with several long-term members of management. On April 10, 1996, Printpack entered into the Acquisition Agreement with James River to acquire JR Flexible. JR Flexible was also one of the largest domestic manufacturers and converters of flexible packaging products to leading food and consumer products companies, as well as a major supplier of high performance films to other flexible packaging converters. The Acquisition has further increased Printpack's leading position in the flexible packaging industry with total annual combined pro forma sales of approximately $900 million and an estimated market share of approximately 12% of total 1995 industry sales.


     Management estimates, based in part upon trade and FPA data, that the Company, prior to the Acquisition, had the leading market share in several major end use categories, including salted snack foods (approximately 30% market share), which includes packaging for such products as Lays and Ruffles potato chips; confectionery products (approximately 30% market share), which includes packaging for such products as Reese's and Hershey's candy bars; and cookies/crackers (approximately 17% market share), which includes packaging for such products as Fig Newtons and Famous Amos cookies. The Company's customer base prior to the Acquisition included nationally recognized, brand name food companies, such as Frito-Lay, General Mills, Hershey, Mars, Nabisco, Nestle, Quaker Oats and Ralston, many of which have been customers of the Company for over 20 years.



     The Company manufactures a wide variety of high value-added flexible packaging products, including laminates made of various layers of plastic film, aluminum foil, metallized films, paper and specialized coatings, as well as cast and blown monolayer and co-extruded films. Printpack's sales and EBITDA before certain charges for fiscal year 1996 were $442.9 million and $60.0 million, respectively. Over the last five fiscal years ending June 1996, the Company has experienced compound annual sales growth and growth of EBITDA before certain charges of 5.2% and 8.9%, respectively, exclusively through internal growth.


     James River entered the flexible packaging business in 1986 in connection with its acquisition of certain assets of Crown Zellerbach. Since then, James River and JR Flexible acquired several flexible packaging plants from other companies. JR Flexible was a leading supplier of flexible packaging for various end uses, including bakery, cookies/crackers, cereal, ream wrap (wrapping for reams of office paper), tissue/towel overwrap, coffee serving packs and dentifrice (plastic laminate materials for toothpaste tubes and other personal care products). JR Flexible manufactured many of the same product lines and materials as those manufactured by Printpack. In addition, JR Flexible was recognized as a leading film manufacturer with a good reputation for product innovation. JR Flexible's customer base included many of the same brand name food companies as Printpack's including General Mills, Nabisco, Nestle and Quaker Oats, as well as other major consumer product companies such as Flowers, Kellogg, Kraft and James River. The Acquisition therefore has broadened Printpack's sales to certain existing customers, as well as provided new customer relationships and products.

     In recent years, JR Flexible was an underperforming business, and its sales and earnings have declined. However, in late 1995, James River and JR Flexible management began various profitability improvement measures, including shedding certain lower margin businesses, reducing waste and related costs, improving product and production mixes and negotiating favorable long-term raw materials contracts, especially for resins. As a result of these initiatives, JR Flexible's unaudited EBITDA for the 26 weeks ended June 30, 1996 was $15.9 million compared to $3.8 million for the same period in 1995. JR Flexible's unaudited sales and EBITDA before certain charges for the 12 months ended June 30, 1996 were $467.0 million and $21.8 million, respectively. See Note 2 to the JR Flexible Combined Financial Statements.

INDUSTRY

     Flexible packaging products are thin, pliable bags, pouches, labels or wraps for food and other non-food consumer goods and related containers, which are generally produced from single web and multi-web laminates of various types of plastic, paper, film and foil. Flexible packaging products are manufactured to provide a broad range of protection for packaged goods while also providing packaging that is cost-effective, space-saving, lightweight, tamper evident, convenient and disposable. Over the last several years, end users of flexible packaging have increasingly sought better and cheaper packaging alternatives to meet changing demographics and customer needs. Growing food categories such as low-fat and non-fat foods require more sophisticated packaging structures to improve freshness, shelf life and resealability. Packaging must have specific barrier characteristics against light, moisture, gas (primarily oxygen) and aroma consistent with the type of food packaged. In addition, packaging and changes in packaging graphics, often for short-term promotions, increasingly are used to attract customers and differentiate products at the point of sale. Major end users in the food and other consumer product industries are generally reducing the number of suppliers which places an emphasis on cultivating strong customer relationships.

     Management estimates, based upon FPA data and other industry and trade information, that the flexible packaging industry had annual sales of approximately $7.5 billion in 1995 and has grown faster than the packaging industry generally over recent years. The eight largest flexible packaging companies account for approximately 50% of total 1995 industry sales, with the balance shared by several hundred other competitors. Printpack management believes recent industry growth has been and will continue to be driven by (i) the shift from rigid containers (paperboard, glass and plastic) to lower cost and lighter weight flexible packaging, (ii) changing demographic trends which have increased the demand for more convenient forms of packaging, including single servings and packaging that extends product shelf life, (iii) the growth in several major end use market segments (such as snack foods), (iv) the growth of low-fat and non-fat foods which require more complex packaging barriers, (v) concerns over waste and resource reduction, and (vi) increasing demands for specialized packaging with enhanced barrier properties and distinctive graphics.

BUSINESS STRATEGY

     Printpack focuses its sales and marketing efforts, technical development initiatives, and manufacturing capabilities on targeted end use markets for flexible packaging, with the goals of achieving critical mass and leading market shares. Printpack has achieved leadership positions in these markets by (i) making customer service its first priority, (ii) achieving economies of scale and manufacturing efficiencies to remain a low cost producer, (iii) investing in state-of-the-art equipment, and technological and production innovation, and
(iv) providing high value-added flexible packaging structures and enhanced graphics. By focusing its equipment and facilities on specific market segments and product structures, the Company has been able to provide high quality products and service and realize production efficiencies. The Company leverages its strong customer relationships, market leadership and economies of scale to earn additional business from existing customers and to attract new customers. Printpack has developed mutually beneficial relationships with large food and consumer product companies and has benefited from the expanding market shares of such customers. The Company expects to continue this strategy.

  Customer Service

     Over the last several years, flexible packaging customers have been reducing the number of their flexible packaging suppliers. Customers have sought to focus their relationships with suppliers that provide high quality products, superior service and the ability to offer a broad range of flexible packaging products at competitive costs. The Company is dedicated to working with customers to provide products that meet their particular needs, and that can be manufactured efficiently and cost effectively. Management believes that these efforts have enabled the Company to build and maintain long-term customer relationships, many of which have existed for over 20 years. Printpack's dedication to superior customer service has been recognized by awards from its customers, including Supplier of the Year awards from Kroger (1994), Frito-Lay (1993 and 1994), Hershey (1992) and Keebler (1994 and 1995) and a Quality Through Excellence for Customer Service award from Hershey (1992), and the Spirit of Excellence award from Hormel (1993, 1994 and 1995).

     Printpack's product lines also meet a wide spectrum of flexible packaging end uses, each of which has its own manufacturing and technical complexities. To serve the wide range of end uses and users, Printpack is organized internally to provide in-depth knowledge and customized services to each customer. This allows the Company to offer individual market expertise and product focus, as well as a broad range of flexible packaging alternatives for each end user. Field service representatives, who are knowledgeable in both the Company's products and its customers' equipment and processes, are often at customer sites to assist in the use of

Company products. Customer service is enhanced in various other ways as well. For example, Printpack uses electronic data interchange techniques favored by many of its larger customers to produce shorter order and product change cycles for customers, and to reduce Company costs. The Acquisition provides Printpack with a wider range of flexible packaging capabilities and further diversification of its products offerings.

  Economies of Scale and Low Cost Structure

     The Company has focused its sales, marketing and technical efforts as well as its operating assets on specific end user and product markets where it believes it can achieve economies of scale and be a low cost producer. By dedicating manufacturing plants to a limited number of products, Printpack is able to effectively allocate the production of various product structures within its manufacturing network to realize longer runs, improved quality, greater product structure expertise and lower costs. This allows Printpack to better plan production runs, shorten cycle times, reduce set-up costs and realize lower labor costs. The Acquisition is expected to enhance these efficiencies and to also produce significant cost savings through the elimination of redundant corporate overhead and the reduction of personnel at JR Flexible's headquarters and plants. Printpack management also expects to achieve significant cost savings through the consolidation and rationalization of JR Flexible's manufacturing operations with Printpack's manufacturing facilities and the implementation of Printpack's production strategy at the JR Flexible facilities.

     As a result of the Acquisition, Printpack has become one of the largest domestic purchasers of certain key materials used for flexible packaging manufacturing (such as extrusion grade resin, OPP and other types of packaging film, paper and foil) and its enhanced purchasing power is expected to result in greater cost savings and technical development support from its suppliers.

  Technological Innovation

     Throughout the development of the flexible packaging industry from simple surface printed cellophane wrappers to high quality, multi-layer, printed, laminated and co-extruded plastic packaging, Printpack has been focused exclusively in flexible packaging and has anticipated end user demands through continuing product and process innovation. New and more complex product structures demand manufacturing processes that can produce high quality packaging which can be changed to meet end user marketing programs, yet are cost-effective. Printpack's manufacturing and technical resources give it significant advantages in this area. The Company also works with equipment manufacturers to design and build specific new processing capabilities. For example, the Company installed the world's first eight color flexographic process printing press and now is among the world's leaders in eight-color process flexographic printing capabilities and experience. Printpack has received a number of awards from industry groups and suppliers for technical achievements, including among others the Association of Industrial Metallizers, Coaters and Laminators ("AIMCAL") Package of the Year award (1996) -- Ritz Snack Mix; AIMCAL Snack Foods Technical award (1995) -- Brock Mighty Morphin Power Rangers; DuPont Award (1995) -- Ritz Snack Mix; FPA 1st Place Technical Achievement/Wide Web Category (1994) -- Sabritos Dinos' Aros; FPA Top Packaging Award (1994) -- Ben & Jerry's Peace Pop; FPA Top Packaging Award
(1993) -- Snyder's of Berlin Potato Chips Hologram Bag; Gold APEX Award (Packaging Magazine) (1993) -- Pepperidge Farm Garlic Bread/ Ovenable Bag; Mobil Gold Mummy Award (1992) -- Hershey's Reese One Cup; and FPA Top Packaging Award
(1992) -- Micro Mexicana Microwave Bacon Cracklins.

     In maintaining its position as an industry leader in technology, Printpack has invested in new techniques such as laser engraving, photo polymer and other pre-press processes, and innovative and improved processes for coating, laminating and metallizing. These new techniques have significantly reduced the length of the product change cycle as well as the amount of waste produced.

     With the addition of JR Flexible, the Company has acquired additional strength in flexible packaging process technology, including technology related to the co-extrusion of films. JR Flexible's outstanding reputation for product innovation complements and enhances Printpack's expertise in manufacturing and product development.

  High Value-Added Products


     Printpack believes that demand and innovation in the flexible packaging industry are driven primarily by the larger packaged foods and consumer products companies. Such users continually seek higher quality, lighter weight packaging with more complex barrier properties (especially to accommodate low-fat and non-fat products) and distinctive graphics. Flexible packaging must be compatible with such customers' packaging machinery and production lines, and also must maintain product integrity during shipment, extend a product's freshness and shelf life and improve resealability consistent with each packaged product's needs. To accomplish these objectives, flexible packaging must have specific barrier characteristics against light, moisture, gas (primarily oxygen) and aroma consistent with the type of food packaged. In addition, marketing and promotional displays increasingly require high quality, multicolor printing and packaging. Management believes that the Company's flexographic and rotogravure processes are among the best in the industry producing high definition graphics with photographic quality images on flexible substrates. From Printpack's laser-etched printing plates and cylinders that produce higher quality products to a new process that makes it economically attractive to add holographic images to customers' packages, the Company is able to accommodate its customers' desires for advanced graphics capabilities. The Company has sought to utilize its technological, manufacturing and cost advantages to achieve leading positions in high value-added packaging product structures. Printpack is also one of the few flexible packaging manufacturers that produce high value-added metallized films in-house, thereby capturing significant time and cost advantages over competitors. JR Flexible strengthens the Company's flexible packaging process technology and innovation, as well as adds a strong customer base that demands high value added products. See "-- Business
Strategy -- Technological Innovation;" "-- Customers;" and "-- Industry."


CUSTOMERS


     Printpack provides its customers with a variety of flexible packaging materials with a primary focus on packaging products for salted snack foods, cookies/crackers, confectionery, cereal, beverages, rice, meats and bakery end users. Printpack's top 10 customers prior to the Acquisition were Brach & Brock, Constar, Frito-Lay, General Mills, Hershey, Keebler, Leaf, Mars, Nestle and Quaker Oats, which accounted for approximately 62% of Printpack's total sales for its latest fiscal year ended June 29, 1996. Frito-Lay is the largest U.S. salted snack food company and is Printpack's largest customer and the only customer accounting for more than 10% of Printpack's fiscal 1996 sales. Printpack is one of Frito-Lay's two primary suppliers of flexible packaging materials. Printpack has historically enjoyed close relationships with its customers, cultivated over many years by emphasizing value-added services in packaging design and engineering, consistency of service, reliability, and competitive costs. See "Risk Factors -- Certain Dependencies on Customer Relationships."


     JR Flexible had strong market shares in sales of flexible packaging for bakery, cookies/crackers, cereal, ream wrap and tissue/towel overwrap. JR Flexible's top 10 customers prior to the Acquisition were Flowers, General Mills, Georgia Pacific, James River, Kellogg, Kraft, Nabisco, Nestle, Quaker Oats and Thatcher Tubes (a major supplier to Colgate Palmolive). General Mills is one of the largest U.S. suppliers of cereal and bakery mixes and JR Flexible's single largest customer. Likewise, JR Flexible was one of General Mill's two largest suppliers of flexible packaging, principally for cereal and bakery mixes.

MARKETS

     The primary end use markets for Printpack's products are salted snacks, cookies/crackers, and confectionery, bakery, and cereal products, which collectively accounted for approximately 75% of the Company's fiscal 1996 sales. Such products are expected to account for approximately 37% of pro forma combined sales following the Acquisition. In addition to these markets, since the Acquisition, Printpack has been providing flexible packaging for the meat packaging, tissue/towel overwrap, ream wrap, dentifrice and beverage industries.

SALES, MARKETING AND DISTRIBUTION

     Prior to the Acquisition, Printpack had 71 sales, technical support and marketing associates in the U.S., and approximately 65 additional persons in this area have been added as a result of the Acquisition. These associates primarily work out of the seven sales offices located throughout the U.S. All Printpack sales force personnel and customer service representatives undergo extensive training programs before assuming account responsibilities. Printpack's management believes that it is critical to the Company's success for its sales and marketing associates to have in-depth knowledge of the various characteristics and properties of a wide-range of the Company's packaging structures. JR Flexible's sales force was, prior to the Acquisition, divided among geographic territories and customer service representatives are generally located near the Company's plant locations. The JR Flexible sales force is being combined with Printpack's and will be organized along end user customers and products.

     The Company's technical service representatives visit customer locations routinely to ensure that Printpack's packaging materials are running efficiently on each customer's equipment. These customer service representatives are on call 24 hours a day. In order to accommodate a variety of customer preferences, the Company distributes its products principally through customers' transportation networks and third party carriers, although the Company does operate a small fleet of trucks and trailers.

MANUFACTURING PROCESS

  General


     Printpack manufactures a wide variety of high value-added flexible packaging products, including laminates made of various layers of plastic film, aluminum foil, metallized films, paper and specialized coatings, as well as cast and blown monolayer and co-extruded films. The flexible packaging produced by Printpack and JR Flexible uses a range of raw materials. These raw materials consist primarily of plastic resin, film, paper, foil and ink which typically represent 50-60% of the sales price of the final products. Flexible packaging manufacturers typically are able to pass increases in raw material costs on to their customers, although the pass-through generally lags several months. Significant and abrupt increases in raw material prices, particularly those on low-density and linear low-density polyethylene and polypropylene, could have adverse short-term effects on the Company's margins. Although raw materials prices have fluctuated in the past, the Company has not experienced any material shortages in the supply of any of these raw materials. In addition, the Company currently contracts with multiple sources for its supplies of film, paper, foil and ink, which constitute the bulk of the Company's raw materials. These are generally considered fungible goods and generally are readily available from various other sources. As a result of the Acquisition, the Company has obtained five favorable resin supply contracts that, based upon recent volumes, are expected to save approximately $7.6 million annually through February 28, 1998. These contracts are cancellable by either party upon 30 days' prior notice. See "Risk Factors -- Exposure to Fluctuations in Raw Material Prices."


  Film Manufacturing

     Both Printpack and JR Flexible use resin in their production of blown and cast co-extruded films. These two basic processes yield films with differing characteristics. Blown film -- produced by extruding resin through a circular die and stretching the "bubble" with air pressure -- has advantages such as higher barriers and toughness. The cast process -- which extrudes resin through a horizontal die onto a chill roll -- yields a high quality film that usually has better clarity and gauge (thickness) control. Both Printpack and JR Flexible focus on and specialize in co-extrusion processes -- both blown and cast -- that produce higher value-added, multi-layer film structures for specific customer applications. Through this co-extrusion process, films can be manufactured with a wide range of properties depending on the number of layers and combinations of resins used.

  Printing

     Two major printing processes are used: flexography and rotogravure. Historically, rotogravure printing, which uses engraved metal cylinders to print precise images, has been capable of producing higher quality photographic-like graphics on flexible substrates, but generally at higher costs than flexographic printing. Over the last 10 years, however, the quality of flexographic process printing, which uses printing plates made of rubber or photopolymer, has improved to where, on many demanding applications, such print quality is almost indistinguishable from those achieved with rotogravure printing. The flexographic process has lower initial costs to prepare the printing plates which speeds production and facilitates lower initial cost changes in the packaging for short-term marketing promotions. Printpack has been a leader in promoting these technological advancements in flexographic printing, but still utilizes both flexography and rotogravure printing processes.

  Metallizing

     Metallizing is a high value-added process by which substrates, such as OPP, are vacuum coated with aluminum to increase barrier properties. Metallizing flexible substrates has grown as end-use products, especially non-fat and lowfat food products, require greater barriers against oxygen and water vapor. Printpack management believes that Printpack is a leader in metallizing and is one of the few domestic flexible packaging manufacturers to produce its own metallized films in-house, thereby capturing significant time and cost advantages over competitors.

  Laminating and Coating

     Extrusion (or co-extrusion) and adhesive processes are the principal methods of laminating or coating flexible substrates. Extrusion lamination combines substrates using molten resins as adhesives. Co-extrusion -- using more than one resin simultaneously -- allows additional resin properties to be cost-effectively added to the structure. Adhesive lamination uses various chemical mixtures to combine layers. Generally speaking, extrusion lamination creates a stiffer and less pliable structure than adhesive lamination.

  Finishing

     Finishing or "slitting" is the process of converting master rolls of printed and/or laminated film into separate rolls that are generally one impression wide and that have roll diameters specified by customers for use on their machines. These converted rolls of film are loaded by the end users into high-speed machinery that forms the package, inserts the contents and cuts and seals the package in an automatic process. For certain end-use markets (such as bread bags), JR Flexible performs bag making operations.

PROPERTIES

  Printpack


     Prior to the Acquisition, Printpack operated 11 manufacturing facilities in the U.S., all of which are in modern condition and owned by the Company. Printpack's facilities are located as follows: Atlanta, Georgia (2); Elgin Illinois; Fredericksburg, Virginia; Grand Prairie, Texas (2); Hendersonville, North Carolina; Prescott, Arizona; Rhinelander, Wisconsin and Villa Rica, Georgia (2). Following the Closing, the Elgin, Illinois plant will be owned and operated by a subsidiary, Printpack Illinois, for the benefit of the Company. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions" and "-- Patents and Trademarks."


     Printpack also operates seven sales and marketing offices, four of which are leased and the balance of which are located at certain manufacturing facilities. The locations include Atlanta, Georgia; Davis, California; Elgin, Illinois; Grand Prairie, Texas; Oakdale, Minnesota; Springdale, Ohio; and Wilmington, Delaware.

  JR Flexible


     JR Flexible operated 10 manufacturing facilities, all of which were acquired by Printpack. JR Flexible's manufacturing facilities, all of which are in modern condition, are located in Aguascalientes, Mexico; Dayton, Ohio; Greensburg, Indiana; Jackson, Tennessee; New Castle, Delaware; Orange, Texas; San Leandro, California; Shreveport, Louisiana; St. Louis, Missouri and Williamsburg, Virginia. Except for the leased manufacturing facilities at Orange, Texas; Williamsburg, Virginia, and Aguascalientes, Mexico, all of these properties are now owned by the Company. The Company has announced the closing of the San Leandro, California and Dayton, Ohio, plants, which employ 355 persons and which are expected to be closed by the end of the Company's fiscal year 1997.

     Printpack did not buy JR Flexible's headquarters, and while it purchased JR Flexible's pilot plant and analytical lab equipment at Milford, Ohio, it will not continue to operate the plant or the office there. The pilot plant's equipment and functions will be distributed among the other manufacturing facilities.

EMPLOYEES


     After the plants in San Leandro, California and Dayton, Ohio, are closed, the Company will employ approximately 3,745 people. Printpack is currently a party to a collective bargaining agreement with the Graphics Communications International Union (the "GCIU"), which covers its employees at the Rhinelander, Wisconsin plant. This union represents 132 employees and the current labor agreement expires March 31, 1997. Under the terms of the Acquisition Agreement, Printpack has assumed James River's collective bargaining agreements with the GCIU at its Greensburg, Indiana plant and with the International Union of Operating Engineers at its Orange, Texas plant. These unions represent approximately 578 employees, and the current labor agreements expire on October 1, 1996 and September 15, 1997, respectively. The Company is currently negotiating with the GCIU at its recently acquired Greensburg, Indiana plant with respect to a new collective bargaining agreement for its employees at that plant. Both of these labor contracts are automatically renewed for one year periods, unless earlier terminated. Although Printpack did not assume any other collective bargaining agreements, it has agreed to negotiate in good faith with the nine union locals that currently represent other JR Flexible employees under various collective bargaining agreements at four JR Flexible plants. The Company believes that its employee relationships with its employees prior to the Acquisition were generally excellent and that JR Flexible's employee relationships were generally good.


PATENTS AND TRADEMARKS

     Printpack and JR Flexible have a number of trademarks registered in the U.S. and several foreign countries, including the Company's principal mark, Printpack(R). Printpack and JR Flexible also have a number of patents and pending patent applications in the U.S. and in several other countries. The Company has transferred all its intellectual property, including that property acquired from James River, to Printpack Illinois. Printpack Illinois licenses such properties to the Company and its affiliates. Although Printpack's management considers all such intellectual property to be valuable assets, management believes that the loss or expiration of any patents or trademarks, other than the Printpack trademark, would not have a material adverse effect on the Company's operations. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions."

COMPETITION

     The flexible packaging industry includes several hundred competitors. Currently, FPA statistics and available trade and industry information indicate that the eight largest flexible packaging companies account for almost 50% of total industry sales in 1995, compared to approximately 35% in 1981. Printpack is one of the largest manufacturers in the flexible packaging industry with an estimated 6% of industry sales prior to the Acquisition, and, with the consummation of the Acquisition of JR Flexible, Printpack expects that its share has increased to approximately 12% of the industry's 1995 sales. Other sales leaders in this industry include American National Can, Bemis, Bryce, Cryovac, Huntsman Packaging, Reynolds Metals, and Sonoco Products, many of which are well capitalized and maintain a strong market presence in the various markets in which Printpack competes. Various of these competitors are substantially larger, more diversified and have greater financial, personnel and marketing resources than the Company, and therefore may have certain competitive advantages vis-a-vis Printpack. See "Risk Factors -- Competition."

ENVIRONMENTAL MATTERS AND REGULATION



     The past and present operations of the Company and JR Flexible, including their ownership and operation of real properties, are subject to extensive and changing federal, state and local laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. Printpack management believes that, except as set forth below, Printpack, including the former JR Flexible operations, generally is in material compliance with applicable environmental laws and regulations.



     In connection with the Transactions, the Company conducted Phase I environmental surveys on its and JR Flexible's principal properties located in the United States. The following is based in part upon these surveys.



     Printpack, including the former JR Flexible operations, utilize solvents, including acetates, in their manufacturing processes, and such substances may be stored in underground storage tanks ("USTs"). Printpack is voluntarily remediating at an estimated cost of $76,000 over three years, releases of alcohols and acetates at its Grand Prairie, Texas and Hendersonville, North Carolina plants. The Company's testing indicates that no off-site contamination exists. The Company also has been identified as a potentially responsible party ("PRP") at eight Superfund sites, and estimates that it will have to expend approximately $90,000 for planned environmental activities at two of these sites. At six of these Superfund sites, Printpack is a de minimis contributor. It has entered into agreements to resolve its potential liabilities at three sites, and Printpack does not expect to incur any further liability with respect to such sites. The remaining three sites are the subject of Remedial Investigation and Feasibility Studies ("RIFS"), which are expected to be completed over the next three years, with any clean-up projected to take another five years after completion of the RIFS.


     JR Flexible has identified and is currently remediating soil and groundwater contamination, principally from releases of alcohols and acetates at various of its facilities, and is also engaged in asbestos removal, UST system upgrades, the removal of contaminated soil, air emission assessment and noise reduction at various sites. JR Flexible had accrued $1.5 million for these costs as of December 31, 1995. It is estimated that it will take approximately five years and approximately $1.5 million to complete these efforts, although no assurance can be given that these measures will not take longer or cost more. See Note 5 to the JR Flexible Combined Financial Statements.

     The Acquisition Agreement provided that, with respect to environmental conditions existing at Closing, Printpack would assume all on-site environmental liability with respect to the sites being acquired from James River (including migration, if any, from a JR Flexible site to other properties), but James River would retain all off-site environmental liability (except such off-site migration). In addition, to the extent that a claim is first made (or it first becomes clear that a claim reasonably will be made) with respect to on-site conditions within five years following Closing, James River will indemnify Printpack for 50% or more of the cost thereof in excess of the amount accrued for such liability on the Closing Date balance sheet, subject to adjustment based upon the aggregate environmental liability and the proximity of the claim date to Closing.

     The Company cannot assure that it will not in the future incur liability under environmental statutes and regulations with respect to contamination of sites formerly or currently owned or operated by the Company (including contamination caused by prior owners and operators of such sites), and/or the off-site disposal of hazardous substances, except to the extent indemnified by James River.


     The Company, including the former JR Flexible operations, like all flexible packaging manufacturers which use plastic, are subject, in certain jurisdictions, to laws and regulations designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. The Company does not believe that the legislation promulgated to date and currently pending initiatives will have a material adverse effect on its business. There can be no assurance that any future legislation or regulatory efforts will not have a material adverse effect on the Company or its financial condition and results of operations.

     The United States Food and Drug Administration ("FDA") regulates the material content of direct-contact food containers and packages, including certain containers manufactured by the Company and JR Flexible. Both the Company and JR Flexible use approved resins and other raw materials in the direct-contact aspect of food product packaging. Company management believes that both the Company and JR Flexible are in material compliance with all such applicable FDA regulations.

LEGAL PROCEEDINGS


     Except for routine litigation incidental to the business of the Company, including the former JR Flexible operations, there are no pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its property is subject. The Company believes that the outcome of the proceedings to which it is currently a party will not have a material adverse effect upon Printpack's financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below are the names, ages, positions and offices held (as the date hereof) and a brief account of the business experience for each executive officer and director of Printpack.

                                            AGE
              NAME                 (AS OF JUNE 29, 1996)                    POSITION
---------------------------------  --------------------- ----------------------------------------------
Dennis M. Love...................            40          President, Chief Executive Officer and
                                                           Director(1)
James J. Greco...................            53          Vice President and General Manager, National
                                                           Accounts Division; Managing Director,
                                                           Printpack Europe, and Director
Robert B. Paxton.................            63          Director, and retired as Executive Vice
                                                           President and General Manager, Performance
                                                           Packaging Division effective July 1, 1996
G. David Peake...................            57          Executive Vice President and Director
James E. Love, III...............            39          Vice President, Business Development and
                                                           Director(1)
Nicklas D. Stucky................            50          Vice President, Human Resources
R. Michael Hembree...............            47          Vice President, Finance and Administration and
                                                           Director
August Franchini, Jr.............            53          Vice President, Engineering
Leonard A. Segall................            48          Vice President, Operations Support
Kenneth H. Burke.................            51          Vice President, Purchasing
Sidney A. Harris.................            45          Vice President, Quality Management
Neil Williams....................            60          Secretary and Director
David M. Donovan.................            35          Treasurer and Assistant Secretary
Gay M. Love......................            67          Director(1)
Carol Anne Love Jennison.........            37          Director(1)
C. Keith Love....................            35          Plant Manager, Hendersonville, N.C. Plant, and
                                                           Director(1)
William J. Love..................            34          Accounts Manager and Director(1)
William E. Lewis.................            52          General Manager, Performance Packaging
                                                           Division
John N. Stigler..................            48          General Manager, Snack Foods Division
Edward F. Ploszaj................            55          General Manager, Confectionery Division
Michael A. Fisher................            50          General Manager, Labels Division
Frederick J. Crowe...............            47          Sales Manager, Performance Packaging Division,
                                                           and the designated General Manager of the
                                                           Diversified Packaging Division upon
                                                           completion of the Acquisition

---------------

(1) Dennis M. Love, James E. Love, III, Carol Anne Love Jennison, William J. Love and C. Keith Love are all the children of Gay M. Love, who is the controlling shareholder of the Company. See "Principal Shareholders."

     Dennis M. Love -- President, Chief Executive Officer and Director. Mr. Love became President and Chief Executive Officer of Printpack and a member of its Board of Directors in February 1987. Mr. Love has been involved with the Company since 1978, holding various positions in sales and marketing.

     James J. Greco -- Vice President and General Manager, National Accounts Division and Managing Director, Printpack Europe. Mr. Greco has been Vice President and General Manager, National Accounts Division since April 1991 and in such capacity has been responsible for serving the Frito-Lay account. He has also served as Managing Director, Printpack Europe since May 1996. Prior to holding these positions, Mr. Greco served as Director of Sales for 10 years and has held various other sales positions since he joined the Company in 1971. Mr. Greco was first elected a director in July 1996. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions -- United Kingdom Affiliates."

     Robert B. Paxton -- Executive Vice President and General Manager, Performance Packaging Division and Director. Mr. Paxton became Executive Vice President and General Manager, Performance Packaging Division in December 1993 and a member of the Board of Directors in May 1989. From February 1978 to April 1991, he served the Company in various capacities, including Vice President, Operations, Vice President, Manufacturing and as Plant Manager of the Company's Atlanta plant. Mr. Paxton has retired effective July 1, 1996 as a Company officer, but remains a director.

     G. David Peake -- Executive Vice President and Director. Mr. Peake became Executive Vice President of the Company in April 1991 and a member of its Board of Directors in March 1987. Mr. Peake has been with the Company since 1967 and has held various positions, including Vice President, Sales and Marketing, Vice President, Southwest Operations and Regional Manager of the Southwest region. Mr. Peake is expected to retire later in 1996, but has agreed to assist with the Acquisition and the integration of JR Flexible.

     James E. Love, III -- Vice President, Business Development and
Director. Mr. Love became Director of Strategic Planning at Printpack in July 1992, Vice President, Business Development in May 1996 and has been a member of its Board of Directors since February 1987. He also currently serves as President of Virtual Image Group, a Printpack development division, a position which he has held since February 1994. Prior to joining Printpack, Mr. Love worked in the Corporate Finance Department of The Robinson-Humphrey Company, Inc., an investment banking firm, from 1983 to 1992.

     Nicklas D. Stucky -- Vice President, Human Resources. Mr. Stucky became Vice President of Human Resources in 1982. Prior to that, he served as Director of Personnel from 1978 to 1982 and has held various other human resources positions since he joined Printpack in 1973.

     R. Michael Hembree -- Vice President, Finance and Administration. Mr. Hembree joined the Company as Controller in 1980 and has served in this present position since 1982. He was first elected a director in July 1996.

     August Franchini, Jr. -- Vice President, Engineering. Mr. Franchini became Vice President, Engineering in July 1989. Prior to becoming Vice President, Engineering, Mr. Franchini served as the Company's Manager of Industrial Engineering, as well as Plant Manager of the Company's Grand Prairie, Texas plant.

     Leonard A. Segall -- Vice President, Operations Support. Mr. Segall assumed his present position in April 1991. He has been with the Company since 1971 and has held various positions, including Director of Manufacturing, East Region and Plant Manager of the Company's Atlanta plant.

     Sidney A. Harris -- Vice President, Quality Management. Mr. Harris has held this position since April 1996. From July 1990 to April 1996, Mr. Harris served the Company in various positions, including Training and Organizational Development Manager, Human Resources Development Manager and Director of Human Resources Development.

     Kenneth H. Burke -- Vice President, Purchasing. Mr. Burke has served in this position since April 1991, and previously was Director of Purchasing since he joined the Company in June 1980.

     Neil Williams -- Secretary and Director. Mr. Williams has served as a Secretary of the Company and a member of its Board of Directors since 1977. Mr. Williams is also a partner at the law firm of Alston & Bird, counsel to the Company, and serves as a director of National Data Corporation, whose common stock is registered under the Exchange Act. See "-- Related Party Transactions" and "Certain Legal Matters."

     David M. Donovan -- Treasurer and Assistant Secretary. In January 1994, Mr. Donovan became Treasurer after previously serving as the Company's Snack Foods Division Controller from April 1992 to January 1994 and its Financial Analysis Manager from July 1990 to April 1992.

     Gay M. Love -- Director. Ms. Love is the widow of the Company's founder, and her primary occupation is Chairman of the Board of Enterprises. She was first elected a director of the Company in July 1996, but has been a director and Chairman of Enterprises since 1989.


     Carol Anne Love Jennison -- Director. Ms. Jennison has served as a member of the Board of Directors of the Company since March 1987. Mrs. Jennison is currently a homemaker and has been such for more than the past five years.


     C. Keith Love -- Plant Manager, Hendersonville, N.C. Plant, and
Director. Mr. Love has been a director since March 1987, and assumed his current position in February 1996. He formerly served as a Shift Coordinator from September 1991 to February 1996 and as a Systems Coordinator from May 1987 to September 1991.

     William J. Love -- Accounts Manager and Director. Mr. Love has been a director of Printpack since March 1987, and since July 1994 an Accounts Manager. From July 1992 to July 1994, he served as a Sales Representative of the Company's Snack Foods Division and for the two years prior to becoming a Sales Representative, Mr. Love attended The Fuqua School of Business at Duke University, where he received his M.B.A. in 1992.

     William E. Lewis -- General Manager, Performance Packaging Division. Mr. Lewis was appointed to this position in May 1996. Previously, he served as the Company's General Manager, Snack Foods Division and Director of Sales, Marketing and Technical Support for the Performance Packaging Division from September 1993 to May 1996 and as the Company's General Manager, Labels Division from April 1991 to September 1993. Prior to joining Printpack in connection with the Company's acquisition of Daniels Packaging in 1989, Mr. Lewis served as Daniels' National Sales Manager.

     John N. Stigler -- General Manager, Snack Foods. Mr. Stigler became the Company's General Manager, Snack Foods Division in January 1994. He joined Printpack in 1976 as a Sales Representative and has held various positions, including Sales Manager, Director of Midwest Sales and General Manager, Meats and Processed Foods Division.

     Edward F. Ploszaj -- General Manager, Confectionery Division. Mr. Ploszaj became General Manager, Confectionery Division in April 1991. From 1989 to 1991, Mr. Ploszaj was Director of Sales for the Confectionery Division. Prior to joining Printpack in 1989 with the Company's acquisition of Daniels Packaging, Mr. Ploszaj served as Daniels' Vice President of Sales and Marketing.

     Michael A. Fisher -- General Manager, Labels Division. Mr. Fisher was promoted to General Manager, Labels Division in October 1993. Previously, Mr. Fisher served as the Company's Director of Development from March 1993 to October 1993, its Director of Business Support from August 1992 to March 1993 and Managing Director, European Operations from August 1989 to August 1992.

     Frederick J. Crowe -- Sales Manager, Performance Packaging Division. Mr. Crowe has been with the Company in various capacities since 1989 and has served in his current position since January 1994. He previously served as Plant Manager, Grand Prairie, Texas from November 1992 to January 1994 and as Director of Sales, National Accounts Division from August 1989 to November 1992. Upon the Closing of the Transactions, Mr. Crowe will become General Manager, Diversified Packaging Division.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

  Executive Officer Compensation

     The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during fiscal year 1996, for the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION
                                                             -------------------      ALL OTHER
              NAME AND PRINCIPAL POSITION(S)                  SALARY    BONUS(1)   COMPENSATION(2)
-----------------------------------------------------------  --------   --------   ---------------
Mr. Dennis M. Love.........................................  $292,200   $72,487        $ 4,699
  President and Chief Executive Officer
Mr. Robert Paxton..........................................   223,046    88,416          4,767
  Executive Vice President and General Manager,
  Performance Packaging Division
Mr. G. David Peake.........................................   214,297    24,895          4,783
  Executive Vice President
Mr. James J. Greco.........................................   185,782   $88,186          4,685
  Vice President and General Manager, National Accounts
  Division and Managing Director, Printpack Europe
Mr. R. Michael Hembree.....................................   146,639    30,268          3,635
  Vice President, Finance and Administration


---------------


(1) Consists of cash bonuses paid under the Economic Value Added Plan portion of the Company's Incentive Compensation Plan (the "Incentive Plan"). Under the Incentive Plan, the Company establishes annual targets for improvement over the prior year's results. These targets are calculated and measured with respect to economic value added ("EVA") standards, and participants earn bonuses based on realization of EVA targets. Annually, participants' bonuses are paid 75% in cash and 25% in performance shares. Bonuses for the Named Executive Officers shown above, which were accrued in fiscal 1995 and actually paid in fiscal 1996, were as follows: Mr. Love, $206,300; Mr. Paxton, $123,335; Mr. Peake, $126,241; Mr. Greco, $177,538; and Mr.
     Hembree, $82,364. See "-- Long-Term Incentive Plan Awards in Fiscal Year 1996" and "-- Incentive and Deferred Compensation."

(2) Consists of Company contributions to the officer's account under the Company's Savings and Profit Sharing Plan and to a life insurance policy owned by each officer. The Company's Savings and Profit Sharing Plan is a defined contribution employee benefit plan qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. Under this plan, the Company matches up to 50% of the contributions made by each qualified participant and contributes other fixed amounts for the benefit of each qualified participant based upon a formula derived from years of service and base compensation.

             LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1996(1)


                                                                                      PERFORMANCE OR
                                                                 NUMBER OF SHARES,     OTHER PERIOD
                                                                     UNITS OR        UNTIL MATURATION
                             NAME                                  OTHER RIGHTS         OR PAYOUT
---------------------------------------------------------------  -----------------   ----------------
Mr. Dennis M. Love.............................................         798            June 30, 2000
Mr. Robert Paxton..............................................          --                --
Mr. G. David Peake.............................................         274            June 30, 2000
Mr. James J. Greco.............................................         971            June 30, 2000
Mr. R. Michael Hembree.........................................         498            June 30, 2000


---------------


(1) Units of phantom stock (performance shares) granted in fiscal year 1996 pursuant to the Performance Share Plan portion of the Incentive Plan. Each year, 25% of the bonus, if any, is required to be reinvested in phantom stock (performance shares), which shares rise or fall in value as the overall equity value of the Company rises or falls. These performance shares vest after four years and may be exercised and cash paid to the participant at any time thereafter. There is no guarantee that these performance shares will have any value at their vesting or redemption. No shares of Company stock are actually issued pursuant to the Performance Share Plan. Historically, bonuses including performance shares have been accrued during each fiscal year, but not awarded until the subsequent fiscal year. For fiscal years 1996 and 1995, the Company issued performance shares worth: $28,999 and $53,422, respectively, to Mr. Love; $0 and $35,174, respectively, to Mr. Paxton; $9,957 and $34,454, respectively, to Mr. Peake; $35,286 and $45,735, respectively, to Mr. Greco; and $18,097 and $21,386, respectively, to Mr. Hembree. See "-- Incentive and Deferred Compensation."


  Director Compensation

     The Company does not currently compensate its directors for their service as such.

RELATED PARTY TRANSACTIONS


     On December 29, 1986, the Company made a loan to Mr. Robert B. Paxton, a long-time employee of the Company, for personal purposes. The loan is evidenced by a demand note in the principal amount of $320,000 and bears interest at 6.1% simple interest per year, and is expected to be cancelled in consideration of deferred compensation and certain retirement benefits owed to Mr. Paxton by the Company. In connection with the Company's decision to discontinue its election under Subchapter S in February 1994, the Company distributed to its shareholders the balance of its aggregate accumulated adjustments accounts, which represented amounts previously taxed to the Company's shareholders. Subsequent to this distribution, these shareholders restored this cash to the Company in 1995 by purchasing approximately $10.4 million aggregate principal amount of subordinated notes from the Company (the "Shareholder Notes"). All of the shareholders of Holdings who are also directors and officers of the Company are holders of the Shareholder Notes. See Note 5 and Note 8 to the Company's Financial Statements and "Description of Certain Indebtedness -- Shareholder Notes."


     Pursuant to an employment agreement between the Company and its founder, J. Erskine Love, Jr. dated June 23, 1983, the Company agreed to make certain death benefit payments to Mr. Love's wife, Gay M. Love. These payments, which began at Mr. Love's death in 1987 and will continue for the rest of Ms. Love's life, equaled $454,333 in 1996 and are adjusted each year based upon the Consumer Price Index. See Note 6 to the Company's Financial Statements. For other deferred compensation arrangements, see "-- Incentive and Deferred Compensation."

     Former credit agreements in existence prior to the effective time of the Acquisition pertaining to approximately $146.7 million of Company debt outstanding at June 29, 1996 contained various covenants related to the Company and Printpack Europe that were not amended to reflect the Reorganization. The Company and Printpack Europe obtained waivers for noncompliance of certain provisions of such former credit agreements through August 31, 1996. These credit agreements were terminated as a result of the Transactions consummated on August 22, 1996. See Note 5 to the Printpack Financial Statements.

INCENTIVE AND DEFERRED COMPENSATION

  Economic Value-Added and Performance Share Plans


     The Company maintains a non-qualified, long-term incentive compensation plan for its employees (the "Incentive Plan") which is designed to align the short and long-term interests of its employees with its shareholders' interests. Under the Incentive Plan, the Company establishes annual targets for improvement over the prior year's results. These targets are calculated and measured with respect to economic value added ("EVA") standards. EVA is the performance measure of value created, which has been developed by independent compensation consultants using a complex calculation of the costs of capital employed by the Company and the rates of return earned by the Company. Targets are established on a Company-wide and a per-division basis for each of the Company's five U.S. divisions.


     The Incentive Plan includes two tiers of incentive-based compensation linked to the Company's EVA. Although participation in the Incentive Plan is generally limited to managers within the Company, the final determination of an employee's eligibility to participate in the plan is made in the sole discretion of a committee which consists of the Company's President and the Vice-Presidents of Finance and Administration, and of Human Resources. Each year a participant's bonus, if any, ("EVA Bonus") is allocated from a bonus pool composed of two parts, a base award and an improvement award. The base award is calculated using a business unit's target EVA and the individual participant's base salary. The improvement award is based on the improvement of the unit's EVA from the previous year. The first tier consists of 75% of the EVA Bonus which is paid in cash to the participants as a short-term incentive.

     The second tier of the plan (the "Performance Share Plan") is a phantom stock plan, which acts as a long-term incentive. 25% of each participant's EVA Bonus, if any, is reserved by the Company and invested in phantom stock called "performance shares", the value of which rise or fall with the overall equity value of the Company. There is no guarantee that these performance shares will have any value when they vest or become payable. These performance shares vest after four years and may be exercised by a participant at any time thereafter. The maximum number of performance shares available under the Performance Share Plan is equivalent to 15% of the Company's outstanding common stock. The percent of the EVA Bonus that must be reinvested in performance shares may be reduced pro rata if the 15% limit would be exceeded because of the full reinvestment. The Company may call outstanding performance shares from participants as it deems advisable.

  Deferred Compensation Agreements

     The Company maintains deferred compensation agreements (the "Deferred Income Agreements") with certain of its retired key employees. These agreements provide that Printpack will defer certain compensation and, upon such employee's retirement, death or disability, will make certain payments to, or on behalf of, the employee. In the case of retirement at age 60, or death or disability before age 60, Printpack will pay the employee or his designated beneficiary $40,000 annually over a 15 year period. In the case of death or disability after age 60, the payments will continue for the remainder of the 15 year period that began at age 60. If an employee's employment is terminated, the employee engages in an activity which the Company's board of directors deems harmful to the Company, or the employee ceases to provide advice to the Company when reasonably requested, Printpack is only obligated to pay, without interest, the total amount of the compensation previously deferred by the employee. The only retired employees currently a party to a Deferred Income Agreement are Robert B. Paxton and Edward
J. Hilbert, Jr.

     The Company's founder agreed to pay Neil Williams or his beneficiary $40,000 per year in deferred compensation beginning at age 65. Mr. Williams, the Company's only director that is not a salaried employee of the Company or a principal shareholder, has served as the Company's Secretary and as a director since 1977.

     The Company also maintains Family Security Agreements with certain of its key employees (the "Family Security Agreements"). These agreements provide that certain disability and death benefits will be paid to such employees or their family members. In the case of the employee's death, his or her spouse will receive annually for the rest of such spouse's life, 50% of the employee's total cash compensation, including bonuses, for the last full year of employment. In addition, Printpack will pay 10% of such total cash compensation to such spouse for the oldest child of the employee under the age of 23 and 5% of such total cash compensation for every other child under the age of 23, such payments to continue until the respective children reach 23 years of age. In the event of the employee's disability while an employee of Printpack, Printpack shall pay the employee $40,000 annually for the employee's life. In addition to the other death and disability payments, Printpack will pay $10,000 to each of the employee's children under the age of 23 for each year they pursue a course of higher education. If the employee voluntarily terminates his employment (except upon retirement), engages in an activity which the Company's board of directors deems harmful to the Company or the employee ceases to provide advice to the Company when reasonably requested, all benefits under the Family Security Agreement will be forfeited. If Printpack terminates the employee's employment, there is a vesting schedule ranging from 50% at five years of employment to 100% at more than 10 years. All payments to be made under a Family Security Agreement are indexed to the All Urban Consumer's Cost of Living Index published by the U.S. Government. The Company currently has Family Security Agreements with Dennis M. Love, R. Michael Hembree, Nicklas D. Stucky and Thomas J. Dunn, Jr., all of whom are fully vested.

     The Company believes that it has substantially funded these benefits through insurance policies previously purchased. See "-- Executive Officers and Directors" and "Certain Legal Matters."

                             PRINCIPAL SHAREHOLDERS

     Enterprises owns approximately 100% of the Company and Holdings owns approximately 97% of Enterprises. The principal shareholders of Holdings as of this date included several members of the family of J. Erskine Love, Jr., the Company's founder, and a limited partnership which is controlled by the Love family. Certain of the principal shareholders of Holdings serve on the boards of directors of the Company, Enterprises and Holdings and are involved in the management of the Company. See "Prospectus Summary -- The Acquisition, Financing and Related Transactions" and "Management."

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS AND EFFECT OF EXCHANGE OFFER

     The Notes were sold by the Company at the Closing to the Initial Purchaser pursuant to the Purchase Agreement. Subsequently, the Initial Purchaser sold the Notes to various qualified institutional buyers and accredited investors in reliance upon Rule 144A and other available exemptions under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission a registration statement under the Securities Act with respect to the Exchange Notes no later than 60 days following the Closing Date, to use all reasonable commercial efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days after the Closing Date and, upon effectiveness of such registration statement, to commence the Exchange Offer and offer to eligible holders of Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes.

     Holders of Notes acquired directly from the Company, affiliates of the Company and persons participating in, or having any arrangement or understanding with any person to participate in a distribution of the Exchange Notes will be ineligible, under Commission policy, to participate in the Exchange Offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the Notes.

     The Company agreed, pursuant to the Registration Rights Agreement, that if notified by a holder of Transfer Restricted Securities (as defined below) within 20 business days of the Exchange Offer that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus or that such holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates, it would file a shelf registration statement, pursuant to Rule 415 under the Securities Act, registering for resale any "Transfer Restricted Securities," subject to the satisfaction by such holder of certain other conditions. "Transfer Restricted Securities" means each of the Notes until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which the Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement or a Registration Statement (as herein defined) and (c) the date on which such
Note is sold pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the "Plan of Distribution" section set forth herein. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     This Registration Statement covers the offer of the Exchange Notes pursuant to the Exchange Offer made hereby and resales by broker-dealers that acquired Notes for their own accounts as a result of market-making and other trading activities. Such resales of Transfer Restricted Securities made in reliance upon the registration thereof under the Securities Act may be made only pursuant to the "Plan of Distribution" set forth in this Prospectus or other prospectus, if any, filed as an amendment to the Registration Statement. To be eligible to effect resales of Transfer Restricted Securities pursuant to registration of the Notes for resale by holders ineligible to participate in the Exchange Offer, a holder of Transfer Restricted Securities must (i) notify the Company within 20 business days of the Expiration Date of the Exchange Offer that it has determined that it is not permitted by law or any policy of the Commission to participate in the Exchange Offer made hereby or that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is inappropriate or unavailable for such resales by such holder or that such holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates and (ii) provide to the Company, within 20 business days following the Company's request therefor, such information as the Company may reasonably request for use in connection with the Registration Statement. In the event that any holders of Transfer Restricted Securities comply with the foregoing requirements, and supply any additional information reasonably requested by the Company within 20 business days following such request, the Company will file, as promptly as is practicable, an amendment to the Registration Statement containing an appropriate resale prospectus and will use its reasonable efforts to cause such amendment to become effective under the Securities Act and to remain continuously effective thereunder for a period of three years following the Closing Date.

     As a result of the filing of the Registration Statement within 60 days following the Closing Date and the effectiveness thereof within 120 days following the Closing Date, and assuming the effectiveness of an amendment (if required) to provide a resale prospectus with respect to certain of the Transfer Restricted Securities, as provided in the Registration Rights Agreement, the Company shall have no obligation to pay any liquidated damages provided for in the Registration Rights Agreement.

     EXCEPT AS OTHERWISE PROVIDED HEREIN, FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER, ANY HOLDER OF NOTES NOT TENDERED AND EFFECTIVELY DELIVERED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE EXCHANGE OFFER, AND WHO ARE NOT ENTITLED TO RESELL THE SAME PURSUANT TO A RESALE PROSPECTUS, IF ANY, REQUIRED TO BE FILED AS AN AMENDMENT TO THE REGISTRATION STATEMENT WILL HAVE NO FURTHER EXCHANGE OR REGISTRATION RIGHTS AND SUCH NOTES WILL CONTINUE TO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. See "-- Termination of Certain Rights,"
"-- Consequences of Failure to Exchange," and "-- Resale of Exchange Notes." Accordingly, the ability of any such holder of Notes to resell its Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered by eligible holders, and not withdrawn prior to 5:00 P.M. Eastern Time on the Expiration Date. The Company will issue $1,000 principal amount of

Exchange Senior Notes in exchange for each $1,000 principal amount of outstanding Senior Notes accepted in the Exchange Offer, and $1,000 principal amount of Exchange Senior Subordinated Notes in exchange for each $1,000 principal amount of outstanding Senior Subordinated Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are substantially identical to the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Notes and will be entitled to the benefits of the Indentures.

     Holders of Notes do not have any appraisal or dissenters' rights under the Georgia Business Corporation Code or the Indentures in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the Indentures, the Registration Rights Agreement, and the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given telephonic, facsimile or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 P.M., Eastern Time, on
            , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving telephonic, facsimile or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension or termination, and any amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the Notes either temporarily or permanently. See "Description of Exchange Notes -- Registration Rights; Liquidated Damages."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Senior Notes and the Exchange Senior Subordinated Notes will bear interest from August 15, 1996, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Senior Notes or Senior Subordinated Notes that are accepted for exchange will not receive interest that is accrued but unpaid on those Notes at the time of tender, but such interest will be payable solely with respect to the Exchange Senior Notes and Exchange Senior Subordinated Notes, respectively, received in the Exchange Offer on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each February 15 and August 15, commencing on February 15, 1997.

PROCEDURES FOR TENDERING

     Only an eligible holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the relevant Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 P.M., Eastern Time, on the Expiration Date. The blue Letter of Transmittal must be used to tender Senior Notes and the yellow Letter of Transmittal must be used to tender Senior Subordinated Notes. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent and the address set forth below under "-- Exchange Agent" prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representation set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE SOLE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, including Notes held in book-entry form and who wishes to tender should contact the registered holder promptly, or in the case of book-entry Notes, DTC participant who holds such Notes at

DTC on behalf of the beneficial owner, and instruct such registered holder to tender on such beneficial owner's behalf. See "Prospectus Summary -- The Exchange Offer."

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive, to the extent permitted by applicable law, any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agents nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agents to the tendering holders as soon as practicable following the Expiration Date.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the Notes by causing the Depository to transfer such Notes into the relevant Exchange Agent's account with respect to the Notes in accordance with the Depository's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the relevant Exchange Agent or
(iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depositary) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the relevant Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 P.M., Eastern Time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., Eastern Time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited and the Depository participant through which such Notes are held), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer agent and registrar with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly and timely retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer including, without limitation, the terms and conditions contained herein and in the Letter of Transmittal, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders.

TERMINATION OF CERTAIN RIGHTS

     Holders of the Notes to whom this Exchange Offer is made have special rights under the Registration Rights Agreement, certain of which will terminate upon the consummation of the Exchange Offer. The Registration Rights Agreement states that the Exchange Offer shall be deemed "consummated" upon the occurrence of (i) the filing and effectiveness under the Securities Act of a registration statement relating to the Exchange Notes to be issued in the Exchange Offer,
(ii) the maintenance of such registration statement continuously effective for a period of not less than the minimum period required under applicable federal and state securities laws (provided that shall such Exchange Offer remain open and the registration statement relating thereto remain continuously effective, in each case, for at least 20 business days), and (iii) the delivery by the Company to the transfer agent and registrar under the Indenture of the Exchange Notes in the same aggregate principal amount as the aggregate principal amount of the Notes tendered by holders thereof pursuant to the Exchange Offer. Such special rights which will terminate include (a) the right to require the Company to comply with the following: (x) to file with the Commission a registration statement under the Securities Act with respect to the Exchange Notes no later than 60 days following the Closing Date, (y) to use its reasonable efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days after the Closing Date, and (z) upon effectiveness of the registration statement, to commence the Exchange Offer and offer to the holders of the Notes the opportunity to exchange their Notes for a like principal amount of the Exchange Notes and to consummate the Exchange Offer within 45 days thereafter; (b) the right to payment of liquidated damages in the event of a breach by the Company of any of their obligations set forth in the foregoing clauses (x), (y) or (z), in an amount, during the first 90-day period immediately following the occurrence, and during the continuance, of such a breach, equal to $0.05 per week per $1,000 principal amount of Notes held by a holder to which transfer restrictions are applicable, such amount to increase by an additional $0.05 per week per $1,000 principal amount of such Notes for each subsequent 90-day period until the breach is cured up to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount of Transfer Restricted Securities.

     The Registration Statement also registers for resale, pursuant to Rule 415 under the Securities Act, the Transfer Restricted Securities. Such resale of Transfer Restricted Securities made in reliance upon the registration thereof under the Securities Act may be made only pursuant to the "Plan of Distribution" set forth in this Prospectus or a separate resale prospectus, if any, filed as an amendment to the Registration Statement. To be eligible to effect resales of Transfer Restricted Securities pursuant to such shelf registration, a holder of Transfer Restricted Securities must (i) notify the Company in writing within 20 days of the Expiration Date that it has determined that it is not permitted by law or any policy of the Commission to participate in the Exchange Offer made hereby or that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is inappropriate or unavailable for such resales by such holder or that such holder is a broker-dealer and holds Notes acquired directly from the Company or one of its affiliates and (ii) provide to the Company, within 20 business days following the Company's request therefor, such information as the Company may reasonably request for use in connection with the Registration Statement. In the event that any holders of Transfer Restricted Securities comply with the foregoing requirements, and supply any additional information reasonably requested by the Company within 20 business days following such request, the Company will file, as promptly as practicable, an amendment to this Registration Statement containing an appropriate resale prospectus and will use its best efforts to cause such amendment to become effective under the Securities Act and to remain continuously effective thereunder for a period of three years following the Closing Date. In the event that the Company fails to comply with its obligations in connection with resales of Transfer Restricted Securities, it may be required to pay liquidated damages. See "Description of Exchange Notes -- Registration Rights; Liquidated Damages."

     EXCEPT AS OTHERWISE PROVIDED HEREIN, FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER, ANY HOLDERS OF NOTES NOT TENDERED THEREIN WHO ARE NOT ENTITLED TO RESELL THE SAME PURSUANT TO A RESALE PROSPECTUS, IF ANY, REQUIRED TO BE FILED AS A POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT WILL HAVE NO FURTHER EXCHANGE OR REGISTRATION RIGHTS AND SUCH NOTES WILL CONTINUE TO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. See "-- Registration Rights and Effect of Exchange Offer."

EXCHANGE AGENT

     Fleet National Bank will act as Exchange Agent for the Exchange Offer with respect to the Senior Notes and the Senior Subordinated Notes (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:


          By Registered or Certified Mail:      By Courier Service or in Person by Hand:
               Fleet National Bank                   Fleet National Bank
               Corporate Trust Operation             Corporate Trust Operations
               CT OP T06D                            Customer Service Window, 5th Floor
               P.O. Box 5080                         1 Talcott Plaza
               Hartford, Connecticut                 Hartford, Connecticut 06120
               06120-5080                            Attention:  Patricia Williams
               Attention:  Patricia Williams
               By Facsimile: (860) 986-7908
          By Overnight Mail:
               Fleet National Bank
               Corporate Trust Operations
               CT OP T06D
               150 Windsor Street
               Hartford, Connecticut 06120
               Attention:  Patricia Williams

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates, who may be reimbursed their reasonable expenses incurred in connection with such solicitation, but who will not otherwise receive special compensation for such efforts.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including reasonable fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded by the Company at the same carrying value as the Notes, which is the aggregate principal amount in the case of the Senior Notes and the Senior Subordinated Notes. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

RESALE OF EXCHANGE NOTES


     Based on interpretations by the staff of the SEC set forth in no-action letters issued to unaffiliated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or as set forth below, is a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in no-action letters to Exxon Capital Holdings Corporation (available May 13,
1988); Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.


     By tendering Notes in the Exchange Offer, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes and (iii) the holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified or otherwise protected by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 under the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the Offering, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow Donaldson, Lufkin & Jenrette Securities Corporation to engage in market-making transactions with respect to the Notes or the Exchange Notes. The Company has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and SEC and the NASD filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Notes that does not exchange that holder's Notes for Exchange Notes will continue to hold unregistered Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. The failure to participate in the Exchange Offer may adversely affect the ability of eligible holders to resell unregistered Notes in the future.


     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer of Notes."


NO RECOMMENDATION; OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take. The Company's Board of Directors makes no recommendation as to whether holders should tender Notes pursuant to the Exchange Offer.

     The Company may in the future seek to acquire unregistered Notes that are not tendered in the Exchange Offer in open market, privately negotiated or other transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes, except as and to the extent required by the Registration Rights Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER


     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.


     The issuance of the Exchange Notes to holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by holders of the Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a holder's basis in the Exchange Notes should be the same as such holder's basis in the Notes exchanged therefor. A holder's holding period for the Exchange Notes should include the holder's holding period for the Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Notes exchanged therefor.

     Holders of Notes should consult their own tax advisors as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Senior Notes will be issued by the Company pursuant to the same Senior Note Indenture between the Company and the Senior Note Trustee, under which the Senior Notes were issued. The Exchange Senior Subordinated Notes will be issued by the Company pursuant to the same Senior Subordinated Note Indenture between the Company and the Senior Subordinated Note Trustee under which the Senior Subordinated Notes were issued.

     The terms of the Notes include those stated in the Indentures, and in addition, with respect to the Exchange Notes, those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indentures and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. For purposes of this "Description of Exchange Notes," references to "Notes," "Senior Notes," and "Senior Subordinated Notes" also include and mean the Exchange Notes, the Exchange Senior Notes and the Exchange Senior Subordinated Notes, respectively, offered by this Exchange Offer. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

RANKING


     The Senior Notes are general unsecured obligations of the Company ranking senior to all subordinated Indebtedness of the Company, including the Senior Subordinated Notes, and pari passu with all existing and future senior Indebtedness of the Company, including borrowings under the New Credit Agreement. However, borrowings under the New Credit Agreement are secured by Liens on substantially all of the assets of the Company and will, therefore, effectively rank senior to the Senior Notes. See "Risk Factors -- Effective Subordination of Exchange Senior Notes."



     The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to Senior Debt. As of September 28, 1996, as a result of the Acquisition and the related financing, there was approximately $318.0 million of Senior Debt outstanding, $218.0 million of which was secured Indebtedness under the New Credit Agreement.


     Certain of the Company's operations are conducted through Subsidiaries, none of which will guarantee the Company's obligations with respect to the Notes. As a result, the Notes will effectively be subordinated to the creditors, including trade creditors, of such Subsidiaries.

SUBORDINATION OF SENIOR SUBORDINATED NOTES

     The payment of principal of, premium, if any, and interest on the Senior Subordinated Notes, all Obligations of the Company under the Senior Subordinated
Note Indenture, the Purchase Agreement and the Registration Rights Agreement (including, without limitation, Liquidated Damages, if any) and the payment of any Claims are subordinated in right of payment, as set forth in the Senior Subordinated Note Indenture, to the prior payment in full of all Senior Debt, including, without limitation, the Senior Notes and borrowings under the New Credit Agreement, whether outstanding on the date of the Senior Subordinated
Note Indenture or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of Company's assets and liabilities, the holders of Senior Debt are entitled to receive payment in full of all Obligations due or to become due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rates specified in the applicable Senior Debt, whether or not an allowable claim) and to have all Obligations due in respect of letters of credit issued pursuant to the New Credit Agreement fully collateralized before the holders of Senior Subordinated Notes are entitled to receive any payment or distribution with respect to the Senior Subordinated Notes or on account of any Claim; and until all Obligations with respect to Senior Debt are paid in full, any payment or distribution (including, without limitation, any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Senior Subordinated Notes) to which the holders of Senior Subordinated Notes would be entitled are made to the holders of Senior Debt, including the Senior Notes, (except that, in either case, holders of Senior Subordinated Notes may receive (i) Permitted Junior Securities and (ii) payments made from the trust described below under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment or distribution (including, without limitation, any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Senior Subordinated Notes) upon or in respect of the Senior Subordinated Notes (except as described above) if (i) a default in the payment when due of the principal of, premium, if any, or interest on Designated Senior Debt or any commitment or letter of credit fee, letter of credit reimbursement obligation or Hedging Obligation, in each case, constituting Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or would permit, with the passage of time or the giving of notice or both, holders of Designated Senior Debt as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Senior Subordinated Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived in accordance with the terms of such Designated Senior Debt and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived in accordance with the terms of such Designated Senior Debt or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until
(1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium, if any, and interest on the Senior Subordinated Notes that have come due have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Note Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     The Senior Subordinated Note Indenture further requires that the Company promptly notify the holders of Senior Debt, including the holders of Senior Notes and the Representative under the New Credit Agreement, if payment of the Senior Subordinated Notes is accelerated because of an Event of Default; provided, however, that so long as any Designated Senior Debt is outstanding, any such acceleration shall not become effective until the earlier of (i) the day which is five Business Days after the receipt by Representatives of Designated Senior Debt of written notice of acceleration or (ii) the date of acceleration of any Designated Senior Debt.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Debt or other creditors of the Company who are not subordinated to holders of Senior Debt.

     "Claim" means any claim arising from rescission of the purchase or sale of the Senior Subordinated Notes, for damages arising from the purchase or sale of the Senior Subordinated Notes or for reimbursement or contribution on account of such a claim.

     "Designated Senior Debt" means (i) so long as any Senior Bank Debt is outstanding, the Senior Bank Debt, (ii) thereafter, any other Senior Debt permitted under the Senior Subordinated Note Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt" and (iii) holders of at least 25% of the then outstanding Senior Notes.

     "Permitted Junior Securities" means equity securities or any subordinated debt securities of the Company, or of any successor obligor (with respect to the Senior Debt) that are subordinate to the Senior Debt that, in the case of any such subordinated securities, (i) are subordinated in right of payment to all Senior Debt and all securities issued in for Senior Debt that may at the time be outstanding to at least the same extent as the Senior Subordinated Notes are subordinated as provided in the Senior Subordinated Note Indenture and (ii) have a Weighted Average Life to Maturity not less than the Senior Subordinated Notes.

     "Senior Bank Debt" means the Indebtedness outstanding under the New Credit Agreement (including, without limitation, Hedging Obligations owing to lenders that are parties to the New Credit Agreement or to Affiliates of such lenders), as such agreement may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, together with any refunding or replacement, in whole or in part, of such Indebtedness, to the extent that any such Indebtedness was permitted by the Indentures to be incurred.

     "Senior Debt" means (a) the Senior Notes, (b) the Senior Bank Debt, (c) all additional Indebtedness and Attributable Debt that is permitted under the Senior Subordinated Note Indenture that is not by its terms pari passu with or subordinated to the Senior Subordinated Notes, (d) all Obligations of the Company and its Subsidiaries with respect to the foregoing clauses (a), (b) and
(c), including post-petition interest and (e) all (including all subsequent) renewals, extensions, amendments, refinancings, repurchases or redemptions, modifications, replacements or refundings thereto (whether or not coincident therewith), in whole or in part, that are permitted by the Indentures. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (i) any Indebtedness of the Company to any of its Subsidiaries, (ii) any trade payables or (iii) any Indebtedness incurred in violation of the Senior Subordinated Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

  Senior Notes

     The Senior Notes are general unsecured obligations of the Company, limited in aggregate principal amount to $100.0 million, and will mature on August 15, 2004. Interest on the Senior Notes will accrue at the rate per annum set forth on the cover page of this Prospectus and are payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 1997, to holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

  Senior Subordinated Notes

     The Senior Subordinated Notes are general unsecured obligations of the Company, limited in aggregate principal amount to $200.0 million, and will mature on August 15, 2006. Interest on the Senior Subordinated Notes are payable semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 1997, to holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

  General

     Interest on the Notes are computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes are payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest, if any, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Global Notes (as defined below) and definitive notes the holders of which have given wire transfer instructions to the Company at least 10 business days prior to the applicable payment date are required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York are the office of the applicable Trustee maintained for such purpose. The Notes are issued in minimum denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Senior Notes

     Except as described below, the Senior Notes will not be redeemable at the Company's option prior to August 15, 2000. Thereafter, the Senior Notes are subject to redemption at the option of the Company at any time, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2000..............................................................    104.938%
        2001..............................................................    103.292%
        2002..............................................................    101.646%
        2003 and thereafter...............................................    100.000%

     In the event of an Initial Public Offering of the Company within three years from the Issue Date, the Company may use the proceeds from such Initial Public Offering to redeem up to 25% of the aggregate principal amount of Senior Notes originally issued at a redemption price equal to 108 7/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided, however, that at least $75.0 million in aggregate principal amount of Senior Notes remains outstanding following such redemption and, provided further, that such redemption occurs within 60 days of the closing of such Initial Public Offering.

  Senior Subordinated Notes

     The Senior Subordinated Notes are not redeemable at the Company's option prior to August 15, 2001. Thereafter, the Senior Subordinated Notes are subject to redemption at the Option of the Company at any time, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2001..............................................................    105.313%
        2002..............................................................    103.542%
        2003..............................................................    101.771%
        2004 and thereafter...............................................    100.000%

     In the event of an Initial Public Offering within three years from the Issue Date, the Company may use the proceeds from such Initial Public Offering to redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes originally issued at a redemption price equal to 109 5/8% of the principal amount thereof, plus accrued and unpaid Liquidated Damages, if any, to the date of redemption, provided, however, that at least $100.0 million in aggregate principal amount of Senior Subordinated Notes remains outstanding following such redemption and, provided further, that such redemption occurs within 60 days of the closing of such Initial Public Offering.

MANDATORY REDEMPTION

     The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SELECTION AND NOTICE

     If less than all of the Senior Notes or Senior Subordinated Notes, as the case may be, are to be redeemed at any time, selection of such Notes for redemption are made by the appropriate Trustee in compliance with the requirements of the principal national securities if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such method as such Trustee shall deem fair and appropriate; provided that, no Notes of $1,000 or less shall be redeemed in part. Except as provided above with respect to a special mandatory redemption, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof are issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indentures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note are in a principal amount of $1,000 or an integral multiple thereof. The Subordinated Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indentures or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principals" means Dennis M. Love, James E. Love, III, Carol Anne Love Jennison, William J. Love, Charles Keith Love, David M. Love and Gay Love.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Agreement. Future Senior Debt of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Senior Debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under the terms of the agreements governing outstanding Senior Debt, including specifically the Senior Note Indenture and the New Credit Agreement, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources under the terms of the agreements governing outstanding Senior Debt. There can be no assurance that sufficient funds are available when necessary to make any required repurchases.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

LIMITATION ON ASSET SALES

  Asset Sales

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the applicable Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce, repurchase, repay or redeem term Indebtedness under the New Credit Agreement or any one or more successor or additional bank facilities, (b) to permanently reduce or repay revolving Indebtedness (and to correspondingly reduce commitments with respect thereto) under the New Credit Agreement or any one or more successor or additional bank facilities, or (c) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of such Asset Sale or another line of business that is reasonably related thereto. The Senior Subordinated Note Indenture also permits the Company to apply any such Net Proceeds to the redemption or repurchase of Senior Notes pursuant to an Asset Sale Offer as described below. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving Indebtedness under the New Credit Agreement or any one or more successor or additional bank facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph are deemed to constitute "Excess Proceeds."

     Each Indenture provides that, as soon as practical, but in no event later than 10 business days, in the case of clause (i) below, and 45 business days, in the case of clause (ii) below, after any date (each, an "Asset Sale Offer Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will (i) commence an offer to purchase the maximum principal amount of Senior Notes and other Indebtedness of the Company that ranks pari passu in right of payment with the Senior Notes (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Excess Proceeds and (ii) to the extent that more than $10.0 million of Excess Proceeds remain following consummation of the offer to purchase Senior Notes contemplated by the preceding clause (i), commence an offer to purchase the maximum principal amount of Senior Subordinated Notes and other Indebtedness of the Company that ranks pari passu in right of payment with the Senior Subordinated Notes (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Excess Proceeds (each, an "Asset Sale Offer"). Any Notes and other Pari Passu Debt to be purchased pursuant to an Asset Sale Offer are purchased pro rata based on the aggregate principal amount of Notes and such other Pari Passu Debt outstanding and all Notes are purchased at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (or if such Asset Sale Offer is with respect to any discount or zero coupon securities prior to the date of their full accretion, 100% of the accreted value thereof on the date of purchase). Each Indenture provides that, to the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset at zero. The Company's ability to repurchase Notes in connection with an Asset Sale Offer are subject to the covenants contained in the New Credit Agreement or any additional or successor bank facility. In addition, any repurchase of Senior Subordinated Notes are subject to the covenant in the Senior Note Indenture described below under the caption "-- Certain
Covenants -- Restricted Payments."

     Each Indenture provides that, in connection with each Asset Sale Offer, the Company will mail to each holder of Notes at such holder's registered address a notice stating: (i) that an Asset Sale Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase which date of purchase (the "Asset Sale Offer Purchase Date") are a Business Day specified in such notice that is not earlier than 30 days nor later than 60 days from the date such notice is mailed,
(ii) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indentures, to be followed by holders of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indentures or applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of the Excess Proceeds, (ii) deposit with the applicable Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest and Liquidated Damages, if any, on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the appropriate Trustee all Senior Notes or Senior Subordinated Notes, as the case may be, tendered pursuant to the Asset Sale Offer. If less than all of the Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indentures, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities if any, on which the Notes are listed or, if the Notes are not so listed, among Notes of a particular series and Pari Passu Debt on a pro rata basis; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The appropriate Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payments an amount equal to the purchase price for such Notes plus any accrued and unpaid interest or Liquidated Damages, if any, thereon, and the appropriate Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount of any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Purchase Date.

     The Company has agreed to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with any Asset Sale Offer.

CERTAIN COVENANTS

  Restricted Payments

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the applicable Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indentures (excluding Restricted Payments permitted by clauses (x) and (y) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus
     (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $10.0 million.

     The foregoing provisions will not prohibit (v) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(y) the payment of dividends to the Company's direct parent to pay administrative expenses in an aggregate amount not to exceed $200,000 in any 12-month period; and (z) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date or entered into after the Issue Date with members of the management of any Person acquired after the Issue Date in connection with the acquisition of such Person or the repurchase of Equity Interests of the Company or any Subsidiary of the Company held by employees, former employees, directors or former directors pursuant to the terms of agreements (including employment agreements) approved by the Board of Directors; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any 12-month period following the date of the Indentures or $10.0 million in the aggregate since the date of the Indentures; and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company of term Indebtedness under the New Credit Agreement or any one or more successor or additional bank facilities and/or Attributable Debt in respect of sale and leaseback transactions the net proceeds of which were applied to repay any such term Indebtedness in an aggregate principal amount at any time outstanding not to exceed an amount equal to $170.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any such term Indebtedness (other than repayments that are immediately reborrowed and other than repayments made with the proceeds of sale and leaseback transactions pursuant to this clause (i)) that have been made since the Issue Date;

          (ii) (a) the incurrence by the Company of revolving Indebtedness under the New Credit Agreement (or any one or more successor or additional bank facilities) and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) and (b) the incurrence by the Receivables Subsidiary of Non-Recourse Debt under the Receivables Facility; provided, however, that, the aggregate principal amount at any time outstanding pursuant to subclauses (a) and (b) of this clause (ii) (excluding intercompany Indebtedness of the Receivables Subsidiary permitted by clause (viii) below) shall not exceed an amount equal to $155.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such revolving Indebtedness pursuant to the covenant described above under the caption "-- Limitation on Asset Sales -- Asset Sales;"

          (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company of Indebtedness represented by the Senior Notes and the Senior Subordinated Notes;

          (v) the incurrence by the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

          (vi) the incurrence by any of the Company's Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that (1) such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition and was not incurred in connection with, or in contemplation of, such acquisition or is in the nature of an earnout payment or holdback payment incurred by one of the Company's Subsidiaries in connection with the acquisition of assets or a new Subsidiary, (2) the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $10.0 million and (3) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

          (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indentures to be incurred;

          (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries, and any intercompany Indebtedness arising in connection with a Receivables Facility; provided, however, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (ix) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indentures to be outstanding or for the purpose of hedging against currency rate fluctuations;

          (x) Guarantees by the Company and its Subsidiaries of Indebtedness of Subsidiaries, and Guarantees by Subsidiaries of Indebtedness of the Company, that are, in each case, permitted to be incurred under this covenant other than Indebtedness permitted to be incurred pursuant to subclause (b) of clause (ii) above; and

          (xi) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million.

  Liens

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  No Senior Subordinated Debt

     The Senior Subordinated Note Indenture provides that the Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Notes.

  Sale and Leaseback Transactions

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Subsidiaries may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Limitation on Asset Sales -- Asset Sales." Payments or arrangements pursuant to a Tax Incentive Program shall not constitute sale and leaseback transactions.

  Limitations on Issuances of Guarantees of Indebtedness

     The Indentures provide that the Company will not permit any of its Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers supplemental indentures to the Indentures providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness except that the Senior Subordinated Note Indenture will permit such Guarantee to be subordinated to any Guarantee of Senior Debt to the same extent that the Senior Subordinated Notes are subordinated to Senior Debt. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes will provide by its terms that it are automatically and unconditionally released and discharged upon any sale, or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, or transfer is made in compliance with the applicable provisions of the Indentures. The form of such Guarantee are attached as an exhibit to the Indentures.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or

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

assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, (b) the New Credit Agreement as in effect as of the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, taken as a whole, no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the Issue Date, (c) the Indentures and the Notes, (d) applicable law, (e) any instrument governing Indebtedness of a Subsidiary of the Company that was permitted by the terms of the Indentures to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Debt provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or property or assets of a Subsidiary of the Company or (j) restrictions on the Receivables Subsidiary pursuant to the Receivables Facility.

  Merger, Consolidation, or Sale of Assets

     The Indentures provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indentures pursuant to supplemental indentures in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0

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

million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (v) sales of Receivables to the Receivables Subsidiary on arm's length terms, (w) any transaction in accordance with the terms of any Existing Employment Agreement as the same are in effect on the Issue Date and any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (x) transactions between or among the Company and/or its Controlled Subsidiaries, (y) transactions pursuant to the Tax Allocation Agreement as in effect on the date of the Indentures and (z) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indentures described above under the caption "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions. In addition, the Indentures provide that the Company will not, and will not permit any of its Subsidiaries to, merge with or into, or purchase all or substantially all of the assets of, any Affiliate, unless (i) such Affiliate had positive Consolidated Cash Flow in each of its most recently ended two full fiscal years and (ii) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction is entered into, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the transaction had been entered into at the beginning of such four-quarter period, would have been higher than the actual Fixed Charge Coverage Ratio for such four-quarter period.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned
Subsidiaries

     The Indentures provide that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds in excess of $1.0 million from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Limitation on Asset Sales -- Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company, unless (a) such issuance is of all the Equity Interests of such Wholly Owned Subsidiary and (b) the cash Net Proceeds in excess of $1.0 million from such issuance are applied in accordance with the covenant described above under the caption "-- Limitation on Asset Sales -- Asset Sales".

  Payments for Consent

     The Indentures provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indentures provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, beginning October 31, 1996, the Company will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or

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

not required by the rules and regulations of the Commission, beginning October 31, 1996, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indentures provide that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the applicable Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," or "-- Limitation on Asset Sales -- Asset Sales";
(iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the applicable Indenture or the applicable Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments not covered by insurance aggregating in excess of $10.0 million, which judgments are not paid, discharged, bonded or stayed for a period of 60 days; (vii) except as permitted by the Indentures, any Subsidiary Guarantee shall be held invalid or shall cease to be in full force and effect, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
(viii) certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default under either of the Indentures occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes issued under such Indenture may declare all such Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) the day which is five Business Days after the receipt by Representatives of Designated Senior Debt of written notice of acceleration or (ii) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture pursuant to which they were issued or the Notes except as provided in such Indenture. Subject to certain limitations, holders of a majority in principal amount of either series of Notes may direct the applicable Trustee in its exercise of any trust or power. Each Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the applicable Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs under the Senior Note Indenture prior to August 15, 2000 or under the Senior Subordinated Note Indenture prior to August 15, 2001, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the applicable series of Notes then outstanding by notice to the applicable Trustee may on behalf of the holders of all of such Notes waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Notes.

     The Company is required to deliver to the Trustees annually a statement regarding compliance with the Indentures, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustees a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

     No direct or indirect director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust and (iii) the rights, powers, trusts, duties and immunities of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Note Indenture or Senior Subordinated Note Indenture ("Covenant Defeasance"), as the case may be, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes or Senior Subordinated Notes, as the case may be. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes or Senior Subordinated Notes, as the case may be.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes or

Senior Subordinated Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and are subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and are subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the applicable Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to rights of holders of Indebtedness other than the Senior Notes or Senior Subordinated Notes, as the case may be, and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no holder of Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company must deliver to the applicable Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the applicable Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or Notes in accordance with the provisions of the applicable Indenture. The Registrar and the applicable Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by such Indenture. The Company is not required to transfer or Exchange any Note selected for redemption. Also, the Company is not required to transfer or Exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note are treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indentures or the Senior Notes or Senior Subordinated Notes, as the case may be, may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the applicable Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or offer for, Notes), and any existing default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the holders of a majority in principal amount of the applicable Notes (including consents obtained in connection with a purchase of, or tender offer or offer for, such Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, (i) any amendment to the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of holders of any such Notes and (ii) any amendment to the covenants in either of the Indentures described under the captions "-- Repurchase at the Option of Holders" and "-- Limitation on Asset Sales -- Asset Sales," including, in each case, the related definitions, will require the consent of the holders of at least 75% in aggregate principal amount of the Notes issued under such Indenture that are then outstanding if such amendment would adversely affect the rights of holders of any such Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the appropriate Trustee may amend or supplement the Senior Note Indenture or the Senior Subordinated Note Indenture or the respective Notes, as the case may be, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the applicable Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of each Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEES

     The Indentures contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.


     The holders of a majority in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to the Trustee's power to refuse to follow any direction that conflicts with law or the applicable Indenture that the Trustee determines may be unduly prejudicial to the rights of other holders of Notes or the Exchange Notes, or that may involve the Trustee in personal liability. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the applicable Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, Trustee are under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any holder of Notes, unless such holder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense.


BOOK-ENTRY, DELIVERY AND FORM

     All of the Notes to be resold as set forth herein will initially be issued in the form of one or more Senior Global Notes and one or more Senior Subordinated Global Notes (the "Global Notes"). Such Global Notes are deposited on the date of the closing of the sale of the Senior Notes or Senior Subordinated Notes, as the case may be, offered hereby (the "Closing Date") with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (each such nominee being referred to herein as a "Global Note Holder").

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.


     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes and global notes representing the Exchange Notes, the Depository will credit the accounts of Participants designated with portions of the principal amount of such Global Notes and global notes representing the Exchange Notes and (ii) ownership of the Notes and Exchange Notes evidenced by Global Note are shown on, and the transfer of ownership thereof are effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes and Exchange Notes evidenced by the Global Notes and the global Exchange Notes ("Exchange Global Notes" and collectively with the Global Notes, the "Global Notes") are limited to such extent. For certain other restrictions on the transferability of the Notes, see "The Exchange Offer -- Consequences of Failure to Exchange."



     So long as the Global Note holder is the registered owner of any Notes or Exchange Notes, the Global Note holder is considered the sole holder under the applicable Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes and Exchange Notes evidenced by Global Notes will not be considered the owners or holders thereof under the Indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustees thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes and the Exchange Notes.



     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes or Exchange Notes registered in the name of the Global Note holder on the applicable record date are payable by the Trustees to or at the direction of the Global Note holder in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, the Company and the Trustees may treat the persons in whose names Notes and Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor either of the Trustees has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes and Exchange Notes are governed by standing instructions and customary practice and are the responsibility of the Depository's Participants or the Depository's Indirect Participants.


CERTIFICATED SECURITIES


     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for the appropriate Notes and Exchange Notes in the form of Certificated Securities. Upon any such issuance, such Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes, other than the registered Exchange Notes, will continue to be subject to the restrictive legend requirements presently in effect. In addition, if (i) the Company notifies the applicable Trustee in writing that the Depository is no longer willing or able to act as a depositary with respect to the Senior Notes or Senior Subordinated Notes, or the Exchange Senior Notes or the Exchange Senior Subordinated Notes, as the case may be, and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of Senior Notes or Senior Subordinated Notes or the Exchange Senior Notes or the Exchange Senior Subordinated Notes, as the case may be, in the form of Certificated Securities under the appropriate Indenture, then, upon surrender by the Global Note holder of the applicable Global Note, Senior Notes or Senior Subordinated Notes, or the Exchange Senior Notes or the Exchange Senior Subordinated Notes, as the case may be, in such form are issued to each person that such Global Note holder and the Depository identify as being the beneficial owner of the related Notes.


     Neither the Company nor either of the Trustees are liable for any delay by a Global Note holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustees may conclusively rely on, and are protected in relying on, instructions from the Global Note holders or the Depository for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     The Company and the Initial Purchaser entered into the Registration Rights Agreement as of the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission this Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Senior Notes and Exchange Senior Subordinated Notes, as the case may be (the "Exchange Offer Registration Statement"). Upon the effectiveness of such Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file an Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company on or prior to the 20th Business Day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a Series B Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a corresponding Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.



     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date,
(iii) unless the Offer would not be permitted by applicable law or Commission policy, the Company will commence the Offer and use all commercially reasonable efforts to issue on or prior to 45 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all

Notes properly tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to Consummate the Offer within 60 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such holder. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued additional interest are paid by the Company in cash on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.



     Holders of Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


ADDITIONAL INFORMATION

     The Company is not currently subject to the periodic reporting and other informational requirements of the Exchange Act, but has agreed to file certain such reports and information with the Commission so long as any Notes are outstanding. Anyone who receives this Prospectus may obtain a copy of the Indentures and the Registration Rights Agreement without charge by writing to the Company at 4335 Wendell Drive, S.W., Atlanta, Georgia 30336, Attn: Vice President, Finance and Administration. See "Available Information."

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, as amended.

     "Acquisition" means the acquisition of assets of JR Flexible by the Company pursuant to an Asset Purchase Agreement, dated as of April 10, 1996, between the Company and James River.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

"control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory or obsolete or excess equipment or equipment that is no longer usable, in each case, in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole are governed by the provisions of the Indentures described above under the caption "-- Repurchase at the Option of holders -- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Controlled Subsidiary or by a Controlled Subsidiary to the Company or to another Controlled Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iii) sales of Target Assets, (iv) a sale of Receivables to or by the Receivables Subsidiary and (v) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above without regard to the maturities of such underlying securities entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) deposit accounts with domestic commercial banks.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale of such Person or any of its Subsidiaries (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings or any Receivables Facility, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles and transaction fees and expenses incurred by the Company in connection with the Acquisition, the New Credit Agreement, any Receivables Facility and the Notes and in connection with subsequent acquisitions and financings) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) charges and expenses related to the termination or modification of JR Flexible employee benefit plans in effect on the date of the Indentures, to the extent that such charges and expenses were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) any extraordinary items and any gains or losses in connection with Asset Sales or reserves related thereto shall be excluded, (vi) any charges or reserves taken for severance, plant closings, equipment relocations and other charges related to the consolidation and rationalization of JR Flexible initiated within 18 months of the date of the Indentures shall be excluded and (vii) any charge taken for severance relating to the early retirement program implemented in fiscal year 1996 shall be excluded.

     "Controlled Subsidiary" of any Person means a Subsidiary of such Person (which may include the Receivables Subsidiary) (i) 90% or more of the total Equity Interests or other ownership interests of which (other than directors qualifying shares) shall at the time be owned by such Person or by one or more Controlled Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Employment Agreements" means (a) the Deferred Income Agreements, dated various dates prior to July 22, 1996, with each of Robert B. Paxton, Edward J. Hilbert, Jr. and a Deferred Income Agreement dated as of July 11, 1996 with Neil Williams, (b) the Deferred Compensation Agreement, dated as of July 1, 1985, with Robert T. Meyer, (c) the Family Security Agreements with each of Dennis M. Love, R. Michael Hembree, Thomas J. Dunn and Nicklas D. Stucky and (d) the Amended and Restated Employment Agreement, dated June 23, 1983, by and between the Company and J. Erskine Love, Jr.

     "Existing Indebtedness" means up to $18.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Indentures, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings or any Receivables Facility, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges

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

attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, for purposes of the Indenture, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money, including without limitation certificates of participation or other interests in Receivables or any similar instruments and certificates (other than any interests in the Receivables held by the Receivables Subsidiary), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all such indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any such indebtedness of any other Person; provided, however, that Indebtedness shall not include any servicing or guarantee of servicing obligations with respect to Receivables or any payments pursuant to a Tax Incentive Program. The amount of Indebtedness evidenced by a certificate of participation or other interests in Receivables and similar instruments or certificates are deemed to be the outstanding amount of such certificate of participation or other interests.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Issue Date" means August 22, 1996.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), other than liens and setoff rights with respect to deposit accounts.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any other expenses incurred or to be incurred as a result thereof (including, without limitation, severance, relocation, lease termination and other similar expenses), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than term Indebtedness or revolving Indebtedness under the New Credit Agreement or any one or more successor or additional bank facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Agreement" means that certain Credit Agreement, dated as of August 22, 1996, by and among the Company, the Lenders named therein and The First National Bank of Chicago, as Agent, providing for term loans, revolving credit borrowings and other financial accommodations, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) (a) provides any credit support that would constitute Indebtedness or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) as to which the lenders have agreed or been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than the Receivables Subsidiary); provided that, notwithstanding the foregoing, the Company and any of its other Subsidiaries that sell Receivables to the Receivables Subsidiary shall be allowed to provide such representations, warranties, covenants and indemnities as are customarily required in such transactions so long as no such representations, warranties, covenants or indemnities constitute a Guarantee of payment or recourse against credit losses.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pari Passu Debt" means Indebtedness that ranks pari passu in right of payment with the Senior Notes or Senior Subordinated Notes, as the case may be.

     "Permitted Investments" means (a) any Investment in the Company or in a Controlled Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Controlled Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Controlled Subsidiary of the Company; provided, however, that if the Person in either of subclauses (i) and
(ii) of this clause (c) owns Equity Interests of the Company at the time of such Investment by the Company or a Subsidiary, such Investment shall not be a Permitted Investment; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Limitation on Asset Sales -- Asset Sales;"
(e) any Investment in trade receivables or interests therein in the ordinary course of business; (f) Investments received in settlement of trade receivables created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of any judgment with respect to any such trade receivable; and (g) other Investments in any Person (other than a Person that is an Affiliate of the Company on the Issue Date) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $25.0 million.

     "Permitted Liens" means (i), for purposes of the Senior Note Indenture, Liens on assets of the Company and its Subsidiaries, whether owned on the date of the Senior Note Indenture or thereafter acquired, securing all Indebtedness and other Obligations under the New Credit Agreement or any one or more successor or additional bank facilities that were permitted by the terms of the Senior Note Indenture to be incurred, and, for purposes of the Senior Subordinated Note Indenture, Liens on assets of the Company and its Subsidiaries, whether owned on the date of the Senior Subordinated Note Indenture or thereafter acquired, securing any Senior Debt that was permitted by the terms of the Senior Subordinated Note Indenture to be incurred; provided, however, that, in the case of Liens granted by Subsidiaries, such Subsidiary executes a Guaranty in compliance with the covenant described above under the caption "Limitations on Issuances of Guarantees of Indebtedness."; (ii) Liens in favor of the Company or a Subsidiary; (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (iv) Liens on assets of Subsidiaries to secure Indebtedness of Subsidiaries that was permitted by the terms of the Indentures to be incurred; (v) Liens existing on the date of the Indentures; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) Liens to secure Indebtedness permitted to be incurred pursuant to clauses (vi) or (vii) of the second paragraph of the covenant described above under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (viii) Liens to secure Attributable Debt in respect of sale and leaseback transactions that were permitted by the terms of the Indentures to be entered into; (ix) Liens on assets of the Company to secure Hedging Obligations that were permitted to be incurred pursuant to the covenant described above under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (x) Liens on Receivables to reflect sales of Receivables to and by the Receivables Subsidiary pursuant to the Receivables Facility; (xi) Liens on assets of the Receivables Subsidiary; and (xii) in addition to the foregoing, Liens on assets of the Company or any Subsidiary of the Company with respect to Obligations that do not exceed $25.0 million at any one time outstanding.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness permitted to be incurred pursuant to clauses (i) or (ii) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued interest and premium, if any, thereon and all reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the subordination provisions governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Receivables" means, collectively, (a) the Indebtedness and other obligations owed to the Company or any of its Subsidiaries (before giving effect to any sale or transfer thereof pursuant to a Receivables Facility), whether constituting an account, chattel paper, an instrument, a document or general intangible, arising in connection with the sale of goods, insurance and/or services by the Company or such Subsidiary, including, without limitation, the obligation to pay any late fees, interest or other finance charges with respect thereto (each of the foregoing, collectively, an "Account Receivable"), (b) all of the Company's or such Subsidiary's interest in the goods (including returned goods), if any, the sale of which gave rise to any Account Receivable, and all insurance contracts with respect thereto, (c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of any Account Receivable, together with all financing statements and security agreements describing any collateral securing such Account Receivable, (d) all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Account Receivable, (e) all contracts, invoices, books and records of any kind related to any Account Receivable, (f) all cash collections in respect of, and cash proceeds of, any of the foregoing and any and all lockboxes, lockbox accounts, collection accounts, concentration accounts and similar accounts in or into which such collections and cash proceeds are now or hereafter deposited, collected or concentrated, and (g) all proceeds of any of the foregoing.

     "Receivables Facility" means, with respect to any Person, any Receivables securitization program pursuant to which such Person receives proceeds pursuant to a pledge, sale or other encumbrance of its Receivables.

     "Receivables Subsidiary" means Flexible Funding Corp., created primarily to purchase or finance the receivables of the Company and/or its Subsidiaries pursuant to a Receivables Facility, so long as it: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any other Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its other Subsidiaries has any direct obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results other than to act as servicer of Receivables; (d) has not Guaranteed or otherwise directly provided credit support for any Indebtedness of the Company or any of its other Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its other Subsidiaries. Notwithstanding the foregoing and without otherwise limiting Permitted Investments, the Company may make capital contributions in the form of Receivables transferred to the Receivables Subsidiary for non-cash consideration to the extent necessary or desirable to prevent a disruption of purchases of Receivables or to avoid a default under the Receivables Facility. If, at any time, such Receivables Subsidiary would fail to meet the foregoing requirements as a Receivables Subsidiary (other than a failure to meet the requirements set forth in clause (e) above as a result of the death or resignation of a director, provided that such director is promptly replaced), it shall thereafter cease to be a Receivables Subsidiary for purposes of the Indentures and any Indebtedness of such Receivables Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant).

     "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Target Assets" means any assets acquired from JR Flexible that are sold or otherwise disposed of (other than pursuant to a Restricted Payment) for aggregate consideration not to exceed $25.0 million.

     "Tax Allocation Agreement" means that certain Tax Allocation Agreement, dated as of the first day of the fiscal year of the parties thereto that began after June 29, 1996, allocating tax liabilities and payments among the Company and its Affiliates.

     "Tax Incentive Program" means (i) the Payment in Lieu of Taxes Program sponsored by the Industrial Revenue Board ("IDB") of the City of Jackson, Tennessee pursuant to which JR Flexible (and after the Acquisition if approval is granted by the IDB, the Company) (a) transfers to the IDB real property and equipment associated with the Jackson, Tennessee operations in return for a non-interest bearing promissory note from the IDB, which promissory note represents the fair market value of the real property and equipment so transferred, (b) JR Flexible or the Company, as applicable, pays a fee in lieu of taxes to the IDB that is less than the taxes that it would otherwise pay if it were not participating in such Payment in Lieu of Taxes Program and (c) the IDB leases such real property and equipment back to JR Flexible or the Company, as applicable, pursuant to a lease that has not interest component and (ii) any other program sponsored by state or local governments, authorities or political subdivisions that is materially similar to the Payment in Lieu of Taxes Program and is equally beneficial from the holder's perspective.

     "Total Assets" means, with respect to any Person as of any date, the total consolidated assets of such Person and its Subsidiaries as of such date, as reflected on the most recently available internal consolidated financial statements of such Person prepared in accordance with GAAP.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of the principal United States federal income tax consequences of ownership of the Exchange Notes that has been provided to the Company by its counsel, Alston & Bird, Atlanta, Georgia, and is not intended to be tax advice to any person, nor is it binding upon the IRS. This summary is based on the Code and existing and proposed Treasury Regulations, revenue rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action, and such changes may be applied retroactively in a manner that could adversely affect holders of Exchange Notes. This summary deals only with Exchange Notes held as capital assets by a holder that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Note (a "United States Holder"), and does not purport to address all aspects of the possible federal income tax consequences of ownership of Exchange Notes. In particular, and without limiting the foregoing, this summary does not address tax consequences of ownership of an Exchange Note that may be relevant to investors in special tax situations, such as dealers in securities or currencies, tax-exempt persons, certain financial institutions, life insurance companies, persons holding Exchange Notes as part of a "straddle" (as defined in Section 1092 of the Code), a "hedge" (as defined in Section 1256 of the Code), or a "conversion transaction" (as defined in Section 1258 of the Code), persons whose "functional currency" as defined in
Section 985 of the Code is not United States dollars, or foreign persons. See "Certain Legal Matters."



     The Company has not obtained any opinion of counsel and has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes or that any such position would not be sustained.


     Persons considering the purchase or the exchange of Exchange Notes should consult their own tax advisors concerning United States federal income tax laws, as well as the tax laws of any state, local or foreign jurisdictions, applicable to their particular situations.

INTEREST PAYMENTS

     Interest on an Exchange Note, other than interest that is not a payment of "qualified stated interest" (as defined below under "Original Issue Discount"), is taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the United States Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The Notes were issued with no original issue discount ("OID") because the stated redemption price at maturity equaled the issue price of the Notes. The "issue price" of the Notes is the first price at which a substantial number of Notes were sold for money, excluding sales to underwriters, placement agents or wholesalers. The "stated redemption price at maturity" is the sum of all payments to be made on the Notes other than "qualified stated interest". The term "qualified stated interest" means, generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

     The OID regulations provide that options relating to a debt instrument may impact whether an instrument has been issued with OID. In the event of a Change of Control, the Company is required to offer to redeem all of the Exchange Notes. The original issue discount regulations provide that the right of holders of the Exchange Notes to require redemption of the Exchange Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Exchange Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption will occur. The Company has no present intention of treating the redemption provisions of the Exchange Notes as affecting the computation of the yield to maturity of any Exchange Note.

     The Company may redeem the Exchange Notes in certain circumstances, pursuant to the terms of the Exchange Notes. Under the original issue discount regulations, the Company is deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the Exchange Note. If such option is not in fact exercised when presumed to be exercised, the Exchange Note would be treated solely for original issue discount purposes as if it were reissued at that time for an amount equal to its adjusted issue price. The Company does not expect these rules to affect the determination of the yield to maturity of any Exchange Note.

AMORTIZABLE BOND PREMIUM

     In general, if a holder purchases a debt instrument for an amount in excess of its principal amount, the holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the debt instrument is reduced by the amount of amortizable bond premium allocable to such year based on the debt instrument's yield to maturity. Any such election applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or which are acquired thereafter by the holder, and such election is irrevocable without the consent of the IRS.

MARKET DISCOUNT

     In general, if a holder purchases a debt instrument at a market discount (i.e., a discount other than at original issue), any gain recognized upon the disposition of the debt instrument by the holder is taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on the debt instrument at the time of the disposition. "Market discount" generally means the excess, if any, of a debt instrument's stated redemption price at maturity over the price paid by the holder therefor, subject to a de minimis exception. A holder who acquires a debt instrument at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry the debt instrument.

     Any principal payment on a debt instrument acquired by a holder at a market discount is included in gross income as ordinary income (generally, as interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, the debt instrument is reduced by the amounts so treated as ordinary income.

     A holder of a debt instrument acquired at a market discount may elect to include market discount in gross income, for federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder makes such an election, the foregoing rules regarding the recognition of ordinary interest income on sales and other dispositions and the receipt of principal payments with respect to such debt instruments, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, do not apply.

PURCHASE, SALE AND RETIREMENT

     A United States Holder's tax basis in an Exchange Note is its cost (or, if applicable, the tax basis of the Note exchanged for the Exchange Note), increased by the amount of any original issue discount included in the United States Holder's income with respect to the Exchange Note and reduced by the amount of any interest payments on the Exchange Note that are not payments of qualified stated interest. A United States Holder will generally recognize gain or loss on the sale or retirement of an Exchange Note equal to the difference between the amount realized on the sale or retirement of the Exchange Note and the tax basis of the Exchange Note. Except to the extent described above under "Original Issue Discount" and "Market Discount," and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of an Exchange Note is capital gain or loss, provided the Exchange Note was a capital asset in the hands of the United States Holder, and is long-term capital gain or loss if the Exchange Note was held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements apply to certain persons with respect to certain payments of principal, premium and interest on an obligation, to certain payments of proceeds from the sale or redemption of an obligation, and to the accrual of original issue discount with respect to non-corporate United States Holders. Either the Company, a broker, or in certain circumstances the Company's agent or its paying agent, is required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment, if the United States Holder fails to furnish an accurate taxpayer identification number, to certify that such United States Holder is exempt from backup withholding, or to report all interest and dividends required to be shown on its federal income tax returns or otherwise comply with the applicable requirements of the backup withholding rules. The amount of original issue discount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a United States Holder. Certain exempt recipients are not subject to the backup withholding and information reporting requirements. All corporations are considered exempt recipients with respect to payments of interest of the type that are made on the Exchange Notes.

LIQUIDATED DAMAGES


     The Company intends to take the position that the Liquidated Damages, if any, described above under "Description of Exchange Notes -- Registration Rights; Liquidated Damages" are taxable to the United States Holder as ordinary income in accordance with the United States Holder's method of accounting for federal income tax purposes. The IRS may take a different position, however, which could affect the timing of both a United States Holder's income and the Company's deduction with respect to the Liquidated Damages, if any.


     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PURCHASER OF EXCHANGE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT AGREEMENT


     Concurrently with the Offering of the Notes, the Company entered into the New Credit Agreement with a syndicate of banks and other financial institutions which included the $155 million Revolving Credit Facility and the $170 million Term Loan Facility. However, the credit available under the revolving portion of the New Credit Agreement has been reduced to $105.0 million as a result of the Company's utilization of the Receivables Securitization Facility. This information relating to the New Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith, copies of which have been filed as exhibits to this Registration Statement of which this Prospectus is a part, and are available from the Commission. See "Available Information."



     The proceeds of the New Credit Agreement were used, in part, to finance the Acquisition, to pay various costs associated with the Transactions, to refinance most of the Company's existing indebtedness and, in the case of the Revolving Credit Facility, for general working capital purposes. In this connection, the Revolving Credit Facility contains a sublimit of approximately $10 million for commercial and standby letters of credit. The entire amount of the Term Loan and approximately $53.7 million of the Revolving Credit Facility were funded simultaneously with the consummation of the Acquisition. The Revolving Credit Facility under the New Credit Agreement also included a $10.0 million swing line subfacility from SunTrust Bank, Atlanta, Georgia to fund daily cash flow fluctuations and cash management needs.


     The maturity for each of the revolving and term portions of the New Credit Agreement is six years from the Closing and all amounts outstanding thereunder are due on such date. The Term Loan will amortize in equal quarterly installments beginning with the end of the third quarter of fiscal 1997 (the first quarter of calendar 1997), as follows:

                                                                 PRINCIPAL AMORTIZATION IN
                       FISCAL YEARS ENDED JUNE                  EQUAL QUARTERLY INSTALLMENTS
        ------------------------------------------------------  ----------------------------
                                                                   (MILLIONS OF DOLLARS)
        1997..................................................             $  8.0
        1998..................................................               16.0
        1999..................................................               24.0
        2000..................................................               32.0
        2001..................................................               40.0
        2002..................................................               50.0

     The remaining outstanding balance of $50.0 million are due upon the sixth anniversary of Closing.

     The New Credit Agreement requires mandatory prepayments of the Term Loan from the net cash proceeds received by the Company in connection with any offering of debt or equity securities (other than in connection with certain permitted refinancing indebtedness, acquisitions or restricted payments) or in connection with any material sales of assets outside the ordinary course of business or pursuant to the Receivables Facility. Further, the Company are required to prepay the Term Loan in an amount equal to 50% of the Company's Excess Cash Flow (as defined in the New Credit Agreement) for each fiscal year. All such mandatory prepayments shall be applied pro rata to the reduction of the remaining scheduled amortization payments. After the prepayment in full of the Term Loan, all such mandatory prepayments shall be applied as permanent reductions to the Revolving Credit Facility.

     Outstanding borrowings under the New Credit Agreement bear interest at a rate per annum equal to, at the Company's option: (i) First Chicago's variable base rate or (ii) the London Interbank Offered Rate for one, two, three or six months as selected by the Company, plus a margin based on a pricing matrix ranging between 0.50% to 1.50%, based upon the Company's then current Total Debt to EBITDA ratio. The Company are permitted to enter into interest rate swap and other interest rate protection arrangements to hedge against interest rate risks.

     Loans outstanding under the New Credit Facilities are secured by a first-priority security interest in, and liens upon, substantially all of the Company's tangible and intangible assets including all inventory, equipment, real property, capital stock of subsidiaries, contract rights and general intangibles. Subsidiaries of the Company may be required to guaranty the New Credit Agreement as they are incorporated or acquired and grant liens in its assets to secure such guaranty, in which case the Indentures are amended to add such Subsidiaries' guaranties of the Notes. The Company's accounts receivable, to the extent not sold pursuant to the Receivables Securitization Facility, also secure the Company's obligations under the New Credit Facilities. Further, Holdings and Enterprises have guaranteed the obligations of the Company under the New Credit Agreement, and Enterprises has pledged all of the capital stock of the Company owned by it as further collateral.

     The New Credit Agreement includes customary financial and other covenants including, among other things: (i) Total Debt to EBITDA ratio; (ii) fixed charge coverage ratio; (iii) limitations on Indebtedness and guaranties; (iv) limitations on liens; (v) limitations on dividends and stock redemptions; (vi) limitations on prepayments of Indebtedness other than the New Credit Agreement (including optional or mandatory redemptions of the Notes); (vii) limitations on asset sales; (viii) limitations on capital expenditures; (ix) limitations on acquisitions and other investments; and (x) limitations on transactions with affiliates.

     The events of default include, among others: (i) failure of the Company to make any payment of principal of, interest on, or any other amount owing in respect of any obligation under the New Credit Agreement when due and payable;
(ii) breach of representations or warranties; (iii) breach of other covenants or agreements contained in the New Credit Agreement; (iv) cross-default with respect to other Indebtedness of the Company (except under the Receivables Securitization Facility) or of any subsidiary in excess of $5 million or early termination of the Receivables Securitization Facility; (v) the filing by or against the Company or of any subsidiary of a petition for bankruptcy under the Bankruptcy Code of 1978, as amended or other applicable bankruptcy law or the appointment of a receiver for the business or assets of the Company or any guarantor or other similar bankruptcy events; (vi) certain ERISA defaults; (vii) the occurrence of one or more material judgments; (viii) a change in control of the Company. For purposes of the New Credit Agreement, a "change in control" is defined in terms of a material change in the current ownership of the Company or a change in the majority of the board of directors within any 12 month period.


SHAREHOLDER NOTES


     The Company currently has approximately $10.4 million of Shareholder Notes outstanding under a Note Purchase Agreement dated as of March 13, 1995 with certain of the Company's shareholders (the "Shareholder Note Purchase Agreement"). All of the shareholders of Holdings who are also directors and officers of the Company are holders of the Shareholder Notes. These notes bear interest at 11.00% per annum and mature on May 4, 2014. The Shareholder Notes are subordinated to the New Credit Agreement, the Senior Notes and the Senior Subordinated Notes. The Company is required to make a prepayment, without premium, of $3,422,000 on the Shareholder Notes on May 25, 2005. See
"Management -- Related Party Transactions" and Note 8 to the Company's Financial Statements.


     The events of default under the Shareholder Note Purchase Agreement include, among others: (i) default in the payment of principal on any Shareholder Note when the same becomes due and payable, whether at maturity, upon acceleration, or otherwise; (ii) default in the payment of interest on any Shareholder Note when the same becomes due and payable and such default continues for a period of five business days; (iii) default in any material respect in the due and punctual performance of or compliance with any other covenant, condition or agreement to be performed or observed by the Company under any provision of the Shareholder Note Purchase Agreement, and any such default continues unremedied for 30 days; (iv) any representation, warranty, certification or statement of the Company, made or contained in the Shareholder Note Purchase Agreement, or in any agreement, instrument, certificate, statement or other writing furnished in connection therewith or pursuant thereto, shall prove to have been false or inaccurate in any material respect on the date as of which such representation was made; (v) the holder, trustee or agent of any Indebtedness of the Company or any of its affiliates shall, in respect of any of its Indebtedness (excluding the Shareholder Notes) in an amount, individually or in the aggregate, exceeding $10 million causes the maturity of such Indebtedness to be accelerated or otherwise to become due and payable prior to its stated maturity, or to take any action to realize upon any assets or property of the Company or any of its affiliates under any agreement or instrument evidencing or securing such Indebtedness; (vi) a final judgment or judgments entered by a court or courts of competent jurisdiction for the payment of money in excess of $3 million in the aggregate is rendered against the Company or any of its affiliates and shall remain in force undischarged and unstayed for a period of more than 45 days; (vii) the Company becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company causes or suffers an order for relief to be entered with respect to it under applicable federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Company or for the major part of the property of Company; and (viii) a custodian, trustee or receiver is appointed for the Company or for the major part of the property of the Company and is not discharged within 60 days after such appointment.

                      RECEIVABLES SECURITIZATION FACILITY

     The following is a summary of certain terms and conditions of the Receivables Securitization Facility. This summary does not purport to be a complete description of the Receivables Securitization Facility and is qualified in its entirety by the actual documents entered into in connection therewith and included as exhibits to the Registration Statement. See "Available Information."


     First Chicago has provided indirectly through Falcon, the Company with the Receivables Securitization Facility for the securitization of certain trade accounts receivable (the "Receivables") originated by the Company or its predecessors, including JR Flexible. The Company or Receivables Funding will act as the initial servicer for the Receivables. Further, as the Company's receivables pool grows, the Receivables

Securitization Facility may grow concomitantly, and the Revolving Credit Facilities are reduced pro rata. See "Description of Exchange Notes."



     Pursuant to the Receivables Securitization Facility, the Company may sell the Receivables to Receivables Funding, a new, wholly-owned, bankruptcy-remote, special purpose finance subsidiary of the Company, in transactions intended to be a true sale for bankruptcy law purposes. Receivables Funding, in turn, may transfer undivided interests in the Receivables ("Receivable Interests") to Falcon on an uncommitted basis, and in the event Falcon does not purchase such Receivable Interests, to First Chicago and other institutional investors, if any, pursuant to the Receivables Securitization Facility. The Receivables Securitization Facility permits draws and repayments on a revolving basis for five years following Closing or such earlier time as certain events occur (the "Amortization Commencement Date"). Assets sold pursuant to this Facility will represent the right to receive collections from (i) the Receivables, (ii) all rights of the Company or Receivables Funding in goods, the sale of which gave rise to the Receivables, (iii) all collateral, guarantees, insurance and other arrangements supporting the Receivables, (iv) all rights and interest of Receivables Funding under a receivables sales agreement with the Company, (v) lock-boxes and bank accounts of the Company or Receivables Funding in which proceeds of any of the foregoing are held, and (vi) all collections and other proceeds of the assets described above. The Receivables Securitization Facility has been treated as a sale. Although SFAS 125 has been approved for adoption effective January 1, 1997 only recently and has not been interpreted definitively, the Company is presently unable to determine the effects of the provisions SFAS 125 at its effective date of January 1, 1997.



     Receivable Interests will be sold pursuant to the Receivables Securitization Facility at a discount reflecting the LIBOR rate for interest periods of one, two or three months (adjusted for required deposit reserves, if any) plus 0.50% or First Chicago's corporate base rate. A commitment fee on the unused portion of the facility at a rate of 0.40% per annum are payable quarterly by the Company, accruing from the Closing. All collections attributable to the assets transferred are set aside and applied monthly commencing on the Amortization Commencement Date to repay Falcon's and/or First Chicago's investments in the Receivable Interests in full.



     The Receivables Securitization Facility contains covenants, representations and warranties customary for such facilities. Financial covenants are not included in the documentation relating to the Receivables Securitization Facility and the Facility does not have any cross defaults or cross collateralization with respect to any other obligations of the Company under the New Credit Facility or the Indentures.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that is eligible to participate in the Exchange Offer, and which receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it may be a statutory underwriter under the Securities Act, and that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with the resales of Exchange Notes received in exchange for the Notes where such Notes were acquired for the broker-dealer's own account as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the date on which the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale.

     This Prospectus may not be used for resales of Exchange Notes by any affiliate of the Company, or any person with respect to Notes that were acquired directly from the Company, any person that is participating or intends to participate in a distribution of the Exchange Notes, or any person that has any understanding or arrangement to participate in a distribution of Exchange Notes.

     The Company will not receive any proceeds from any resale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus with respect to the Exchange Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                             CERTAIN LEGAL MATTERS


     Certain legal matters in connection with the issuance of the Exchange Notes have been passed upon for the Company by Alston & Bird, Atlanta, Georgia. Neil Williams, the managing partner of Alston & Bird, is a Printpack director. See "Management."


                            INDEPENDENT ACCOUNTANTS

     The financial statements of Printpack, Inc. as of June 29, 1996 and June 24, 1995 and for each of the three years in the period ended June 29, 1996, and the combined financial statements of The Flexible Packaging Group of James River Corporation as of December 31, 1995 and December 25, 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
PRINTPACK, INC.
  Report of Independent Accountants...................................................   F-2
  Balance Sheets as of June 24, 1995 and June 29, 1996................................   F-3
  Statements of Income for the Three Years Ended June 29, 1996........................   F-4
  Statement of Changes in Parent's Equity Investment for the Three Years Ended
     June 29, 1996....................................................................   F-5
  Statements of Cash Flow for the Three Years Ended June 29, 1996.....................   F-6
  Notes to Financial Statements.......................................................   F-7
  Balance Sheet as of September 28, 1996 (unaudited)..................................  F-21
  Statements of Income for the 13 Weeks Ended September 23, 1995 and September 28,
     1996 (unaudited).................................................................  F-22
  Statements of Changes in Parent's Equity Investment for the 13 Weeks Ended September
     23, 1995 and September 28, 1996 (unaudited)......................................  F-23
  Statements of Cash Flow for the 13 Weeks Ended September 23, 1995 and September 28,
     1996 (unaudited).................................................................  F-24
  Notes to Unaudited Financial Statements.............................................  F-25
THE FLEXIBLE PACKAGING GROUP OF JAMES RIVER CORPORATION
  Report of Independent Accountants...................................................  F-26
  Combined Balance Sheets as of December 25, 1994 and December 31, 1995...............  F-27
  Combined Statements of Operations for the Three Years Ended December 31, 1995.......  F-28
  Combined Statements of Changes in James River's Investment for the Three Years Ended
     December 31, 1995................................................................  F-29
  Combined Statements of Cash Flows for the Three Years Ended December 31, 1995.......  F-30
  Notes to Combined Financial Statements..............................................  F-31
  Combined Balance Sheet as of June 30, 1996 (unaudited)..............................  F-41
  Combined Statement of Operations for the 26 Weeks Ended June 25, 1995 and June 30,
     1996 (unaudited).................................................................  F-42
  Combined Statement of Changes in James River's Investment for the 26 Weeks Ended
     June 25, 1995 and June 30, 1996 (unaudited)......................................  F-43
  Combined Statement of Cash Flows for the 26 Weeks Ended June 25, 1995 and June 30,
     1996 (unaudited).................................................................  F-44
  Notes to Combined Financial Statements (unaudited)..................................  F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Printpack, Inc.

     In our opinion, the accompanying balance sheets and the related statements of income, of changes in Printpack Holdings, Inc. (Parent) equity investment and of cash flows present fairly, in all material respects, the financial position of Printpack, Inc. (the Company), as described in Note 1 to the financial statements, at June 24, 1995 and June 29, 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 29, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 13, the Company changed its method of accounting for income taxes effective June 27, 1993. In addition, as discussed in Note 12, the Company changed its method of accounting for postemployment benefits effective June 25, 1994.

Price Waterhouse LLP
Atlanta, Georgia
July 26, 1996, except as to Note 17,
which is as of August 22, 1996

                                PRINTPACK, INC.

                                 BALANCE SHEETS


                                                                           JUNE 24,   JUNE 29,
                                                                             1995       1996
                                                                           --------   --------
                                                                             (IN THOUSANDS)
                                            ASSETS
Current assets
  Cash and cash equivalents..............................................  $  3,748   $    242
  Trade accounts receivable, less allowance for doubtful accounts
     of $228 and $286....................................................    35,836     35,742
  Inventories............................................................    31,992     34,831
  Prepaid expenses and other current assets..............................     9,056     10,348
  Note receivable from an equity investee................................        --      1,700
  Deferred income taxes..................................................        --      1,844
                                                                           --------   --------
          Total current assets...........................................    80,632     84,707
Property, plant and equipment, net.......................................   137,935    137,628
Intangibles, less accumulated amortization of $1,132 and $1,301..........       786        617
Other assets.............................................................     8,111      7,570
Deferred income taxes....................................................     2,921        747
                                                                           --------   --------
                                                                           $230,385   $231,269
                                                                           ========   ========
                          LIABILITIES AND PARENT'S EQUITY INVESTMENT
Current liabilities
  Accounts payable and accrued expenses..................................  $ 32,643   $ 26,539
  Accrued severance costs................................................        --      5,986
  Accrued salaries, wages, benefits and bonuses..........................    11,349      6,967
  Dividends and income taxes payable.....................................     7,470         --
  Current maturities of long-term debt...................................     5,975     30,625
  Short-term borrowings under lines of credit............................        --      5,504
  Deferred income taxes..................................................       213         --
                                                                           --------   --------
          Total current liabilities......................................    57,650     75,621
                                                                           --------   --------
  Long-term debt.........................................................   106,250    110,625
  Subordinated debt......................................................    10,384     10,384
  Other long-term liabilities............................................    23,796     21,179
                                                                           --------   --------
          Total liabilities..............................................   198,080    217,809
                                                                           --------   --------
  Parent's equity investment.............................................    32,305     13,460
                                                                           --------   --------
Commitments and contingencies............................................        --         --
                                                                           --------   --------
                                                                           $230,385   $231,269
                                                                           ========   ========


   The accompanying notes are an integral part of these financial statements.

                                PRINTPACK, INC.

                              STATEMENTS OF INCOME


                                                                       FOR THE YEAR ENDED
                                                                ---------------------------------
                                                                JUNE 25,    JUNE 24,    JUNE 29,
                                                                  1994        1995        1996
                                                                ---------   ---------   ---------
                                                                (IN THOUSANDS EXCEPT SHARE DATA)
Net sales.....................................................  $ 407,272   $ 454,645   $ 442,931
Cost of goods sold............................................    330,345     370,630     363,091
                                                                ---------   ---------   ---------
Gross margin..................................................     76,927      84,015      79,840
Selling, administrative and research and development
  expenses....................................................     43,467      49,796      44,581
Restructuring charges.........................................      4,000         626          --
Severance expense.............................................        880          --       7,870
Write-off of equity investment................................         --       4,673         200
Amortization of intangible assets.............................       (169)       (169)       (169)
                                                                ---------   ---------   ---------
  Income from operations......................................     28,411      28,751      27,020
Other income (expense)
  Interest expense............................................     (9,505)     (9,943)    (10,814)
  Undistributed loss with respect to equity investment........         --        (316)     (1,111)
  Other, net..................................................      2,743        (463)      1,221
                                                                ---------   ---------   ---------
Income before provision for income taxes......................     21,649      18,029      16,316
                                                                ---------   ---------   ---------
Provision for income taxes
  Effect of electing C corporation status.....................     (2,865)         --          --
  Current.....................................................     (2,173)     (5,938)     (2,963)
  Deferred....................................................        499       5,074        (117)
                                                                ---------   ---------   ---------
                                                                   (4,539)       (864)     (3,080)
                                                                ---------   ---------   ---------
Income before cumulative effect of a change in accounting
  principle...................................................     17,110      17,165      13,236
Cumulative effect of a change in accounting principle.........         --        (341)         --
                                                                ---------   ---------   ---------
Net income....................................................  $  17,110   $  16,824   $  13,236
                                                                 ========    ========    ========
Unaudited pro forma data (Note 18)
  Income before income taxes..................................  $  21,649   $  18,029   $  16,316
  Pro forma provision for income taxes........................      7,886       6,858       6,555
                                                                ---------   ---------   ---------
          Pro forma net income................................  $  13,763   $  11,171   $   9,761
                                                                 ========    ========    ========
Net income per common share...................................                          $    2.31
Weighted average number of shares outstanding used in
  calculation of net income per common share..................                          4,218,560


   The accompanying notes are an integral part of these financial statements.

                                PRINTPACK, INC.

               STATEMENT OF CHANGES IN PARENT'S EQUITY INVESTMENT

                                                                                 (IN THOUSANDS)
Balance at June 26, 1993.......................................................     $ 53,905
Net income.....................................................................       17,110
Dividends to Parent............................................................      (29,028)
                                                                                 --------------
Balance at June 25, 1994.......................................................       41,987
Net income.....................................................................       16,824
Dividends to Parent............................................................      (26,506)
                                                                                 --------------
Balance at June 24, 1995.......................................................       32,305
Net income.....................................................................       13,236
Dividends to Parent............................................................      (32,081)
                                                                                 --------------
Balance at June 29, 1996.......................................................     $ 13,460
                                                                                 ===========

   The accompanying notes are an integral part of these financial statements.

                                PRINTPACK, INC.

                            STATEMENTS OF CASH FLOWS


                                                                       FOR THE YEAR ENDED
                                                                 ------------------------------
                                                                 JUNE 25,   JUNE 24,   JUNE 29,
                                                                   1994       1995       1996
                                                                 --------   --------   --------
                                                                         (IN THOUSANDS)
Operating activities
  Net income...................................................  $ 17,110   $ 16,824   $ 13,236
  Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation..............................................    20,412     22,386     24,734
     Amortization of intangible assets.........................       169        169        169
     Amortization of deferred gain.............................        --         --       (323)
     Undistributed loss with respect to equity investment......        --        316      1,111
     Deferred income taxes.....................................     2,367     (5,074)       117
     Postretirement and postemployment benefits................     1,593      2,390       (250)
     Incentive compensation....................................        --      5,785     (2,044)
     Gain on life insurance benefits...........................        --         --     (1,143)
     Other.....................................................       294       (284)       588
     Changes in operating assets and liabilities
       Decrease in short-term investments......................       234         --         --
       (Increase) decrease in accounts receivable..............    (6,652)      (900)        94
       (Increase) decrease in inventories......................      (959)     3,835     (2,839)
       Increase in prepaid expenses and other assets...........    (2,942)      (188)    (3,734)
       Increase (decrease) in accounts payable, accrued
          expenses, and dividends payable......................    12,617     (2,043)   (17,956)
       Increase in accrued severance costs.....................        --         --      5,986
       Increase (decrease) in other long-term liabilities......     1,186     (3,484)        --
                                                                 --------   --------   --------
          Total adjustments....................................    28,319     22,908      4,510
                                                                 --------   --------   --------
          Net cash provided by operating activities............    45,429     39,732     17,746
                                                                 --------   --------   --------
Investing activities
  Purchases of property, plant and equipment...................   (23,870)   (34,800)   (25,786)
  Proceeds from sale of property, plant and equipment..........       348      5,341        750
  Insurance proceeds received..................................        --         --      1,336
                                                                 --------   --------   --------
          Net cash used in investing activities................   (23,522)   (29,459)   (23,700)
                                                                 --------   --------   --------
Financing activities
  Principal payments on long-term debt.........................   (27,725)    (5,850)    (5,975)
  Proceeds from issuance of long-term debt.....................    60,000         --         --
  Proceeds from issuance of subordinated debt..................        --     10,384         --
  Net (payments) proceeds on lines of credit and revolving
     credit facility...........................................   (11,635)        --     40,504
  Dividends paid...............................................   (29,028)   (26,506)   (32,081)
  Other........................................................        85      1,669         --
                                                                 --------   --------   --------
          Net cash (used in) provided by financing
            activities.........................................    (8,303)   (20,303)     2,448
                                                                 --------   --------   --------
Increase (decrease) in cash and cash equivalents...............    13,604    (10,030)    (3,506)
Cash and cash equivalents, beginning of year...................       174     13,778      3,748
                                                                 --------   --------   --------
Cash and cash equivalents, end of year.........................  $ 13,778   $  3,748   $    242
                                                                 ========   ========   ========


   The accompanying notes are an integral part of these financial statements.

                                PRINTPACK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        JUNE 24, 1995 AND JUNE 29, 1996

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Printpack, Inc. ("Printpack") and Printpack Enterprises, Inc. ("Enterprises") are affiliated by common ownership and management. The accompanying balance sheets have been presented to include, at their historical cost, the assets and liabilities of the North American operations of Printpack and Enterprises. The statements of income and cash flows were derived from the accounting records of Printpack and Enterprises (the "Company") and include the revenue, expenses and cash flows attributable to both of the Companies' historical North American operations.

     As part of the acquisition (the "Acquisition") of The Flexible Packaging Group of James River Corporation of Virginia ("JR Flexible") (see Note 17) and to facilitate the financing of the Acquisition, Printpack and Enterprises plan to reorganize into a holding company (the "Reorganization") effective July 1996. In the Reorganization, Printpack Holdings, Inc. ("Holdings"), a Delaware corporation, will be formed and will acquire approximately 97% of the outstanding common stock of Enterprises, which in turn will own approximately 100% of the outstanding stock of Printpack. Printpack will acquire JR Flexible's business and will conduct all North American operations of the enterprise. Holdings and Enterprises will be non-operating holding companies that also will control flexible packaging operations conducted through several separately chartered United Kingdom affiliates.

     The Company manufactures flexible packaging material primarily for the food and beverage industries throughout North America.

INTERCOMPANY TRANSACTIONS

     The accompanying financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated.

FISCAL YEAR

     The Company's fiscal year ends on the last Saturday in June. The Company's fiscal year included 52, 52 and 53 weeks during the years ended June 25, 1994, June 24, 1995 and June 29, 1996.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist principally of highly liquid, short-term investments with original maturities of three months or less and are recorded at cost which approximates market value.

INVENTORIES

     Inventories are stated at the lower of cost or current market value. Cost is determined using the last-in, first-out (LIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization, which is provided using accelerated and straight-line methods over the estimated useful lives of the assets which range from three to thirty-five years. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation of property, plant and equipment sold or retired are relieved from the accounts, and resulting gains or losses are reflected in income.

                                PRINTPACK, INC.

INCOME TAXES

     The Company has historically been included in a consolidated Federal income tax return and a combined/unitary state income tax return. Income taxes reflected in the accompanying statements of operations represent the Company's share of the consolidated tax provision which approximates the tax effect which would have been recognized had a separate income tax return been filed.

     In February 1994, Printpack revoked its S corporation election thereby changing to C corporation status. With the election of C corporation status, Printpack became subject to federal and state income taxes and was required to adopt Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the financial reporting basis and the income tax basis of assets and liabilities.

     Enterprises is presented as an S corporation having elected S corporation status in 1989. Under the provisions of the Internal Revenue Code, S corporations are not subject to federal income tax because taxable income or loss inures to its shareholders. Accordingly, a provision for federal income taxes has not been recorded for Enterprises. State income taxes have been provided for certain states which do not recognize S corporation status. See
Note 18 for unaudited pro forma income tax information.

INTANGIBLE ASSETS

     Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill is amortized on a straight-line basis over 20 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. As of June 24, 1995 and June 29, 1996, management believes that goodwill has not been impaired.

REVENUE

     Revenue is recognized at the time of shipment. Sales to one customer approximated 25%, 28% and 25% of total sales during 1994, 1995 and 1996, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company extends credit to its customers based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for such losses.

RESEARCH AND DEVELOPMENT COSTS

     The Company expenses all research and development costs when incurred. Research and development costs expensed during the years ended June 25, 1994, June 24, 1995, and June 29, 1996, were approximately $5,500,000, $5,800,000 and
$5,200,000, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                                PRINTPACK, INC.

liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORIES

     Inventories are summarized as follows:

                                                                          1995      1996
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Raw materials......................................................  $18,310   $16,883
    Work-in-process....................................................    4,715     6,769
    Finished goods.....................................................   22,752    27,220
                                                                         -------   -------
                                                                          45,777    50,872
    Reduction to state inventories at last-in, first-out cost (LIFO)...   13,785    16,041
                                                                         -------   -------
              Total inventories........................................  $31,992   $34,831
                                                                         =======   =======

     During fiscal 1995 and 1996, certain inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1995 and 1996 purchases, the effect of which decreased cost of goods sold and increased income from operations by approximately $1,800,000 and $500,000, respectively. No significant quantity reductions occurred during fiscal 1994.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized as follows:

                                                                       1995        1996
                                                                     ---------   ---------
                                                                        (IN THOUSANDS)
    Land...........................................................  $   5,037   $   3,814
    Buildings......................................................     52,571      57,734
    Machinery and equipment........................................    201,187     226,647
    Leasehold improvements.........................................      1,309       1,439
    Construction in progress.......................................     14,533       8,436
                                                                     ---------   ---------
                                                                       274,637     298,070
    Less accumulated depreciation and amortization.................   (136,702)   (160,442)
                                                                     ---------   ---------
                                                                     $ 137,935   $ 137,628
                                                                     =========   =========

4. INVESTMENT IN JOINT VENTURES

     Effective January 1995, the Company entered into an agreement with Orchem, Inc., to form a joint venture, Orflex Ltd. ("Orflex"), an Ohio limited liability partnership. Under the terms of the joint venture agreement, the Company contributed its Cincinnati plant to the joint venture. For its contribution, the Company received a 49% limited partnership interest in the joint venture and $5,300,000 in cash. As part of the joint venture agreement, the Company has guaranteed the debt of the joint venture, which debt totals approximately $5,700,000 at June 29, 1996. This debt is subject to repayment requirements through a final maturity date of January 2005. The Company believes the likelihood of loss as a result of this debt guarantee is remote based upon the present and forecasted financial condition of Orflex. The Orflex transaction was accounted for as a sale of assets to the extent of third-party ownership in the joint venture during 1995. As a result, the Company recorded a deferred gain of approximately $3,300,000 which will be recognized under the

                                PRINTPACK, INC.

instalment method as Orflex makes principal payments on the debt. During 1996, the Company recognized approximately $323,000 of this deferred gain as a result of principal payments made by Orflex.

     The Company's investment in Orflex is accounted for using the equity method and is stated at cost plus the Company's share of undistributed earnings from the joint venture. The carrying amount of the investment, which approximated $1,388,000 and $277,000 at June 24, 1995 and June 29, 1996, respectively, is included within other long-term assets on the accompanying Balance Sheets.

     The Company procures for resale to its customers certain finished goods inventories from Orflex. During 1995 and 1996, purchases from Orflex totaled approximately $3,235,000 and $2,482,000, respectively. Pursuant to a note arrangement which became effective during January 1996, the Company has extended certain working capital loans to Orflex. Such loans, which bear interest at the rate of LIBOR plus 2%, are payable upon demand by the Company at any time after December 31, 1996. Outstanding draws related to such loans, including accrued interest, total approximately $1,700,000 at June 29, 1996.

     During 1994, the Company sold its general partnership interest (50%) in Deluxe Engraving to an unaffiliated company for approximately $5,100,000. As a result of the transaction, the Company realized a gain of approximately $3,400,000.

                                PRINTPACK, INC.

5. LONG-TERM DEBT, SUBORDINATED DEBT AND LINES OF CREDIT

     Long-term debt is summarized as follows:

                                                                         1995       1996
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    6.47% unsecured senior notes payable to insurance companies in annual instalments of $4,727,272, beginning in December 1998
      (final instalment due in December 2008), interest payable
      semi-annually; proceeds used to retire debt, and finance
      various capital projects.......................................  $ 52,000   $ 52,000
    5.30% unsecured senior note payable to insurance company, entire principal payable on December 9, 1997, interest payable
      semi-annually; proceeds used to retire debt and finance various
      capital projects...............................................     8,000      8,000
    7.75% unsecured note payable to bank with interest payable quarterly, entire principal payable on December 31, 1996;
      proceeds financed various capital projects.....................    25,000     25,000
    9.35% unsecured senior notes payable to insurance companies in annual instalments of $2,500,000 beginning in January 1993
      (final instalment due in January 2002), interest payable
      semi-annually; proceeds financed acquisition activities in
      1989...........................................................    17,500     15,000
    9.90% unsecured senior notes payable to insurance companies in annual instalments of $3,125,000, plus interest, beginning in
      January 1991 (final instalment due in January 1998); proceeds
      financed various capital expansion projects....................     9,375      6,250
    9.25% Industrial Revenue Bonds payable in annual instalments of
      $225,000, plus interest, through December 1994 (final
      instalment of $350,000 due in December 1995), secured by land and building at the Fredericksburg, Virginia facility; proceeds financed certain equipment and the construction of the plant at
      Fredericksburg.................................................       350         --
    6.50% revolving credit facility with a bank due in November
      1997...........................................................        --     35,000
                                                                       --------   --------
                                                                        112,225    141,250
    Less current portion.............................................    (5,975)   (30,625)
                                                                       --------   --------
                                                                       $106,250   $110,625
                                                                       ========   ========

     Aggregate principal maturities of long-term debt are as follows:

                                  FISCAL YEAR                                 1996
        ---------------------------------------------------------------  --------------
                                                                         (IN THOUSANDS)
        1997...........................................................     $ 30,625
        1998...........................................................       48,625
        1999...........................................................        9,700
        2000...........................................................        9,700
        2001...........................................................        8,700
        2002 and thereafter............................................       33,900
                                                                            --------
                                                                            $141,250
                                                                            ========

     The agreements related to $146,754 of Company debt outstanding as of June 29, 1996 require that the Company together with its affiliates in the United Kingdom, among other things, maintain specified levels of working capital; restrict the payment of dividends, redemption of stock and incurrence of certain debt; restrict

                                PRINTPACK, INC.

investments; and limit the amount of pledged assets and advances and loans to employees. The Company and its affiliates in the United Kingdom obtained waivers of certain covenants due to noncompliance for the year ended June 24, 1995 and for all financial and other relevant covenants due to noncompliance for the year ended June 29, 1996. The waivers, effective through August 31, 1996, are expected to enable the Company to complete the Acquisition of JR Flexible from James River Corporation of Virginia ("James River") as described in Notes 1 and
17. Management expects to obtain replacement financing in conjunction with the Acquisition.

     The Company capitalized interest of approximately $414,000, $579,000 and $887,000 in 1994, 1995 and 1996, respectively, relating to additions of plant and equipment.

     Total cash paid during the year for interest, net of amounts capitalized, was $10,088,000, $9,255,000 and $10,172,000 during 1994, 1995 and 1996, respectively.

     In February 1995, the Company issued $10,384,000 of subordinated notes payable to the Parent's shareholders bearing interest at 11%, payable annually, and maturing in May 2014. The subordinated notes require an instalment of $3,422,000 due in May 2005.

     At June 29, 1996, the Company had lines of credit with various banks providing for borrowings of up to $14,300,000 bearing interest at the lower of the banks' prime rate or a negotiated rate.

     At June 29, 1996, the Company had current borrowings of $5,504,000 under these agreements. There were no amounts outstanding under the lines of credit at June 24, 1995.

6. DEFERRED COMPENSATION

     Pursuant to the terms of a deferred compensation agreement, the Company is obligated to pay the former chief executive's beneficiary certain monthly amounts over the remainder of the beneficiary's life. At June 24, 1995 and June 29, 1996, approximately $4,641,000 and $4,075,000, respectively, has been accrued under this agreement. Interest expense on this obligation approximated $483,000, $469,000 and $412,000 during 1994, 1995 and 1996, respectively.

     The Company is obligated under deferred compensation agreements to make monthly payments in varying amounts to certain former officers through June 2011. At June 24, 1995 and June 29, 1996, the Company had accrued approximately $349,000 and $780,000, respectively, relating to these agreements. For the years ended June 25, 1994, June 24, 1995 and June 29, 1996, interest expense related to these agreements approximated $47,000, $41,000 and $66,000, respectively.

     Future minimum annual payments required by these agreements are as follows:

                                  FISCAL YEAR                                 1996
        ---------------------------------------------------------------  --------------
                                                                         (IN THOUSANDS)
        1997...........................................................     $    594
        1998...........................................................          621
        1999...........................................................          592
        2000...........................................................          608
        2001...........................................................          554
        2002 and thereafter............................................        5,381
                                                                             -------
        Future minimum payments........................................        8,350
        Less amounts representing interest at 8% to 12%................       (4,243)
                                                                             -------
                  Total obligation.....................................     $  4,107
                                                                             =======

                                PRINTPACK, INC.

7. SUPPLEMENTAL BALANCE SHEET INFORMATION

PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                                              1995      1996
                                                                             -------   -------
                                                                              (IN THOUSANDS)
Vendor rebates receivable..................................................  $ 4,105   $ 4,365
Prepaid insurance..........................................................    2,962     3,101
Other items................................................................    1,989     2,882
                                                                             -------   -------
                                                                             $ 9,056   $10,348
                                                                             =======   =======

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Trade accounts payable.....................................................  $19,271   $18,065
Accrued loss on debt guarantee.............................................    4,673        --
Other items................................................................    8,699     8,474
                                                                             -------   -------
                                                                             $32,643   $26,539
                                                                             =======   =======

8. EQUITY TRANSACTIONS WITH PARENT


     During 1994, 1995 and 1996 the Company declared dividends approximating $29,028,000, $26,506,000 and $32,081,000, respectively. Approximately $5,082,000 and $6,126,000 of the dividends declared in 1994 and 1995 were for estimated S corporation tax payments required by the shareholders of Enterprises for their applicable liability for income attributable to Enterprise's operations. Proceeds from special distributions of aggregate accumulated adjustments accounts, which represented amounts previously taxed to the Company's shareholders, were made in connection with the termination of the Company's Subchapter S tax election in 1994 of $10,384,000 were loaned to the Company in 1995 by certain of the Parent's shareholders under subordinated notes payable described in Note 5. As of June 24, 1995, dividends recorded as accrued liabilities for estimated tax payments of approximately $4,932,000 were declared but unpaid.


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS

     The carrying amounts approximate fair value because of the short maturity of those instruments.

NOTE RECEIVABLE

     The carrying amount for the note receivable approximates its fair value based upon the approximate interest rates at which similar loans would be made.

LONG-TERM DEBT

     The carrying amounts of floating rate long-term debt are assumed to approximate their fair values. The fair value of the Company's fixed rate long-term debt is estimated via a discounted cash-flow analysis based upon the incremental borrowing rates currently available to the Company for loans of a similar nature.

                                PRINTPACK, INC.

     The estimated fair values of the Company's financial instruments are as follows:

                                                        1995                    1996
                                                ---------------------   ---------------------
                                                CARRYING      FAIR      CARRYING      FAIR
                                                 AMOUNT       VALUE      AMOUNT       VALUE
                                                ---------   ---------   ---------   ---------
                                                   (IN THOUSANDS)          (IN THOUSANDS)
    Cash and cash equivalents.................  $   3,748   $   3,748   $     242   $     242
    Note receivable...........................         --          --       1,700       1,700
    Long-term debt............................   (112,225)   (110,168)   (141,250)   (139,660)
    Subordinated debt.........................    (10,384)    (11,515)    (10,384)    (12,710)

10. EMPLOYEE BENEFITS

     The Company maintains a qualified profit sharing plan for participating eligible employees ("associates"). The plan provides for annual contributions based upon net income. Profit sharing expense approximated $3,002,000, $2,364,000 and $1,673,000 in 1994, 1995 and 1996, respectively.

     Under the terms of the Company's EVA Incentive Compensation Plan (the "EVA Plan") for key associates, approximately $6,242,000 and $2,800,000, has been reflected as a liability at June 24, 1995 and June 29, 1996, respectively. Approximately $5,704,000, $6,309,000 and $2,850,000 has been recorded as expense relative to the EVA Plan during 1994, 1995 and 1996, respectively. Under the terms of the EVA Plan, incentive compensation is derived and is allocated to specific business units based upon economic-value-added, as defined within the plan agreement.

     Under the terms of the Company's Performance Share Incentive Compensation Plan (the " Performance Plan") for key associates, approximately $10,992,000 and $9,056,000 has been reflected as a liability at June 24, 1995 and June 29, 1996, respectively. Approximately $8,982,000 and $476,000 has been recorded as expense relative to the Performance Plan during 1995 and 1996, respectively. Under the Performance Plan, associates defer twenty-five percent of their annual cash bonus into a performance share, the value of which is based upon a formula as defined in the plan agreement. Associates' performance shares must be held at least four years before they are eligible for redemption but may be held until the associate retires.

11. POSTRETIREMENT BENEFITS

     During 1992, the Company elected to provide group health and life insurance benefits to retired associates. Under the terms of this plan, the Company reimburses qualified retired associates varying percentages of health care costs and premium costs of life insurance depending upon a retired associate's length of service, with a minimum of 10 years required for plan eligibility.

     Effective June 27, 1993, the Company changed its method of accounting for postretirement health care and life insurance benefits to the accrual method of accounting for postretirement benefits other than pensions pursuant to SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Company elected to delay recognition of the accumulated liability, measured as of June 27, 1993, over 20 years which requires a charge of approximately $400,000 annually until the net transition obligation is fully recognized. Previously, such costs were expensed as paid. The Company does not prefund postretirement benefits.

     During fiscal 1996, the Company adopted amendments to certain postretirement group health and life insurance plans. The major amendments included the elimination of benefits for active associates retiring after December 31, 1996. These amendments resulted in a net curtailment gain of $2,207,000 and immediate recognition of the related previously unrecognized transition obligation and unrecognized net gain.

                                PRINTPACK, INC.

     The following table sets forth the funded status of the postretirement benefits (other than pension plans), reconciled to the accrued postretirement benefit cost recognized in the Company's balance sheet:

                                                                          1995      1996
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Accumulated postretirement benefit obligation......................
      Retiree benefit obligation.......................................  $(2,557)  $(1,918)
      Fully eligible active associates' benefit obligation.............     (696)     (406)
      Other active associates' benefit obligation......................   (6,247)      (27)
                                                                         -------   -------
              Total benefit obligation.................................   (9,500)   (2,351)
    Unrecognized net gain..............................................     (300)       --
    Unrecognized net transition obligation.............................    6,800        --
                                                                         -------   -------
    Accrued postretirement benefit cost................................  $(3,000)  $(2,351)
                                                                         =======   =======

     Net periodic postretirement benefit cost included the following components:

                                                                   1994     1995     1996
                                                                  ------   ------   -------
                                                                       (IN THOUSANDS)
    Service cost for benefits earned............................  $  550   $  500   $   503
    Interest cost on projected benefit obligation...............     640      700       695
    Amortization of transition obligation.......................     403      400       400
    Amortization of unrecognized net gain.......................      --       --       (33)
                                                                  ------   ------   -------
      Net cost..................................................  $1,593   $1,600   $ 1,565
                                                                  ======   ======   =======
    Curtailment event
      Immediate recognition of transition obligation............  $   --   $  500   $ 6,362
      Curtailment gain..........................................      --     (700)   (9,006)
      Immediate recognition of experience loss..................      --       --       437
                                                                  ------   ------   -------
              Net curtailment...................................  $   --   $ (200)  $(2,207)
                                                                  ======   ======   =======
    Effect of 1% increase in the trend rates
      Accumulated postretirement benefit obligation increase....           $1,812   $   216
                                                                           ======   =======
      Service cost plus interest cost increase..................           $  262   $    17
                                                                           ======   =======


     The assumed health care cost trend rate and the ultimate rate, achieved July 1, 1996, used in measuring the accumulated postretirement benefit obligation was 5.00%. The discount rate used to measure the accumulated postretirement benefit obligation was 8.00% for 1994, 1995, and 1996.


12. POSTEMPLOYMENT BENEFITS

     The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112") as of the beginning of fiscal 1995. SFAS 112 recognizes the future cost of providing employment benefits on an accrual basis over the active service life of the employee. A one-time charge related to the adoption of SFAS 112 of approximately $588,000 (approximately $341,000 net of federal income tax) was recognized as the cumulative effect of a change in accounting principle in fiscal 1995. The Company utilizes the services of an enrolled actuary to calculate the expense, which relates primarily to workers' compensation benefits. Prior to 1995, postemployment costs were expensed as paid.

                                PRINTPACK, INC.

13. INCOME TAXES


     In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 mandates the liability method for computing deferred income taxes. Printpack adopted SFAS 109 during the year ended June 25, 1994. The charge to adopt SFAS 109 as a result of the change in Printpack's federal income tax status to a C corporation was $2,865,000, which is reflected in the 1994 Statement of Income.


     The provision for income taxes consisted of the following:

                                                                          YEAR ENDED
                                                                   ------------------------
                                                                    1994     1995     1996
                                                                   ------   ------   ------
                                                                        (IN THOUSANDS)
    Current tax provision
      Federal....................................................  $1,797   $4,600   $2,426
      State......................................................     376    1,338      537
    Deferred tax provision
      Federal....................................................    (448)  (4,650)     104
      State......................................................     (51)    (424)      13
                                                                   ------   ------   ------
                                                                    1,674      864    3,080
    Cumulative effect of electing C corporation status...........   2,865       --       --
                                                                   ------   ------   ------
                                                                   $4,539   $  864   $3,080
                                                                   ======   ======   ======

     The differences between total tax expense and the amount determined by applying the federal statutory tax rate to income before income taxes result from the following:

                                                                           YEAR ENDED
                                                                      ---------------------
                                                                      1994    1995    1996
                                                                      -----   -----   -----
    Taxes at federal statutory rate.................................   35.0%   35.0%   35.0%
    S corporation income not subject to corporate level taxation....  (27.7)  (32.6)  (17.9)
    Tax credits.....................................................    (.6)     --      --
    State income taxes, net of federal income tax benefit...........    2.0     4.8     3.1
    Other...........................................................   (1.0)   (2.4)   (1.3)
                                                                      -----   -----   -----
                                                                        7.7%    4.8%   18.9%
                                                                      =====   =====   =====

                                PRINTPACK, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                             YEAR ENDED
                                                                          ----------------
                                                                           1995      1996
                                                                          -------   ------
    Deferred tax assets:
      Allowance for doubtful accounts...................................  $    90   $  113
      Accrued incentive compensation....................................    4,464    3,597
      Write-off of equity investment....................................    1,846       79
      Accrued postretirement and postemployment benefits................    1,185      929
      Accrued separation expenses.......................................       --    2,202
      Deferred compensation.............................................    1,994    1,925
      Other accrued liabilities.........................................      916    1,072
      Other.............................................................      230       77
                                                                          -------   ------
              Total deferred tax assets.................................  $10,725   $9,994
                                                                          =======   ======
    Deferred tax liabilities:
      Excess of book over tax basis of property, plant and equipment....  $ 6,565   $5,783
      Fees and taxes....................................................      447      600
      Voluntary Employee Benefit Association contribution...............      615      627
      Other.............................................................      390      393
                                                                          -------   ------
              Total deferred tax liabilities............................    8,017    7,403
                                                                          -------   ------
              Net deferred tax asset....................................  $ 2,708   $2,591
                                                                          =======   ======

     Income taxes paid during the years ended June 25, 1994, June 24, 1995 and June 29, 1996 totaled approximately $1,040,000, $5,994,000 and $2,403,000, respectively.

14. COMMITMENTS AND CONTINGENCIES

     The Company leases certain office facilities and transportation equipment under non-cancelable operating leases expiring on various dates through 2000. Future minimum annual rentals required by these operating leases are as follows:

                                                                           MINIMUM
                                                                        ANNUAL RENTALS
                                                                             1996
                                                                        --------------
                                                                        (IN THOUSANDS)
          1997........................................................      $  656
          1998........................................................         644
          1999........................................................         358
          2000........................................................          95
                                                                           -------
                                                                            $1,753
                                                                        ===========

     Rental expense under operating leases approximated $1,966,000, $1,742,000 and $1,719,000 during 1994, 1995 and 1996, respectively.

     At June 24, 1995 and June 29, 1996, commitments relating to future acquisitions of property, plant and equipment approximated $22,751,000 and $10,385,000, respectively.

                                PRINTPACK, INC.

     The Company is subject to legal proceedings and other claims which arise in the ordinary course of business. In the opinion of management, the outcome of these actions will not materially affect the financial position or results of operations of the Company.

15. WRITE-OFF OF EQUITY INVESTMENT


     During fiscal 1995, the Company recorded a charge of approximately $4,673,000 related to the Company's debt guarantee to a bank on behalf of an unaffiliated company attempting to develop and market new packaging technology, which guarantee has been paid and terminated subsequently. There are no other guarantees related to this defunct unaffiliated company.


16. RESTRUCTURING CHARGES


     During 1996, the Company recorded charges of approximately $7,870,000 in severance charges for announced reductions in work force. Severance charges were primarily related to the termination of approximately 160 employees located at manufacturing and corporate facilities. The Company has made severance payments of $1,884,000 during 1996 and expects to make payments of approximately $5,411,000 and $575,000 in fiscal 1997 and 1998, respectively.


     During 1994, the Company recorded charges of approximately $4,880,000 which included severance payments for announced reductions in work force of approximately $880,000 and related expenditures of approximately $4,000,000 associated with the closing of its Cincinnati, Ohio plant (Note 4). Severance charges represent the costs related to the termination of approximately 50 employees in various functions located at the Cincinnati manufacturing facility. An additional $626,000 in related plant closing expenses were incurred and expended in 1995.

17. SUBSEQUENT EVENTS


     In April 1996, the Company entered into an agreement with James River Corporation of Virginia to purchase certain assets and assume certain liabilities of JR Flexible (the "Acquisition"), which agreement was consummated on August 22, 1996 for a preliminary purchase price of approximately $372.5 million. This Acquisition and the repayment of the majority of the Company's debt outstanding was financed by the issuance of $100,000,000 of Senior Notes, $200,000,000 of Senior Subordinated Notes, a new term loan of $170,000,000 and a draw of $53,300,000 on a $155,000,000 new revolving credit facility. At the closing of these transactions on August 22, 1996, the revolving credit facility was reduced permanently to its present level of $105,000,000 by the Receivables Securitization Facility of up to $50,000,000. Pursuant to the new Receivables Securitization Facility, $23,000,000 of proceeds from the initial sale of receivables were received by the Company on August 22, 1996. The final purchase price for the Acquisition is subject to adjustment based upon an audit of the closing statement of assets purchased and liabilities assumed, and the final negotiation of the values of certain items.



     On June 28, 1996, the Company entered into an amended interest rate lock agreement with a bank to manage its interest rate exposure on anticipated borrowings to be incurred in connection with the Acquisition described above and in Note 1. This amended agreement, whose termination became effective August 19, 1996, designated the Company and the bank as fixed and floating rate payers, respectively, on a notional principal amount of $300 million. As a result of subsequent declines in interest rates, the Company, on August 19, 1996 paid approximately $7.4 million on the settlement of this agreement, which cost will be deferred and amortized to interest expense over the life of the Senior Notes and the Senior Subordinated Notes. The fair value of the lock agreement was approximately $2.6 million, unfavorable, as of June 29, 1996. The Company has only limited involvement with derivative instruments and does not use them for trading purposes. There were no premiums paid or received in connection with this agreement.

                                PRINTPACK, INC.

     Subsequent to year end, the Company advanced an additional $700,000 to Orflex on its working capital loan (see Note 4 where discussed).

18. UNAUDITED PRO FORMA INFORMATION

INCOME TAXES

     The Company has calculated the pro forma provision for income taxes under SFAS 109 as if Printpack and Printpack Enterprises had been subject to federal and state income taxes throughout the periods presented.

     The pro forma provision for income taxes consisted of the following:

                                                                         YEAR ENDED
                                                                  -------------------------
                                                                   1994     1995      1996
                                                                  ------   -------   ------
                                                                       (IN THOUSANDS)
    Current tax provision
      Federal...................................................  $7,035   $10,236   $5,247
      State.....................................................     509     1,419      764
    Deferred tax provision
      Federal...................................................     307    (4,405)     481
      State.....................................................      35      (392)      63
                                                                  ------   -------   ------
              Total pro forma provision.........................  $7,886   $ 6,858   $6,555
                                                                  ======   =======   ======

     The differences between total pro forma tax expense and the amount determined by applying the federal statutory tax rate to income before income taxes result from the following:

                                                                             YEAR ENDED
                                                                         ------------------
                                                                         1994   1995   1996
                                                                         ----   ----   ----
                                                                           (IN THOUSANDS)
    Taxes at federal statutory rate....................................  35.0%  35.0%  35.0%
    State income taxes, net of federal income tax benefit..............   4.0    4.4    4.5
    Tax credits........................................................   (.6)    --     --
    Other..............................................................  (2.0)  (1.4)    .7
                                                                         ----   ----   ----
                                                                         36.4%  38.0%  40.2%
                                                                         ====   ====   ====

                                PRINTPACK, INC.

     Significant components of the Company's pro forma deferred tax assets and liabilities are as follows:

                                                                            YEAR ENDED
                                                                         -----------------
                                                                          1995      1996
                                                                         -------   -------
    Deferred tax assets:
      Allowance for doubtful accounts..................................  $    90   $   113
      Accrued incentive compensation...................................    4,545     3,597
      Write-off of equity investment...................................    1,846        79
      Accrued postretirement and postemployment benefits...............    1,185       929
      Accrued separation expenses......................................       --     2,202
      Deferred compensation............................................    1,994     1,925
      Other accrued liabilities........................................    1,554     1,271
      Excess of book over tax basis of intangibles.....................       35        36
      Other............................................................      150        77
                                                                         -------   -------
              Total deferred tax assets................................  $11,399   $10,229
                                                                         =======   =======
    Deferred tax liabilities:
      Excess of book over tax basis of property, plant and equipment...  $10,554   $ 9,852
      Fees and taxes...................................................      556       697
      Voluntary Employee Benefit Association contribution..............      615       627
      Other............................................................      470       393
                                                                         -------   -------
              Total deferred tax liabilities...........................   12,195    11,569
                                                                         -------   -------
              Net deferred tax liability...............................  $   796   $ 1,340
                                                                         =======   =======

                                PRINTPACK, INC.



                                 BALANCE SHEET


                                  (UNAUDITED)



                                                                                  SEPTEMBER 28,
                                                                                      1996
                                                                                 ---------------
                                                                                 (IN THOUSANDS)
                                             ASSETS
Current assets
  Cash and cash equivalents....................................................     $  11,510
  Trade accounts receivable, less allowance for doubtful accounts of $890......        49,142
  Inventories..................................................................       101,030
  Prepaid expenses and other current assets....................................        11,809
  Note receivable from an equity investee......................................         2,400
  Net assets held for sale.....................................................        15,000
  Deferred income taxes........................................................         3,922
                                                                                     --------
          Total current assets.................................................       194,813
Property, plant and equipment, net.............................................       385,561
Intangibles, less accumulated amortization of $1,608...........................        55,388
Other assets...................................................................        31,760
                                                                                     --------
                                                                                    $ 667,522
                                                                                     ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses........................................     $  91,207
  Accrued salaries, wages, benefits and bonuses................................        12,011
  Current maturities of long-term debt.........................................        12,000
                                                                                     --------
          Total current liabilities............................................       115,218
Long-term debt.................................................................       506,000
Subordinated debt..............................................................        10,383
Other long-term liabilities....................................................        26,212
Deferred income taxes..........................................................         4,623
                                                                                     --------
          Total liabilities....................................................       662,436
                                                                                     --------
Shareholders' equity
Common stock, no par value, 5,000,000 shares authorized, 4,218,560 shares
  issued and outstanding.......................................................         1,017
Additional paid in capital.....................................................         9,302
Accumulated deficit............................................................        (5,233)
                                                                                     --------
          Total shareholders' equity...........................................         5,086
                                                                                     --------
Commitments and contingencies..................................................            --
                                                                                     --------
                                                                                    $ 667,522
                                                                                     ========



     The accompanying notes are an integral part of the unaudited financial statements.

                                PRINTPACK, INC.



                            STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                                        13 WEEKS        13 WEEKS
                                                                          ENDED           ENDED
                                                                      SEPTEMBER 23,   SEPTEMBER 28,
                                                                          1995            1996
                                                                      -------------   -------------
                                                                           (IN             (IN
                                                                       THOUSANDS)      THOUSANDS)
Net sales...........................................................    $ 107,118      $   150,787
Cost of goods sold..................................................       89,455          133,829
                                                                         --------         --------
Gross margin........................................................       17,663           16,958
Selling, administrative and research and development expenses.......       11,497           15,202
Restructuring charges...............................................           48               --
Amortization of intangible assets...................................           42              307
                                                                         --------         --------
Income (loss) from operations.......................................        6,076           (1,449)
Other income (expense)
  Interest expense..................................................       (2,575)          (6,279)
  Undistributed loss with respect to equity investment..............         (293)            (232)
  Other, net........................................................         (324)             225
                                                                         --------         --------
Income (loss) before provision for income taxes.....................        2,884           (4,837)
(Provision) for income taxes........................................         (545)          (1,906)
                                                                         --------         --------
Income (loss) before extraordinary item.............................        2,339           (6,743)
Extraordinary item -- Loss on early extinguishment of debt (net of
  income tax benefit of $999).......................................           --           (1,631)
                                                                         --------         --------
Net income (loss)...................................................    $   2,339      $    (8,374)
                                                                         ========         ========
Net income (loss) per common share..................................                   $     (1.99)
Weighted average number of shares outstanding used in calculation of
  net income per common share.......................................                     4,218,560



     The accompanying notes are an integral part of the unaudited financial statements.

                                PRINTPACK, INC.



                            STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                        13 WEEKS         13 WEEKS
                                                                         ENDED            ENDED
                                                                     SEPTEMBER 23,    SEPTEMBER 28,
                                                                          1995             1996
                                                                     --------------   --------------
                                                                     (IN THOUSANDS)   (IN THOUSANDS)
Operating activities
  Net income (loss)................................................     $  2,339        $   (8,374)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
     Depreciation..................................................        5,658             8,997
     Amortization of intangible assets.............................           42               307
     Undistributed loss with respect to an equity investment.......          293               232
     Deferred income taxes.........................................          125             3,292
     Loss on disposal of fixed assets..............................           15                65
     Change in operating assets and liabilities net of effects of acquisition
       Decrease (increase) in accounts receivable..................        4,807            (1,683)
       Decrease (increase) in inventories..........................       (4,782)            3,120
       Decrease (increase) in prepaid expenses and other assets....        3,089           (22,634)
       (Decrease) increase in accounts payable, accrued expenses,
        and dividends payable......................................      (19,217)           28,801
       Increase in other long-term liabilities.....................        6,093             3,677
                                                                         -------          --------
     Total adjustments.............................................       (3,877)           24,174
                                                                         -------          --------
       Net cash provided by (used in) operating activities.........       (1,538)           15,800
                                                                         -------          --------
  Investing activities
     Purchases of property, plant and equipment....................       (6,484)           (2,792)
     Proceeds from sale of property, plant and equipment...........           23               100
     Payment for purchase of JR Flexible manufacturing facilities,
      net of cash received.........................................           --          (372,214)
                                                                         -------          --------
       Net cash used in investing activities.......................       (6,461)         (374,906)
                                                                         -------          --------
Financing activities
  Principal payments on long-term debt.............................           --          (154,013)
  Proceeds from issuance of long-term debt.........................           --           470,000
  Net borrowings on lines of credit................................        4,486                --
  Net borrowings on new revolving credit facility..................           --            48,000
  Debt prepayment premiums and debt issuance costs.................           --           (16,613)
  Proceeds from sale of accounts receivable........................           --            23,000
                                                                         -------          --------
          Cash provided by financing activities....................        4,486           370,374
                                                                         -------          --------
Increase (decrease) in cash and cash equivalents...................       (3,513)           11,268
Cash and cash equivalents, beginning of period.....................        3,748               242
                                                                         -------          --------
Cash and cash equivalents, end of period...........................     $    235        $   11,510
                                                                         =======          ========



     The accompanying notes are an integral part of the unaudited financial statements.

                                PRINTPACK, INC.



                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


                               SEPTEMBER 28, 1996



1. BASIS OF PRESENTATION



     The accompanying unaudited interim financial statements of Printpack, Inc. ("Printpack" or "Company") have been prepared by Company management and are presented on a basis in accordance with the accounting policies stated in the June 24, 1995 and June 29, 1996, financial statements and should be read in conjunction with the Notes to Financial Statements appearing therein. As described in the above noted financial statements, effective July 1996, a legal reorganization was consummated which involved the Company. As such, the Company's Shareholders equity has been presented to reflect the reorganization. In the opinion of Printpack management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been included in the accompanying interim financial statements. The results of operations for the three-month period ended September 28, 1996, are not necessarily indicative of the results to be expected for the full fiscal year.



2. ACQUISITION



     The accompanying unaudited interim financial statements include certain assets and liabilities and five weeks of operating results of certain operations acquired from James River Corporation of Virginia's ("James River") Flexible Packaging Business as described in Note 17 of the Notes to Financial Statements referred to above. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price of approximately $380 million which includes approximately $7 million of severance and other exit costs primarily associated with the announced closing of the San Leandro and Dayton plants, and approximately $1 million in other acquisition costs, has been preliminary allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. This allocation has resulted in goodwill of approximately $28.6 million and other intangibles of approximately $26.5 million which are being amortized on a straight-line basis over 15 years. The final purchase price for the acquisition is subject to adjustment based upon an audit of the James River closing statement of assets acquired and liabilities assumed, and resolution of certain items.



     Accruals related to the announced closure of the two plants represent management's best estimate of the anticipated costs to be incurred. Additional costs associated with the closure of these plants will be allocated to the purchase price. The current exit plans are expected to be completed by March 31, 1997. The net assets of these facilities are recorded as Net Assets Held for Sale in the consolidated balance sheet.



     The operating results of the closed facilities are included in the statement of operations and statement of cash flows presented for the 13 weeks ended September 28, 1996 and were not material to the Company's financial results for the period.



     Pro forma results, as if the acquisition transaction occurred on July 1, 1995, are as follows:



                                                                THREE MONTHS       THREE MONTHS
                                                                   ENDED              ENDED
                                                               SEPTEMBER 23,      SEPTEMBER 28,
                                                                    1995               1996
                                                               --------------     --------------
                                                               (IN THOUSANDS)     (IN THOUSANDS)
    Net Sales................................................     $227,488           $213,729
    Loss before extraordinary item...........................       (2,159)           (10,274)
    Net Income (loss)........................................       (2,159)           (11,905)



     The pro forma presentation is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the period or of future results of the Company.



3. INCOME TAXES



     Printpack's effective income tax rate exclusive of the one time charge described below, was 39% for the 13 weeks ended September 28, 1996, compared to 18.9% for the fiscal year ended June 29, 1996. The increase

                                PRINTPACK, INC.



             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)



in the effective tax rate for the period was primarily due to the change in tax status for the operations formerly conducted by Printpack Enterprises, Inc., which effective June 30, 1996, elected to change its Subchapter S tax election to be taxed as a Subchapter C corporation. The charge as a result of the change in tax status was approximately $3.8 million, which is reflected in the results of operations.



     The Company paid no income taxes during the quarter ended September 28, 1996 due to the expected loss, and paid approximately $1.2 million of income taxes during the quarter ended September 23, 1995.



4. INVENTORIES



     Inventories are stated at the lower of cost or current market value. Cost is determined using the last-in, first-out (LIFO) method.



     Inventories are summarized as follows:



                                                                             SEPTEMBER 28,
                                                                                 1996
                                                                             -------------
                                                                                  (IN
                                                                              THOUSANDS)
    Raw materials........................................................      $  42,183
    Work-in-process......................................................         12,220
    Finished goods.......................................................         64,192
                                                                                --------
                                                                                 118,595
    Reduction to state inventories at last-in, first-out cost (LIFO).....        (17,565)
                                                                                --------
      Total inventories..................................................      $ 101,030
                                                                                ========



5. CONTINGENCIES



     Printpack is subject to legal proceedings and other claims which arise in the ordinary course of business. In the opinion of management, the outcome of these actions will not materially affect the financial position, results of operations or cash flows of the Company.



6. EXTRAORDINARY ITEM



     During the first quarter of fiscal 1997, the Company completed a refinancing arrangement contemporaneously with the acquisition of certain manufacturing facilities from James River. This refinancing provided for the issuance of approximately $200 million senior subordinated notes bearing interest at 10 5/8% due 2006 and the issuance of approximately $100 million of senior notes bearing interest at 9 7/8% due 2004. In addition, the Company also received approximately $170 million from the proceeds of a term loan and established a revolving credit facility of approximately $105 million with a bank. To complete the financing of the transaction, the Company also entered into an asset-backed accounts receivable securitization arrangement and received approximately $23 million of proceeds from the sale of accounts receivable.



     As a result of this debt restructuring, the Company recognized an extraordinary loss of approximately $1,631,000, net of applicable income tax benefit of $999,490, in the Company's results of operations for the quarter.



     Total cash paid for interest was approximately $976,000 for the quarter ended September 28, 1996 and approximately $1.5 million for the quarter ended September 23, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
James River Corporation of Virginia

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in James River's Investment and of cash flows present fairly, in all material respects, the financial position of the Flexible Packaging Group of James River Corporation as described in Note 1 to the combined financial statements, at December 25, 1994 and December 31, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Atlanta, Georgia
August 22, 1996

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                             COMBINED BALANCE SHEET

                                                                       DECEMBER 25,   DECEMBER 31,
                                                                           1994           1995
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
                                              ASSETS
Current assets
  Accounts receivable, less allowance for doubtful accounts of $639
     and $426........................................................    $ 33,979       $ 31,116
  Inventories........................................................      71,515         56,054
  Prepaid expenses and other current assets..........................       2,413          1,503
  Deferred income taxes..............................................       2,877          3,938
                                                                         --------       --------
          Total current assets.......................................     110,784         92,611
                                                                         --------       --------
Net property, plant and equipment....................................     210,942        232,420
Other assets.........................................................      13,227         12,932
Intangible assets....................................................      13,018         12,603
                                                                         --------       --------
          Total assets...............................................    $347,971       $350,566
                                                                         ========       ========
                                      LIABILITIES AND EQUITY
Current liabilities
  Accounts payable...................................................    $ 24,481       $ 16,919
  Accrued liabilities................................................      17,027         19,755
                                                                         --------       --------
          Total current liabilities..................................      41,508         36,674
                                                                         --------       --------
Long-term debt.......................................................       2,392          2,392
Deferred income taxes................................................      43,194         42,326
Accrued postretirement benefits other than pensions..................      16,493         16,567
Other long-term liabilities..........................................       3,243          3,123
                                                                         --------       --------
          Total liabilities..........................................     106,830        101,082
                                                                         --------       --------
James River's investment.............................................     241,141        249,484
                                                                         --------       --------
Commitments and contingencies........................................          --             --
                                                                         --------       --------
          Total liabilities and equity...............................    $347,971       $350,566
                                                                         ========       ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                                                              52 WEEKS       52 WEEKS       53 WEEKS
                                                               ENDED          ENDED          ENDED
                                                            DECEMBER 26,   DECEMBER 25,   DECEMBER 31,
                                                                1993           1994           1995
                                                            ------------   ------------   ------------
                                                                          (IN THOUSANDS)
Net sales.................................................    $475,052       $464,517       $486,694
Cost of goods sold........................................     421,420        419,643        460,664
                                                              --------       --------       --------
Gross margin..............................................      53,632         44,874         26,030
Selling and administrative expenses.......................      37,280         37,181         40,304
Restructuring charges.....................................          --             --          2,094
                                                              --------       --------       --------
          Income (loss) from operations...................      16,352          7,693        (16,368)
Interest expense..........................................         228            229            245
Other income, net.........................................         742            603            503
                                                              --------       --------       --------
          Income (loss) before income taxes...............      16,866          8,067        (16,110)
Income tax expense (benefit)..............................       6,745          3,380         (6,029)
                                                              --------       --------       --------
Net income (loss).........................................    $ 10,121       $  4,687       $(10,081)
                                                              ========       ========       ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

           COMBINED STATEMENTS OF CHANGES IN JAMES RIVER'S INVESTMENT

                                                          52 WEEKS         52 WEEKS         53 WEEKS
                                                           ENDED            ENDED            ENDED
                                                        DECEMBER 26,     DECEMBER 25,     DECEMBER 31,
                                                            1993             1994             1995
                                                        ------------     ------------     ------------
                                                                        (IN THOUSANDS)
James River's investment
  Balance, beginning of year..........................    $234,539         $226,850         $241,141
  Net income (loss)...................................      10,121            4,687          (10,081)
  Change in equity component of minimum pension
     liability........................................         516             (403)            (116)
  Capital infusion, net...............................     (18,326)          10,007           18,540
                                                        ------------     ------------     ------------
  Balance, end of year................................    $226,850         $241,141         $249,484
                                                        ==========       ==========       ==========

     The accompanying notes are an integral part of the combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS


                                                              52 WEEKS       52 WEEKS       53 WEEKS
                                                               ENDED          ENDED          ENDED
                                                            DECEMBER 26,   DECEMBER 25,   DECEMBER 31,
                                                                1993           1994           1995
                                                            ------------   ------------   ------------
                                                                          (IN THOUSANDS)
Operating activities
  Net income (loss).......................................    $ 10,121       $  4,687       $(10,081)
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation expense.................................      19,939         21,318         23,393
     Amortization expense.................................         540            589            732
     Deferred income tax provision (benefit)..............         357         (2,314)        (1,855)
     Loss on sale of fixed assets.........................         295            269          3,617
     Retirement benefit funding (in excess of) less than
       expense............................................        (545)         2,578           (468)
  Change in current assets and liabilities
     (Increase) decrease in accounts receivable...........      (5,824)        (1,765)         2,863
     Decrease (increase) in inventories...................       4,211         (6,839)        15,461
     Decrease (increase) in prepaid expenses and other
       current assets.....................................         588           (175)           910
     Increase (decrease) in accounts payable..............       2,183          5,215         (7,562)
     Increase (decrease) in accrued liabilities...........       1,018         (1,713)         2,728
  Other, net..............................................        (290)           416            669
                                                            ------------   ------------   ------------
          Net cash provided by operating activities.......      32,593         22,266         30,407
                                                            ------------   ------------   ------------
Investing activities
  Expenditures for property, plant and equipment..........     (14,307)       (32,634)       (49,430)
  Other, net..............................................          40            361            483
                                                            ------------   ------------   ------------
          Net cash used for investing activities..........     (14,267)       (32,273)       (48,947)
                                                            ------------   ------------   ------------
Financing activities
  James River's capital (withdrawal) infusion, net........     (18,326)        10,007         18,540
                                                            ------------   ------------   ------------
          Cash provided by financing activities...........     (18,326)        10,007         18,540
                                                            ------------   ------------   ------------
Increase (decrease) in cash and cash equivalents..........          --             --             --
Cash and cash equivalents, beginning of year..............          --             --             --
                                                            ------------   ------------   ------------
          Cash and cash equivalents, end of year..........    $     --       $     --       $     --
                                                            ==========     ==========     ==========


     The accompanying notes are an integral part of the combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

     The accompanying combined financial statements of the Flexible Packaging Group ("JR Flexible") include the historical assets, liabilities and operating results of certain operations of James River Corporation of Virginia's ("James River") Flexible Packaging Business. JR Flexible primarily consists of the assets, liabilities and operations of four lamination and coating plants, located in St. Louis, Missouri, Dayton, Ohio, Shreveport, Louisiana, and San Leandro, California; five film and converting plants, located in New Castle, Delaware, Orange, Texas, Greensburg, Indiana, Jackson, Tennessee, and Aguascalientes, Mexico; and a rigid plastics container plant in Williamsburg, Virginia. Certain pilot plant equipment from James River's technology center in Milford, Ohio is also included.

     The accompanying combined financial statements have been prepared on a historical basis. The financial information in these combined financial statements is not necessarily indicative of results that would have occurred if JR Flexible had been a separate stand-alone entity during the periods presented or of future results of JR Flexible.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The more significant accounting policies followed by JR Flexible are summarized below:

BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION

     The combined financial statements have been prepared as if JR Flexible had operated as an independent stand-alone entity for the periods presented, except JR Flexible generally has not had significant borrowings, and there has been no allocation of James River's consolidated borrowings, and related interest expense, except for interest capitalized as a component of properties. JR Flexible has engaged in various transactions with James River and its affiliates that are characteristic of a group of companies under common control, including the purchase and sale of product from other James River facilities. Throughout the period covered by these combined financial statements, JR Flexible participated in James River's centralized cash management system and, as such, its cash funding requirements were met by James River. JR Flexible's operational transactions result in amounts receivable from and payable to James River which fluctuate over time and are not settled through cash transfers. Accordingly, such receivable and payable amounts are presented net in the combined balance sheet as James River's investment and as capital infusion, net in the combined statements of changes in James River's investment, and the combined statements of cash flows. Significant intercompany balances and transactions within JR Flexible have been eliminated. Sales to James River were approximately 7.7%, 8.7% and 9.4% of combined sales in 1993, 1994 and 1995, respectively. JR Flexible's fiscal year includes the 52 or 53 weeks ending on the last Sunday in December. The years ended December 26, 1993, December 25, 1994, and December 31, 1995, included 52 weeks, 52 weeks and 53 weeks, respectively.


     JR Flexible was charged by James River for direct costs and expenses associated with its operations which were included in selling and administrative expenses. These changes were $1.8 million, $1.8 million and $2.3 million for 1993, 1994 and 1995, respectively. James River's other administrative costs not directly attributable to JR Flexible ("corporate overhead allocation"), which historically have not been allocated by James River, have been allocated to JR Flexible based on JR Flexible's relative contribution to consolidated James River net sales. Management believes that such methods of allocation are reasonable and reflect a reasonable estimate of the level of expenses that might have been incurred had JR Flexible operated on a stand-alone basis. JR Flexible's corporate overhead allocation, which is also included in selling and administrative expenses in the statements of operations, consists of $4.8 million, $5.6 million and $5.9 million of such indirect costs for 1993, 1994 and 1995, respectively.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from those estimates.

INVENTORIES

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing substantially all inventories, other than stores and supplies, which are valued using average cost assumptions.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost, less accumulated depreciation, including related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for improvements which increase asset values or extend useful lives are capitalized. Maintenance and repair costs are expensed as incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 15 to 45 years for buildings and 5 to 20 years for machinery and equipment. For income tax purposes, depreciation is calculated using accelerated methods.

INTANGIBLE ASSETS

     The excess of the purchase price over the fair value of identifiable net assets of acquired companies is allocated to goodwill and amortized over 40 years. Goodwill is presented net of accumulated amortization of $3.9 million and $4.3 million as of December 25, 1994, and December 31, 1995, respectively. The recoverability of goodwill has been evaluated to determine whether goodwill is fully recoverable from the projected undiscounted cash flows of the assets and businesses to which the goodwill relates. Management believes that goodwill is not significantly impaired as of December 25, 1994 and December 31, 1995.

RESEARCH AND DEVELOPMENT

     Research and development expenditures are expensed as incurred. Direct and readily identifiable indirect research and development costs totaled $6.4 million in 1993, $6.5 million in 1994 and $6.0 million in 1995.

INTEREST EXPENSE

     The interest expense reflected in the combined statements of operations primarily represents interest expense on industrial revenue bonds, which are currently obligations of James River and which will be assumed by JR Flexible. These obligations have been included in the accompanying combined balance sheet. The interest expense reflected in the combined statements of operations and the amount of debt reflected in the accompanying combined balance sheets are not intended to reflect interest expense that JR Flexible may have incurred and the amount of debt which would have been outstanding had JR Flexible been a stand-alone company. As discussed below under "James River's Investment," transactions with James River are treated as if settled immediately through James River's investment. As a result, there were no advances from James River outstanding in the accompanying combined balance sheets which required the recognition of interest expense.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     JR Flexible has historically been included in the consolidated federal income tax return and the combined/unitary state income tax returns of James River. Income taxes reflected in the accompanying combined financial statements represent JR Flexible's share of James River's income tax provision which approximates the tax effect which would have been recognized had JR Flexible filed separate income tax returns.

     Income taxes currently payable have been treated as if settled immediately through James River's investment. The current deferred asset and the noncurrent deferred liability have been determined on a stand-alone basis. Because JR Flexible is included in the James River consolidated federal income tax return, net operating loss carryforwards, investment and other tax credit carryforwards, if any, were utilized by James River. Accordingly, JR Flexible has no reportable net operating loss or tax credit carryforwards on a stand-alone basis.

EMPLOYEE BENEFIT PLANS

     Certain key employees and officers who are assigned to JR Flexible are participants in the James River stock option plan, stock appreciation rights plan, and deferred stock plan. Under the stock option plan, options were granted to purchase the common stock of James River ("JR Common") at exercise prices equal to the fair market value of such stock as of the date of grant and have terms of ten years. Under the stock appreciation rights plan, stock appreciation rights ("SARs") were granted with terms of ten years. Upon exercise, holders of SARs are paid cash or at the option of James River, JR Common in an amount equal to the appreciation in market value of such stock between the grant date and the exercise date. Under the deferred stock plan, hypothetical shares of JR Common ("Units") were awarded; the value of each Unit on the award is equal to the current market value of a share of JR Common. Benefits are paid in cash and JR Common as vested or, at the option of the holder, over varying periods after retirement. Compensation expense allocated from James River for these plans was not material for any of the years presented.

     James River, and as a result JR Flexible, has a defined contribution 401(k) stock plan which is available to substantially all domestic employees. The plan is funded with contributions by participants and the participant's employer. Expenses allocated from James River for this plan totaled $1.3 million in 1993, $1.7 million in 1994 and $1.8 million in 1995.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject JR Flexible to concentrations of credit risk consist principally of trade accounts receivable. JR Flexible extends credit to its customers based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. JR Flexible monitors its exposure for credit losses and maintains allowances for such losses.

JAMES RIVER'S INVESTMENT

     James River's investment reflects the historical activity between JR Flexible and James River and JR Flexible's cumulative results of operations. Transactions with James River are reflected as though they were settled immediately as an addition to or reduction of James River's investment and there are no amounts due to or from James River at the end of any period.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES

     Inventories are summarized as follows:

                                                                          1994      1995
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Raw materials......................................................  $24,603   $18,190
    Finished goods and work in process.................................   46,251    40,634
    Stores and supplies................................................    5,839     6,184
                                                                         -------   -------
                                                                          76,693    65,008
    Reduction to state certain inventories at last-in, first-out
      cost.............................................................   (5,178)   (8,954)
                                                                         -------   -------
              Total inventories........................................  $71,515   $56,054
                                                                         =======   =======

     In 1995, certain inventory quantities were reduced, resulting in liquidations of last-in, first-out inventory quantities carried at lower costs prevailing in prior years. The effect was to decrease the net loss by $1.1 million.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                                       1994         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Land and improvements..........................................  $  7,472     $  7,597
    Buildings......................................................    62,234       64,744
    Machinery and equipment........................................   377,371      397,975
    Construction in progress.......................................    25,389       26,140
                                                                     --------     --------
                                                                      472,466      496,456
    Accumulated depreciation.......................................   261,524      264,036
                                                                     --------     --------
              Net property, plant and equipment....................  $210,942     $232,420
                                                                     ========     ========

5. RESTRUCTURING CHARGES

     During 1995, JR Flexible recorded a $2.1 million charge which included severance charges for announced reductions in the work force of $1.2 million and fixed asset write-offs of $.9 million. The $1.2 million charge relates to approximately 35 employees in various functions. JR Flexible has made severance payments of $.3 million to terminated employees for whom severance costs have been accrued since the beginning of 1995. JR Flexible anticipates that all remaining severance payments will be disbursed during 1996.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Current
      Federal.............................................  $ 5,347     $ 4,754     $(3,478)
      State...............................................      985         878        (624)
      Foreign.............................................       56          62         (72)
                                                            -------     -------     -------
              Total current income tax expense
                (benefit).................................    6,388       5,694      (4,174)
                                                            -------     -------     -------
    Deferred
      Federal.............................................      302      (1,957)     (1,569)
      State...............................................       55        (357)       (286)
                                                            -------     -------     -------
              Total deferred income tax benefit...........      357      (2,314)     (1,855)
                                                            -------     -------     -------
              Income tax expense (benefit)................  $ 6,745     $ 3,380     $(6,029)
                                                            =======     =======     =======

     Because JR Flexible is included with James River in the filing of a consolidated federal income tax return and a combined/unitary state income tax return, cash payments for income taxes for JR Flexible on a stand-alone basis are not determinable.

     Principal reasons for the difference between the federal statutory income tax rate on the income (loss) before income taxes and JR Flexible's effective income tax rate are as follows:

                                                                   PERCENT OF PRETAX INCOME
                                                                            (LOSS)
                                                                   ------------------------
                                                                   1993     1994      1995
                                                                   ----     -----     -----
    Federal statutory income tax rate............................  35.0%     35.0%    (35.0)%
    State income taxes, net of federal income tax effect.........   4.0       4.2      (3.7)
    Nondeductible items..........................................   0.8       1.7       1.0
    Other items, net.............................................   0.2       1.0       0.3
                                                                   ----     -----     -----
              Effective income tax rate..........................  40.0%     41.9%    (37.4)%
                                                                   ====     =====     =====

     The income tax effects of temporary differences that give rise to the net deferred tax liability are as follows:

                                                                         1994       1995
                                                                       --------   --------
    Excess of book over tax basis of property, plant and equipment...  $ 45,800   $ 44,800
    Pension benefits.................................................     4,041      4,116
    Other items......................................................     1,751      1,462
                                                                       --------   --------
              Total deferred tax liabilities.........................    51,592     50,378
                                                                       --------   --------
    Postretirement benefits other than pensions......................    (6,726)    (6,695)
    Accrued liabilities..............................................    (4,549)    (5,295)
                                                                       --------   --------
              Total deferred tax assets..............................   (11,275)   (11,990)
                                                                       --------   --------
              Net deferred tax liability.............................  $ 40,317   $ 38,388
                                                                       ========   ========

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. PENSION PLANS

     James River sponsors contributory and noncontributory pension plans and also participates in multi-employer retirement plans which provide defined benefits to employees covered under collective bargaining agreements; such plans also cover substantially all employees who are assigned to JR Flexible. Benefits under the plans for hourly employees are primarily based on stated benefits per year of credited service. Benefits for salaried employees are primarily related to compensation and years of credited service. Contributions are made to the plans sufficient to meet the minimum funding requirements of applicable laws and regulations plus additional amounts, if any, as management, in consultation with its actuaries, deems to be appropriate. Contributions to the multi-employer plan are generally based on negotiated labor contracts. Plan assets consist principally of equity securities and corporate and government obligations.

     Components of pension cost information presented for salaried and hourly plans were derived from actuarial calculations of these components of the James River plans. All amounts applicable to hourly plans, for which operations were included in JR Flexible, were assigned to JR Flexible. The actuarial present value of benefit obligations for active salaried employees employed by JR Flexible and the related components of pension cost were allocated to JR Flexible. Plan assets were allocated to JR Flexible based upon the same methodology used to allocate the present value of benefit obligations.

     The components of JR Flexible's net pension cost allocated from the James River pension plans are as follows:

                                                                1993      1994       1995
                                                               -------   -------   --------
                                                                      (IN THOUSANDS)
    Service cost.............................................  $ 1,384   $ 1,722   $  1,330
    Interest accrued on projected benefit obligation.........    3,360     4,182      4,051
    Net investment (income) loss on plan assets
      Actual.................................................   (6,296)     (669)   (11,234)
      Deferral of difference between actual and expected
         investment income...................................    1,963    (4,500)     6,299
    Net amortization.........................................      514       857        365
    Contributions to multi-employer pension plans............      298       385        311
                                                               -------   -------   --------
              Net pension cost...............................  $ 1,223   $ 1,977   $  1,122
                                                               =======   =======   ========

     Net amortization included amortization of the net transition assets, net experience gains and losses, and prior service costs over 15 to 20 years.

     The actuarial assumptions used in determining net pension costs are as follows:

                                                                         1993   1994   1995
                                                                         ----   ----   ----
    Discount rate......................................................   8.0%   7.4%   8.6%
    Assumed rate of increase in compensation levels....................   5.5%   5.5%   5.0%
    Expected long-term rate of return on plan assets...................  10.5%  10.0%  10.0%

     As of December 31, 1995, benefit obligations were determined using a discount rate of 7.5% and an assumed rate of increase in compensation levels of 5.0%. The effect of the changes in these assumptions was an increase in the projected benefit obligation of $6.1 million.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the funded status of JR Flexible's allocated balances for the James River pension plans as of December 25, 1994, and December 31, 1995:

                                                        1994                        1995
                                              -------------------------   -------------------------
                                                ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                EXCEED       BENEFITS       EXCEED       BENEFITS
                                              ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                               BENEFITS       ASSETS       BENEFITS       ASSETS
                                              -----------   -----------   -----------   -----------
    Actuarial present value of
      Vested benefits.......................    $42,957       $ 1,542       $51,985       $ 2,105
      Nonvested benefits....................      1,418           311         1,759           303
                                              -----------   -----------   -----------   -----------
              Accumulated benefit
                obligation..................     44,375         1,853        53,744         2,408
      Effect of projected future salary
         increases..........................      1,558            10         1,851            13
                                              -----------   -----------   -----------   -----------
              Projected benefit
                obligation..................     45,933         1,863        55,595         2,421
      Plan assets at fair value.............     54,848         1,703        65,265         2,090
                                              -----------   -----------   -----------   -----------
      Plan assets in excess of (less than)
         projected benefit obligation.......      8,915          (160)        9,670          (331)
      Unrecognized net loss (gain)..........        741           763          (248)          887
      Unrecognized prior service cost.......      1,249           238         1,849           217
      Unrecognized net transition asset.....       (676)           --          (583)           --
      Minimum pension liability.............         --          (917)           --        (1,091)
                                              -----------   -----------   -----------   -----------
              Net pension asset
                (liability).................    $10,229       $   (76)      $10,688       $  (318)
                                              =========     =========     =========     =========

     Other assets included net noncurrent pension assets of $11.1 million as of December 25, 1994, and $11.5 million as of December 31, 1995, exclusive of the additional minimum pension liabilities. As of December 25, 1994, and December 31, 1995, $.9 million and $1.1 million of additional minimum pension liabilities for underfunded plans were included in other long-term liabilities, offset by an intangible asset of $.2 million and $.2 million, and a charge of $.4 million and $.5 million to James River's investment, net of deferred taxes of $.3 million and $.4 million, respectively.

8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     James River provides certain medical and life insurance benefits to eligible retired employees, which include personnel assigned to JR Flexible. Salaried employees hired before January 1, 1993, generally become eligible for retiree medical benefits after reaching age 55 with 15 years of service or after reaching age 65. Under the salaried plan, post-age 65 eligible retirees are reimbursed for a portion of the cost of premiums of Medicare supplement insurance policies, based upon vested years of service. Post-age 65 salaried retirees are also reimbursed for certain prescription drug costs, less deductibles. Pre-age 65 eligible retirees are paid a stated percentage of covered medical expenses, less deductibles. Salaried employees hired after January 1, 1993, are not eligible for retiree medical benefits. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location and collective bargaining unit. All of James River's, and as a result, JR Flexible's retiree medical plans are unfunded.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of JR Flexible's net periodic postretirement benefit cost allocated from the James River plans for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, are as follows:

                                                                  1993     1994       1995
                                                                 ------   ------     ------
                                                                       (IN THOUSANDS)
    Service cost...............................................  $  577   $  506     $  572
    Interest cost on accumulated postretirement benefit
      obligation...............................................   1,138    1,094      1,354
    Net amortization...........................................     (88)    (171)      (174)
                                                                 ------   ------     ------
              Net periodic postretirement benefit cost.........  $1,627   $1,429     $1,752
                                                                 ======   ======     ======

     Net amortization included amortization of prior service costs and gains and net experience gains and losses over 15 years. The discount rate used in determining the net periodic postretirement benefit cost was 8.5% for 1993, 7.5% for 1994 and 8.5% for 1995. The discount rate used in determining the accumulated postretirement benefit obligation ("APBO") was 7.4% as of December 31, 1995. The net effect of the decrease in the discount rate and health care cost trend rate was a decrease in the accumulated benefit obligation of $1.2 million.

     Unrecognized net gain or loss, APBO and postretirement benefit costs for active employees assigned to, and the retirees associated with, JR Flexible were allocated to JR Flexible based upon actuarially calculated values.

     Summary information on James River's plans allocated to JR Flexible for the years ended December 25, 1994, and December 31, 1995, is as follows:

                                                                        1994        1995
                                                                       -------     -------
    Accumulated postretirement benefit obligation
      Retirees.......................................................  $ 5,764     $ 5,006
      Fully eligible active participants.............................    3,602       2,326
      Other active participants......................................    6,432       7,277
                                                                       -------     -------
              Total accumulated postretirement benefit obligation....   15,798      14,609
      Unrecognized net (loss) gain...................................     (594)        691
      Unrecognized prior service gain................................    2,086       1,911
                                                                       -------     -------
      Accrued postretirement benefit obligation......................  $17,290     $17,211
                                                                       =======     =======

     As of December 25, 1994, and December 31, 1995, JR Flexible has included $.7 million and $.6 million, respectively, of accrued postretirement benefit costs in accrued liabilities, representing the estimated current portion of this liability.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 1995, declining by .5% per year through 2003 and .25% thereafter through 2005 to an ultimate rate of 5%. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1995, would have increased by $1.4 million. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 1995 would have been an increase of $.2 million.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. SUPPLEMENTAL BALANCE SHEET INFORMATION

ACCRUED LIABILITIES

                                                                              1994      1995
                                                                             -------   -------
                                                                              (IN THOUSANDS)
Accrued vacation and payroll...............................................  $ 6,009   $ 7,112
Accrued benefits...........................................................    2,770     2,780
Accrued severance..........................................................       --       887
Workers' compensation accrual..............................................    3,743     4,229
Accrued taxes, other than income taxes.....................................      718     1,165
Other......................................................................    3,787     3,582
                                                                             -------   -------
          Total accrued liabilities........................................  $17,027   $19,755
                                                                             =======   =======

10. INDEBTEDNESS

                                                                                1994     1995
                                                                               ------   ------
                                                                               (IN THOUSANDS)
5.6% revenue bond, payable in 1997...........................................  $  779   $  779
6.4% revenue bond, payable in 2001...........................................     799      799
6.7% revenue bond, payable in 2004...........................................     814      814
                                                                               ------   ------
          Total long-term debt...............................................  $2,392   $2,392
                                                                               ======   ======

     Interest paid was $187,000 in 1993, 1994 and 1995. Minimum principal payments in the next five years include $1,000,000 in 1997.

11. COMMITMENTS AND CONTINGENCIES

LEASES

     JR Flexible is a party to operating lease agreements and has participated with James River in lease agreements for certain facilities, vehicles and equipment over varying periods. None of the agreements contain unusual renewal or purchase options. As of December 31, 1995, future minimum rental payments under noncancelable operating leases are as follows:

                                                                           MINIMUM
                                                                           RENTALS
                                                                        --------------
                                                                        (IN THOUSANDS)
          1996........................................................      $  793
          1997........................................................         588
          1998........................................................         610
          1999........................................................         614
          2000........................................................         102
          Later years.................................................          --
                                                                           -------
                    Total future minimum rentals......................      $2,707
                                                                        ===========

     Rent expense totaled $2.8 million in 1993, $2.6 million in 1994 and $2.8 million in 1995. Capital leases are not material.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

LITIGATION AND ENVIRONMENTAL MATTERS


     JR Flexible is subject to legal proceedings and other claims which arise in the ordinary course of business. In the opinion of management, the outcome of these actions will not materially affect the financial position, results of operations or cash flows of JR Flexible.



     In addition, JR Flexible has been identified as a potentially responsible party, along with others, at certain U.S. Environmental Protection Agency designated superfund sites and is involved in remedial investigations and actions under federal and state laws. It is JR Flexible's policy to accrue remediation costs when it is probable that such costs will be incurred and when they can be reasonably estimated. Included in JR Flexible's other long-term liabilities were environmental liabilities, including remediation costs, totaling $1.8 million and $1.5 million as of December 25, 1994, and December 31, 1995, respectively. JR Flexible periodically reviews the status of all significant existing or potential environmental issues and adjusts its accruals as necessary. The accruals do not reflect any possible future insurance recoveries. Estimates of costs for future remediation are imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among potentially responsible parties. JR Flexible believes that its share of the costs of cleanup for its current remediation sites will not have a materially adverse impact on its combined financial position, results of operations or cash flows.


12. SUBSEQUENT EVENTS

     Subsequent to December 31, 1995, James River entered into an agreement with Printpack, Inc. to sell certain assets and transfer certain liabilities of JR Flexible, which agreement was consummated on August 22, 1996. The purchase price of approximately $372.5 million is subject to adjustment based upon an audit of the closing statement of assets purchased and liabilities assumed.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                                    JUNE 30,
                                                                                      1996
                                                                                 --------------
                                                                                 (IN THOUSANDS)
                                            ASSETS
Current assets
  Accounts receivable, less allowance for doubtful accounts of $364............     $ 30,303
  Inventories..................................................................       56,429
  Prepaid expenses and other current assets....................................        2,152
  Deferred income taxes........................................................        3,934
                                                                                 --------------
          Total current assets.................................................       92,818
Net property, plant and equipment..............................................      228,681
Other assets...................................................................       12,225
Intangible assets..............................................................       12,395
                                                                                 --------------
          Total assets.........................................................     $346,119
                                                                                 ===========
                                    LIABILITIES AND EQUITY
Current liabilities
  Accounts payable.............................................................     $ 17,877
  Accrued liabilities..........................................................       17,920
                                                                                 --------------
          Total current liabilities............................................       35,797
Long-term debt.................................................................        2,392
Deferred income taxes..........................................................       40,635
Accrued postretirement benefits other than pensions............................       16,975
Other long-term liabilities....................................................        3,071
                                                                                 --------------
          Total liabilities....................................................       98,870
                                                                                 --------------
James River's investment.......................................................      247,249
                                                                                 --------------
Commitments and contingencies..................................................           --
                                                                                 --------------
          Total liabilities and equity.........................................     $346,119
                                                                                 ===========

The accompanying notes are an integral part of the unaudited combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                        COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                      26 WEEKS
                                                                     ENDED JUNE       26 WEEKS ENDED
                                                                      25, 1995        JUNE 30, 1996
                                                                    -------------     --------------
                                                                             (IN THOUSANDS)
Net sales.........................................................    $ 243,103          $223,432
Cost of goods sold................................................      230,995           203,889
                                                                    -------------     --------------
Gross margin......................................................       12,108            19,543
Selling, administrative and research and development expenses.....       19,919            17,414
                                                                    -------------     --------------
  Income from operations..........................................       (7,811)            2,129
Interest expense..................................................          120               119
Other income, net.................................................          248               305
                                                                    -------------     --------------
  Income (loss) before income taxes...............................       (7,683)            2,315
Income tax (benefit) expense......................................       (2,750)            1,060
                                                                    -------------     --------------
Net income (loss).................................................    $  (4,933)         $  1,255
                                                                     ==========       ===========

The accompanying notes are an integral part of the unaudited combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

           COMBINED STATEMENT OF CHANGES IN JAMES RIVER'S INVESTMENT
                                  (UNAUDITED)

                                                                           26 WEEKS   26 WEEKS
                                                                            ENDED      ENDED
                                                                           JUNE 25,   JUNE 30,
                                                                             1995       1996
                                                                           --------   --------
                                                                             (IN THOUSANDS)
James River's investment
  Balance, beginning of period...........................................  $241,141   $249,484
  Net income (loss)......................................................    (4,933)     1,255
  Capital infusion (withdrawal), net.....................................    24,420     (3,490)
                                                                           --------   --------
  Balance, end of period.................................................  $260,628   $247,249
                                                                           ========   ========

The accompanying notes are an integral part of the unaudited combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                        26 WEEKS         26 WEEKS
                                                                         ENDED            ENDED
                                                                        JUNE 25,         JUNE 30,
                                                                          1995             1996
                                                                     --------------   --------------
                                                                             (IN THOUSANDS)
Operating activities
  Net (loss) income................................................     $ (4,933)        $  1,255
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization expense.........................       11,400           13,453
     Deferred income tax benefit...................................         (927)          (1,490)
     Loss on sale of fixed assets..................................          292              213
     Retirement benefit funding (in excess of) less than expense...         (149)             969
     Change in current assets and liabilities
       Decrease in accounts receivable.............................        1,148              813
       Decrease (increase) in inventories..........................          330             (375)
       Decrease (increase) in other current assets.................          562             (649)
       (Decrease) increase in accounts payable.....................       (1,388)             958
       Decrease in accrued liabilities.............................       (1,005)          (1,835)
       Other, net..................................................         (128)            (270)
                                                                     --------------   --------------
          Net cash provided by operating activities................        5,202           13,042
                                                                     --------------   --------------
  Investing activities
     Expenditures for property, plant and equipment................      (29,800)          (9,824)
     Cash received on sale of fixed assets.........................          178              272
                                                                     --------------   --------------
          Net cash used for investing activities...................      (29,622)          (9,552)
                                                                     --------------   --------------
Financing activities
  James River's capital infusion (withdrawal), net.................       24,420           (3,490)
                                                                     --------------   --------------
     Cash used for financing activities............................       24,420           (3,490)
                                                                     --------------   --------------
Increase (decrease) in cash and cash equivalents...................           --               --
Cash and cash equivalents, beginning of period.....................           --               --
                                                                     --------------   --------------
     Cash and cash equivalents, end of period......................     $     --         $     --
                                                                     ===========      ===========

The accompanying notes are an integral part of the unaudited combined financial statements.

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

1. BASIS OF PRESENTATION

     The accompanying unaudited combined interim financial statements of The Flexible Packaging Group of the James River Corporation ("JR Flexible") include the historical assets, liabilities and operating results of certain operations of James River Corporation of Virginia's ("James River") Flexible Packaging Business. The accompanying combined interim financial statements have been prepared by JR Flexible and are presented on a combined basis in accordance with the accounting policies stated in the December 25, 1994, and December 31, 1995, combined financial statements and should be read in conjunction with the Notes to Combined Financial Statements appearing therein. In the opinion of James River, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been included in the accompanying combined interim financial statements. The accompanying combined interim financial statements as of June 25, 1995 and June 30, 1996, are based in part on approximations and have not been audited by independent accountants. JR Flexible's corporate overhead allocation, which is included in selling and administrative expenses in the statement of operations, consists of $2.7 million and $3.4 million of indirect costs at June 25, 1995 and June 30, 1996, respectively. These costs have been allocated to JR Flexible based on JR Flexible's relative contribution to consolidated James River net sales. The results of operations for the six-month period ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year.

2. RESTRUCTURING CHARGES

     During 1996, JR Flexible made severance payments of approximately $.7 million to terminated employees for whom severance costs were accrued since the beginning of 1995.

3. INCOME TAXES

     JR Flexible's effective income tax rate was 45.7% for the 26 weeks ended June 30, 1996, compared to 37.4% for the 53 weeks ended December 31, 1995, and 35.8% for the 26 weeks ended June 25, 1995, compared to 41.9% for the 52 weeks ended December 25, 1994. The increase in the effective tax rate for the 26 weeks ended June 30, 1996 from the prior year was primarily due to the relative amounts of non-tax deductible differences on a pretax loss in 1995 and pretax income in 1996.

4. INVENTORIES

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing substantially all inventories, other than stores and supplies, which are valued using average cost assumptions.

     Inventories are summarized as follows:

                                                                                JUNE 30,
                                                                                  1996
                                                                             --------------
                                                                             (IN THOUSANDS)
    Raw materials..........................................................     $ 16,884
    Finished goods and work-in-process.....................................       39,968
    Stores and supplies....................................................        6,596
                                                                             --------------
                                                                                  63,448
    Reduction to state certain inventories at last-in, first-out cost......       (7,019)
                                                                             --------------
              Total inventories............................................     $ 56,429
                                                                             ===========

                        THE FLEXIBLE PACKAGING GROUP OF
                            JAMES RIVER CORPORATION

        NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. CONTINGENCIES

     JR Flexible is subject to legal proceedings and other claims which arise in the ordinary course of business. In the opinion of management, the outcome of these actions will not materially affect the combined financial position or results of operations of JR Flexible.

     In addition, JR Flexible has been identified as a potentially responsible party, along with others, at various U.S. Environmental Protection Agency designated superfund sites and is involved in remedial investigations and actions under federal and state laws. It is JR Flexible's policy to accrue remediation costs when it is probable that such costs will be incurred and when they can be reasonably estimated. Included in JR Flexible's other long-term liabilities were environmental liabilities, including remediation costs, totaling $1.5 million as of June 30, 1996. JR Flexible periodically reviews the status of all significant existing or potential environmental issues and adjusts its accruals as necessary. The accruals do not reflect any possible future insurance recoveries. Estimates of costs for future remediation are imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among potentially responsible parties. JR Flexible believes that its share of the costs of cleanup for its current remediation sites will not have a materially adverse impact on its combined financial position or results of operations.

6. SALE OF NET ASSETS

     In April 1996, James River entered into an agreement with Printpack, Inc. to sell certain assets and transfer certain liabilities of JR Flexible, which agreement was consummated on August 22, 1996.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Explanatory Note......................  i
Available Information.................  ii
Special Cautionary Notice Regarding
  Forward-Looking Statements..........  iii
Prospectus Summary....................  1
Risk Factors..........................  18
Use of Proceeds.......................  23
Capitalization........................  24
Unaudited Pro Forma Condensed Combined
  Financial Statements................  25
Selected Historical Financial Data....  32
Printpack, Inc. -- Management's
  Discussion and Analysis of Financial
  Condition and Results of
  Operation...........................  36
Business..............................  43
Management............................  52
Principal Shareholders................  58
The Exchange Offer....................  58
Description of Exchange Notes.........  68
Certain Federal Income Tax
  Considerations......................  96
Description of Certain Indebtedness...  99
Receivables Securitization Facility...  101
Plan of Distribution..................  102
Certain Legal Matters.................  103
Independent Accountants...............  103
Index to Financial Statements.........  F-1


     UNTIL        199 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR AS REQUIRED BY THE TERMS OF THE EXCHANGE OFFER.
======================================================
======================================================
                              (LOGO)PRINTPACK INC.

                               OFFER TO EXCHANGE
                 $100,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF
                              9 7/8% SENIOR NOTES
                               DUE 2004, SERIES B
                            FOR ALL $100,000,000 IN
                             AGGREGATE OUTSTANDING
                                PRINCIPAL AMOUNT
                                       OF
                              9 7/8% SENIOR NOTES
                               DUE 2004, SERIES A
                                      AND
                 $200,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF
                              10 5/8% SENIOR NOTES
                               DUE 2006, SERIES B
                            FOR ALL $200,000,000 IN
                             AGGREGATE OUTSTANDING
                                PRINCIPAL AMOUNT
                                       OF
                              10 5/8% SENIOR NOTES
                               DUE 2006, SERIES A
                              --------------------
                                   PROSPECTUS
                              --------------------
                                           , 1996
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All amounts are estimates except the SEC registration fee.*

SEC Registration Fee.............................................................  $   90,909
Accounting fees and expenses.....................................................     850,000
Legal fees and expenses..........................................................     300,000
Printing and engraving expenses..................................................     130,000
Blue Sky fees and expenses.......................................................      15,000
Trustee, Exchange Agent, Transfer Agent and Registrar fees and expenses..........      10,000
Miscellaneous....................................................................   1,060,000
                                                                                   ----------
          Total..................................................................  $2,455,909
                                                                                   ==========

---------------

* Includes amounts incurred in connection with the original issuance of the Notes.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Four of the Company's Restated Articles of Incorporation provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) of the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the "Code"), or (d) for any transaction from which the director received an improper personal benefit.

     Article Nine of the Company's Bylaws provides that the Company shall indemnify an individual who is a party to a proceeding because he or she is or was against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed: (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the Company; (b) in all other cases, that such conduct was at least not opposed to the best interests of the Company; and
(c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful; further, if any person is entitled under any provision of Article Nine to indemnification by the Company for some portion of liability incurred by him or her, but not the total amount thereof, the Company shall indemnify such person for the portion of such liability to which he or she is entitled; further, the Company shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the Company against reasonable expenses incurred by the director or officer in connection with the proceeding; provided, however, that the Company may not indemnify a director or officer under Article Nine: (i) in connection with a proceeding by or in the right of the Company, except for reasonable expenses, penalties, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct described above; or (ii) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. The Bylaws also provide that notwithstanding any other provision of Article Nine, no person shall be entitled to indemnification or advance for expenses thereunder with respect to any proceeding or claim brought or made by him or her against the Company, other than a proceeding or claim seeking or defending such person's right to indemnification or advancement of expense.

     Article Nine of the Company's Bylaws further provides that the Company shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the Company: (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described above and that his or her conduct does not constitute behavior of the kind described in Article Nine or that the proceeding involves conduct for which such person's liability has been eliminated under the Company's articles of incorporation; and (ii) his or her written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under Article Nine or the Code.

     Under Article Nine of the Company's Bylaws, a director or officer who is a party to a proceeding because he or she is a director or officer may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction and that such court's review shall be a de novo review. After receipt of an application and after giving any notice it considers necessary, the court shall: (i) order indemnification or advance for expenses if it determines that the director or officer is entitled to indemnification or advance for expenses; or (ii) order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or officer, or to advance expenses to the director or officer, even if the director or officer has not met the relevant standard of conduct, failed to comply with the requirements for advance of expenses, or was adjudged liable in a proceeding referred to above (in which case any court-ordered indemnification need not be limited to reasonable expenses incurred by the indemnitee but may include expenses, penalties, fines, judgments, amounts paid in settlement and any other amounts ordered by the court to be indemnified). If the court determines that the director or officer is entitled to indemnification or advance for expenses, the Company shall pay the director's or officer's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

     Under Article Nine of the Company's Bylaws, regardless of whether a proposed indemnitee has met the relevant standard of conduct, the Company shall not indemnify a director or officer under Article Nine for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (ii) for the types of liability set forth in Section 14-2-832 of the Code; or (iv) for any transaction from which he or she received an improper personal benefit.

     Article Nine of the Company's Bylaws further states that it is the intent of the Company to indemnify and advance expenses to its directors and officers at least to the full extent that a Georgia business corporation may, without shareholder approval, indemnify or advance expenses to its directors under the Code. To the extent that the Code is hereafter amended to permit a Georgia business corporation, without the need for shareholder approval, to provide to its directors greater rights to indemnification or advances for expenses than those specifically set forth hereinabove, Article Nine shall be deemed amended to require such greater indemnification or more liberal advances for expenses to the Company's directors and officers, in each case consistent with the Code as so amended from time to time. No amendment, modification or rescission of Article Nine, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 27, 1996, the Company issued and sold to the Initial Purchaser $100 million aggregate principal amount of 9 7/8% Senior Notes due 2004 and $200 million aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2006. These sales were exempt from registration under Section 4(2) of the Securities Act. The Initial Purchaser offered those securities for resale in transactions not requiring registration under the Securities Act to persons they reasonably believed to be "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act or institutional "Accredited Investors" as defined in subparagraph (a)(1), (2), (3) or (7) of Commission Rule 501 under the Securities Act. The aggregate price to investors for those securities was $300.0 million and the Initial Purchaser received $8.75 million in discount and commissions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as a part of this Registration
Statement:


 *2.1    --  Asset Purchase Agreement, dated as of April 10, 1996, by and between James
             River Corporation of Virginia and Printpack, Inc., as amended.
 *2.2    --  Reorganization Agreement dated as of July 1, 1996 by and among Printpack
             Holdings, Inc., Printpack, Inc., Printpack Enterprises, Inc. and Printpack
             Illinois, Inc.
 *3.1    --  Restated Articles of Incorporation of Printpack, Inc.
 *3.2    --  Bylaws of Printpack, Inc.
 *4.1    --  Indenture, dated August 22, 1996, between Printpack, Inc. and Fleet
             National Bank, as Trustee relating to the 9 7/8% Senior Notes due 2004.
 *4.2    --  Indenture, dated August 22, 1996, between Printpack, Inc. and Fleet
             National Bank, as Trustee relating to the 10 5/8% Senior Subordinated Notes due 2006.
 *5      --  Legal opinion and consent of Alston & Bird.
*10.1    --  Credit Agreement, dated as of August 22, 1996, by and among Printpack,
             Inc., the lenders a party thereto and First National Bank of Chicago, as
             Contractual Representative.
*10.2    --  Note Purchase Agreement, dated as of March 13, 1995 by and among Printpack,
             Inc. and certain shareholders of Printpack, Inc., as amended.
*10.3    --  Printpack, Inc. Savings and Profit Sharing Plan, as amended.
*10.4    --  Printpack, Inc. Incentive Compensation Plan.
*10.5    --  Guarantee dated as of January 5, 1995 made by Printpack, Inc. in favor of
             PNC Bank, Ohio, National Association, as amended.
*10.6    --  Registration Rights Agreement dated as of August 22, 1996 by and between
             Printpack, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.
*10.7    --  Receivables Sale Agreement dated as of August 22,1996 by and between
             Printpack, Inc. and Flexible Funding Corp.
*10.8    --  Receivables Purchase Agreement dated as of August 22, 1996 by and among
             Flexible Funding Corp. as Seller, Falcon Asset Securitization Corporation
             and the financial institutions party hereto as Investors and The First
             National Bank of Chicago, as Agent.
*10.9    --  Intercreditor Agreement, dated August 22, 1996, by and between The First
             National Bank of Chicago, as Contractual Representative and The First
             National Bank of Chicago, as Agent
 11      --  Computation of Net Income per Common Share.
*12      --  Computation of Ratio of Earnings to Fixed Charges -- Printpack, Inc.
*21      --  List of Subsidiaries.
 23.1    --  Consent of Price Waterhouse LLP -- Printpack, Inc.
 23.2    --  Consent of Price Waterhouse LLP -- JR Flexible.
*23.3    --  Consent of Alston & Bird (included in the opinion filed as Exhibit 5).
*24      --  Power of Attorney (included on pages II-6 and II-7).
*25      --  Statement of Eligibility of Fleet National Bank, as Trustee on Form T-1 in
             connection with the Exchange Senior Notes and Exchange Senior Subordinated
             Notes.
*27      --  Financial Data Schedule. (For SEC purposes only.)
 27.1    --  Financial Data Schedule for interim year to date period ended September 28,
             1996. (For SEC purposes only.)
*99.1    --  Contribution Agreement dated as of January 5, 1995 by and between
             Printpack, Inc. and Orflex Ltd.
*99.2    --  Lease dated September 11, 1980 by and between Gulf Oil Corporation and
             Crown Zellerbach Corporation relating to the Orange, Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.3    --  Ground Lease dated September 11, 1980 by and between Gulf Oil Corporation and Crown Zellerbach Corporation relating to the Orange, Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).
*99.4    --  Ground Lease Agreement Amendment dated January 1, 1981 by and between Gulf
             Oil Corporation and Crown Zellerbach Corporation relating to the Orange,
             Texas Plant (the rights and obligations of the lessee under the foregoing
             Lease have been assigned ultimately to Printpack, Inc.).
*99.5    --  Ground Lease dated September 9, 1985 by and between Chevron Chemical
             Company and Crown Zellerbach Corporation relating to the Orange, Texas
             Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).
*99.6    --  Lease dated July 25, 1990 by and between The Lawson Group, LTD. and Shell
             Oil Company relating to the Williamsburg, Virginia Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).
*99.7    --  Note Purchase Agreement, dated as of August 15, 1996, by and between
             Printpack, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation
             relating to the 9 7/8% Senior Notes due 2004 and the 10 7/8% Senior
             Subordinated Notes due 2006.
*99.8    --  Deferred Income Agreement dated December 17, 1984 with Edward Hilbert, Jr.
*99.9    --  Deferred Income Agreement dated December 17, 1984 with Robert B. Paxton.
*99.10   --  Deferred Compensation Agreement dated July 10, 1996 with Neil Williams.
*99.11   --  Family Security Agreement dated April 4, 1986 with Dennis M. Love.
*99.12   --  Family Security Agreement dated February 24, 1986 with R. Michael Hembree.
*99.13   --  Family Security Agreement dated February 24, 1986 with Thomas J. Dunn, Jr.
*99.14   --  Family Security Agreement dated February 24, 1986 with Nicklas D. Stucky.
*99.15   --  Amended and Restated Employment Agreement dated June 23, 1983 with J.
             Erskine Love, Jr.
 99.16   --  Form of Letter of Transmittal for 9 7/8% Senior Notes due 2004.
 99.17   --  Form of Letter of Transmittal for 10 5/8% Senior Subordinated Notes due
             2006.


     (b) The following Financial Statement Schedules of Printpack, Inc. and JR Flexible are included in this Registration Statement:

          Schedule II -- Valuation and qualifying accounts for Printpack, Inc. for the fiscal years ended June 25, 1994, June 24, 1995 and June 29, 1996 and for JR Flexible for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act , the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 26, 1996.


                                          PRINTPACK, INC.

                                          By:       /s/ DENNIS M. LOVE
                                            ------------------------------------
                                                       Dennis M. Love
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on November 26, 1996.


                  SIGNATURE                               TITLE
---------------------------------------------  ---------------------------

             /s/ DENNIS M. LOVE                President and Chief
---------------------------------------------    Executive Officer and
               Dennis M. Love                    Director
                                                 (Principal Executive
                                                 Officer)

                      *                        Vice President, Finance and
---------------------------------------------    Administration and
             R. Michael Hembree                  Director
                                                 (Principal Financial and
                                                 Accounting Officer)

                      *                        Director
---------------------------------------------
               James J. Greco

                      *                        Director
---------------------------------------------
          Carol Anne Love Jennison

                      *                        Director
---------------------------------------------
                C. Keith Love

                      *                        Director
---------------------------------------------
                 Gay M. Love

                      *                        Director
---------------------------------------------
             James E. Love, III

                      *                        Director
---------------------------------------------
               William J. Love

---------------


* Dennis M. Love signed on behalf of such person as attorney-in-fact.

                  SIGNATURE                               TITLE
---------------------------------------------  ---------------------------


                      *                        Director
---------------------------------------------
              Robert B. Paxton

                      *                        Director
---------------------------------------------
               G. David Peake

                      *                        Director
---------------------------------------------
                Neil Williams

---------------


* Dennis M. Love signed on behalf of such person as attorney-in-fact.

                                EXHIBIT INDEX

*2.1    Asset Purchase Agreement, dated as of April 10, 1996, by and between James
        River Corporation of Virginia and Printpack, Inc., as amended.

*2.2    Reorganization Agreement dated as of July 1, 1996 by and among Printpack
        Holdings, Inc., Printpack, Inc., Printpack Enterprises, Inc. and Printpack
        Illinois, Inc.

*3.1    Restated Articles of Incorporation of Printpack, Inc.

*3.2    Bylaws of Printpack, Inc.

*4.1    Indenture, dated August 22, 1996, between Printpack, Inc. and Fleet National
        Bank, as Trustee relating to the 9-7/8% Senior Notes due 2004.

*4.2    Indenture, dated August 22, 1996, between Printpack, Inc. and Fleet National
        Bank, as Trustee relating to the 10-5/8% Senior Subordinated Notes due 2006.

*5      Legal opinion and consent of Alston & Bird.

*10.1   Credit Agreement, dated as of August 22, 1996, by and among Printpack, Inc., the lenders a party thereto and First National Bank of Chicago, as
        Contractual Representative.

*10.2   Note Purchase Agreement, dated as of March 13, 1995 by and among Printpack,
        Inc. and certain shareholders of Printpack, Inc., as amended.

*10.3   Printpack, Inc. Savings and Profit Sharing Plan, as amended.

*10.4   Printpack, Inc. Incentive Compensation Plan.

*10.5 Guarantee dated as of January 5, 1995 made by Printpack, Inc. in favor of PNC Bank, Ohio, National Association, as amended.

*10.6   Registration Rights Agreement dated as of August 22, 1996 by and between
        Printpack, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

*10.7   Receivables Sale Agreement dated as of August 22, 1996 by and between
        Printpack, Inc. and Flexible Funding Corp.

*10.8   Receivables Purchase Agreement dated as of August 22, 1996 by and among
        Flexible Funding Corp. as Seller, Falcon Asset Securitization Corporation and the financial institutions party hereto as Investors and The First
        National Bank of Chicago, as Agent.

*10.9   Intercreditor Agreement, dated August 22, 1996, by and between The First
        National Bank of Chicago, as Contractual Representative and The First
        National Bank of Chicago, as Agent

*11     Computation of Net Income per Common Share.

*12     Computation of Ratio of Earnings to Fixed Charges -- Printpack, Inc.

*21     List of Subsidiaries.

 23.1   Consent of Price Waterhouse LLP -- Printpack, Inc.

 23.2   Consent of Price Waterhouse LLP -- JR Flexible.

*23.3   Consent of Alston & Bird (included in the opinion filed as Exhibit 5).


*24     Power of Attorney (included on pages II-6 and II-7).

*25 Statement of Eligibility of Fleet National Bank, as Trustee on Form T-1 in connection with the Exchange Senior Notes and Exchange Senior
        Subordinated Notes.

*27     Financial Data Schedule. (For SEC purposes only.)

*99.1 Contribution Agreement dated as of January 5, 1995 by and between Print pack, Inc. and Orflex Ltd.

*99.2   Lease dated September 11, 1980 by and between Gulf Oil Corporation and
        Crown Zellerbach Corporation relating to the Orange, Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.3   Ground Lease dated September 11, 1980 by and between Gulf Oil
        Corporation and Crown Zellerbach Corporation relating to the Orange,
        Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.4   Ground Lease Agreement Amendment dated January 1, 1981 by and between
        Gulf Oil Corporation and Crown Zellerbach Corporation relating to the Orange, Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.5   Ground Lease dated September 9, 1985 by and between Chevron Chemical
        Company and Crown Zellerbach Corporation relating to the Orange,
        Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.6   Lease dated July 25, 1990 by and between The Lawson Group, LTD. and
        Shell Oil Company relating to the Williamsburg, Virginia Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).

*99.7   Note Purchase Agreement, dated as of August 15, 1996, by and between
        Printpack, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation relating to the 9-7/8% Senior Notes due 2004 and the 10-7/8% Senior
        Subordinated Notes due 2006.

*99.8   Deferred Income Agreement dated December 17, 1984 with Edward Hilbert,
        Jr.

*99.9   Deferred Income Agreement dated December 17, 1984 with Robert B. Paxton.

*99.10  Deferred Compensation Agreement dated July 10, 1996 with Neil Williams.

*99.11  Family Security Agreement dated April 4, 1986 with Dennis M. Love.

*99.12  Family Security Agreement dated February 24, 1986 with R. Michael Hembree.

*99.13  Family Security Agreement dated February 24, 1986 with Thomas J. Dunn, Jr.

*99.14  Family Security Agreement dated February 24, 1986 with Nicklas D. Stucky.

*99.15  Amended and Restated Employment Agreement dated June 23, 1983 with J.
        Erskine Love, Jr.

 99.16  Form of Letter of Transmittal for 9 7/8% Senior Notes due 2004.

 99.17 Form of Letter of Transmittal for 10 5/8% Senior Subordinated Notes due 2006.

---------------------
* - Previously filed.

                                SCHEDULE INDEX

*II Valuation and Qualifying Accounts for Printpack, Inc. for the fiscal years ended June 25, 1994, June 24, 1995 and June 28, 1996 and for JR Flexible for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995.